As filed with the Securities and Exchange Commission on August 18, 2005.
Registration No. 333-126110

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3 TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALLIS-CHALMERS ENERGY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1389 (Primary Standard Industrial Classification Code Number)	39-0126090 (I.R.S. Employer Identification No.)

5075 Westheimer, Suite 890 Houston, Texas 77056 (713) 369-0550 (Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)	Victor M. Perez, Chief Financial Officer
5075 Westheimer, Suite 890
Houston, Texas 77056
(713) 369-0550
(Name, address, including Zip Code, and telephone number, including area code, of agent for service)
With copies to:

Joseph P. Bartlett, Esq. Greenberg Glusker Fields Claman Machtinger & Kinsella LLP 1900 Avenue of the Stars, Suite 2100 Los Angeles, California 90067 (310) 201-7481	Charles H. Still, Jr., Esq. Bracewell & Giuliani LLP 711 Louisiana Suite 2300 Houston, Texas 77002 (713) 221-3309
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Price Per Share(2)	Price(2)	Registration Fee(3)

Common Stock, $.01 par value	5,937,413 Shares	$11.48	$68,161,501	$416.15

(1)	Consists of 1,774,445 shares to be offered by the Registrant and 4,162,968 shares to be offered by the selling stockholders. Pursuant to Rule 429 under the Securities Act, the 3,149,562 shares to be offered by certain of the selling stockholders are being carried forward from the Registrant’s prior Registration Statement on Form S-1 (SEC File No. 333-118916).

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Allis-Chalmers Energy Inc. common stock on the American Stock Exchange on August 16, 2005.

(3)	This amount represents the registration fee payable with respect to 307,990 additional shares being registered hereby, calculated in accordance with Rule 457(c) under the Securities Act of 1933. This amount does not include fees previously paid in connection with the shares being carried forward from the Registrant’s prior Registration Statement, as described in note (1), $847.44 paid in connection with the registration of 1,500,000 shares to be sold by the Registrant that was paid with the initial filing of the Registration Statement on June 24, 2005, $602.55 paid in connection with the registration of 839,241 additional shares paid with the filing of Amendment Number 1 to the Registration Statement on July 21, 2005 or $140.02 paid in connection with the registration of 140,620 additional shares registered with the filing of Amendment No. 2 to the Registration Statement on August 5, 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2005
PROSPECTUS
5,162,968 Shares
ALLIS-CHALMERS ENERGY INC.
Common Stock

          We are selling 1,000,000 shares of our common stock and the selling stockholders are selling 4,162,968 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.
      Our common stock trades on the American Stock Exchange under the symbol “ALY”. On August 16, 2005 the last sale price reported for our common stock on the American Stock Exchange was $11.48 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us before expenses	$	$
Proceeds to selling stockholders	$	$

      We have granted Morgan Keegan & Company, Inc. a 30-day option to purchase up to an aggregate of 774,445 shares of common stock, solely to cover over-allotments, if any.
      Morgan Keegan & Company, Inc. expects to deliver the shares of common stock to purchasers on or about                     , 2005.
MORGAN KEEGAN & COMPANY, INC.
The date of this prospectus is                     , 2005.

Our business sectors

Casing and Tubing Services

Jens' Oilfield Services
Operating Locations: Edinburg, Pearsall, Alice and Victoria, Texas

Directional Drilling Services

Strata Directional Technology
Operating Locations: Houston, Midland and Corpus Christi, Texas; Oklahoma City, Oklahoma

We provide onshore and offshore directional and horizontal drilling services. Directional drilling can enhance recovery rates and production performance, and is especially useful in environmentally sensitive, urban and remote locations.

Compressed Air Drilling

AirComp LLC
Operating Locations: Houston, San Angelo and Fort Stockton, Texas; Farmington, New Mexico; Grand Junction and Denver, Colorado

Demand for compressed air drilling is expanding rapidly, particularly in sensitive formations such as the coal bed methane regions of the United States. AirComp LLC provides compressed air and associated services to the petroleum and geothermal drilling, completion and workover markets.

Production Services

Downhole Injection Systems and Capcoil
Operating Locations: Midland, Corpus Christi and Kilgore, Texas

With our recent entry into production stimulation operations we are meeting the growing demand for well stimulation services designed to increase production particularly from mature fields. We provide injection services and install small diameter capillary tubing used to deliver chemicals and other agents to flowing oil and gas wells, servicing domestic and international customers.

Rental Tools

Allis-Chalmers Energy Rental Tool Division
Operating Location: Lafayette, Louisiana; Houston, Texas

We provide a large inventory of high quality rental tools used in exploration and production. This includes specialty tools such as spiral heavy weight drill pipe.

Revenue ($ in millions)

69.6
47.7
32.7
18.0
2002
2003
2004
LTM*

Operating Income ($ in millions)

7.2
4.2
2.6
(1.1)
2002
2003
2004
LTM*

* For the twelve months ended June 2005 (unaudited)

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.
      Unless the context otherwise requires, references in this prospectus to “Allis-Chalmers,” “we,” “us,” “our” or “ours” refer to Allis-Chalmers Energy Inc., together with our operating subsidiaries. When the context requires, we refer to these entities separately. References in this prospectus to the “selling stockholders” refer to the selling stockholders identified under “Principal and Selling Stockholders.” Certain specialized terms used in describing our oil and gas service business are defined in “Certain Definitions.” Except as otherwise expressly provided, all references to numbers of shares and to the exercise price of options and warrants contained in this prospectus have been restated to give retroactive effect to a one-to-five reverse stock split effective on June 10, 2004. Unless otherwise indicated, the information in this prospectus assumes that the underwriter does not exercise its over-allotment option.

i

PROSPECTUS SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the information under the heading “Risk Factors,” our financial statements and the notes to those financial statements included elsewhere in this prospectus.
The Company
      We provide services and equipment to oil and gas exploration and development companies, principally in Texas, Louisiana, New Mexico, Colorado, Oklahoma, offshore in the United States Gulf of Mexico, and offshore and onshore in Mexico. We currently operate in five sectors of the oil and gas service industry: directional and horizontal drilling; casing and tubing; compressed air drilling; production services; and rental tools. We identify and pursue opportunities in the oil and gas service industry that we believe are growing faster than the industry as a whole and where we can capitalize on our competitive strengths.
      Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through internal growth and strategic acquisitions. Key to this strategy has been our ability to successfully identify, acquire and integrate strategic and complementary businesses. Since 2001, we have completed ten acquisitions, including three in 2005. Along with our acquisition growth, we have achieved organic growth through geographic expansion, through the acquisition of additional equipment and personnel, and by cross-selling our services from our various operating locations.
      We have increased our revenue to $47.7 million in 2004 from $18.0 million in 2002. During the same period, income from operations increased to $4.2 million from a loss from operations of $1.1 million. During the first six months of 2005, our revenues increased to $42.9 million compared to $21.1 million during the first six months of 2004, while income from operations increased to $5.2 million from $2.2 million over the same period.
Business Units
      We operate in five sectors of the oil and gas service industry:

•	Directional Drilling Services. We provide directional, horizontal and measurement while drilling services to oil and gas exploration companies. Our teams of experienced personnel utilize state of the art tools to provide services including well planning and engineering to meet drilling performance and geological or reservoir targets set by the customer, directional drilling tool configuration, well site directional drilling supervision and guidance, new well and reentry drilling, steerable drilling and logging while drilling services. Our directional drilling services segment had revenues and operating income of $24.8 million and $3.1 million, respectively, in the year December 31, 2004 and had revenues and operating income of $20.8 million and $3.4 million, respectively, in the six months ended June 30, 2005.

•	Casing and Tubing Services. We provide specialized equipment and trained operators to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations. Our casing and tubing services segment had revenues and operating income of $10.4 million and $3.2 million, respectively, in the year ended December 31, 2004 and had revenues and operating income of $7.5 million and $2.7 million, respectively, in the six months ended June 30, 2005.

•	Compressed Air Drilling Services. We provide compressed air and related products and services for the air drilling, workover, completion, and transmission segments of the oil and natural gas industries. Our compressed air drilling services segment had revenues and operating income of $11.6 million and $1.2 million, respectively, in the year ended December 31, 2004 and had revenues and operating income of $9.0 million and $1.5 million, respectively, in the six months ended

June 30, 2005. In July 2005, we acquired the compressed air drilling assets of W.T. Enterprises, Inc.

•	Production Services. We supply specialized equipment and trained operators to install capillary tubing and coiled tubing up to depths of approximately 20,000 feet to inject chemicals to increase production from oil and gas wells, typically without interrupting production, for both onshore and offshore producing wells. Our production services segment was established with the acquisition of Downhole Injection Systems, LLC in December 2004, and the acquisition of Capcoil Tubing Services, Inc. in May 2005. For the six months ended June 30, 2005, the production services segment had revenues of $3.6 million and a slight operating loss of $2,000.

•	Rental Tools. We provide specialized rental equipment for both onshore and offshore drilling and workover operations. Our rental tools segment was established with the acquisition of Safco-Oil Field Products, Inc. in September 2004 and of Delta Rental Service, Inc. in April 2005. For the six months ended June 30, 2005, the rental tools segment had revenues of $1.9 million and operating income of $0.3 million.
Recent Developments
      In July 2005, we acquired the 45% equity interest in AirComp LLC, our air drilling subsidiary, owned by M-I L.L.C. and a subordinated promissory note in the principal amount of $4.8 million issued to M-I by AirComp. The consideration for the purchase was $7.1 million in cash and issuance by us to M-I of a $4.0 million subordinated note. As a result, we now own 100% of AirComp. In addition, we acquired the compressed air drilling assets of W.T. Enterprises, Inc. for $6.0 million in cash. The funds required to consummate these acquisitions were provided by our new credit facility described below.
      In July 2005, we replaced our bank credit facilities with new facilities increasing the total amount which may be borrowed to $55.0 million. We currently have approximately $43.0 million outstanding under the new credit facilities and intend to use the additional available credit for general working capital purposes.
      We are in preliminary discussions to acquire additional casing and tubing assets for approximately $15.0 million which we believe would allow us to further expand our casing and tubing operations. We have not entered into a definitive agreement or a letter of intent with respect to the acquisition and cannot offer any assurances that the transaction will be consummated or that, if consummated, the terms of the purchase will be those currently contemplated. See “Business — Description of Businesses — Casing and Tubing Services.”
Business Strategy
      We intend to continue to pursue the growth strategy that has allowed us to significantly increase our revenues and profitability over the last several years. The key elements of this strategy include:
      Increasing Our Market Presence. We intend to increase our market share by expanding our customer base and by offering additional services and increasing sales to existing customers. To accomplish this we will continue to acquire additional equipment and personnel and cross sell our services from our various operating locations.
      Expanding Geographically. In the last twelve months, we opened new operating locations in Grand Junction, Colorado, Oklahoma City, Oklahoma and Corpus Christi, Midland and Alice, Texas. We intend to continue to establish new operating locations in active oil and gas producing areas in the United States where we can optimize the utilization of our equipment and personnel. We also intend to expand our international operations through strategic alliances similar to our casing and tubing operations in Mexico.
      Selectively Pursuing Acquisitions. We intend to continue our disciplined pursuit of acquisition opportunities. We seek acquisitions that have high growth potential and add new services, operations and personnel, provide us with access to new markets, enhance our current market position or enlarge our customer base. Over the last four years, we have completed ten acquisitions, including three during 2004 and three in 2005.
Competitive Strengths
      We believe we are well-positioned to execute our business strategy because of the following competitive strengths:
      Experienced Management. The members of our executive management team, with an average of nearly 20 years experience in the energy sector, have a strong reputation and long-standing relationships with many of the major independent and small exploration and production companies. We believe that our management team has demonstrated its ability to grow our business organically, make strategic acquisitions and successively integrate new businesses into our operations. The management team is assisted by experienced and dedicated salesmen and operators that allow us to compete effectively with both multinational and regional service providers.
      Strong Market Position. We offer a broad portfolio of products and services and maintain a strong presence through offices located in many of the most active oil and gas producing areas in the United States and Mexico, both onshore and offshore. We believe that our strong presence and our reputation in our markets for superior customer service, the quality of our equipment, our operators and our long-standing customer relationships provide us with a significant advantage over our competitors.
      Superior Customer Service. We emphasize highly responsive customer service. Our service centers are located near our customers. In addition, we maintain skilled employees with the technological expertise to understand our customers’ needs. We plan to continue to leverage our reputation for highly responsive customer service both to attract new customers and to enhance our customer relationships.
Corporate Information
      Our executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, and our telephone number is (800) 997-9534. Our website address is www.alchenergy.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be part of this prospectus.

The Offering

Common stock offered by us(1)	1,000,000 shares

Common stock offered by the selling stockholders	4,162,968 shares, including 648,500 shares to be issued upon the exercise of warrants and options held by certain of the selling stockholders.

Shares outstanding prior to the offering(2)	14,022,800 shares as of August 4, 2005.

Shares to be outstanding after the offering(1)(3)	15,671,300 shares

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders, other than any payment in cash of the exercise price for warrants and options pursuant to which certain of the shares being sold by the selling stockholders will be issued. It is currently anticipated that the warrants and options will be exercised on a cashless basis and that we will not receive any proceeds from the exercise of the warrants and options. We will use the net proceeds of the sale of shares of our common stock by us and any proceeds from the exercise of the options and warrants for general corporate purposes, which may include acquisitions, capital expenditures and working capital. We may also use all or a portion of the net proceeds of the offering for the acquisition of additional casing and tubing assets, if the acquisition is consummated. See “Business — Description of Businesses — Casing and Tubing Services.”

American Stock Exchange symbol	ALY

Risk factors	Please read “Risk Factors” for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

(1)	Assuming no exercise by the underwriter of its overallotment option to purchase an additional 774,445 shares of common stock from us.

(2)	Excludes 3,833,500 shares issuable upon the exercise of outstanding warrants, options and convertible securities including the 648,500 shares offered hereby that will be issued upon the exercise of warrants and options.

(3)	Excludes 3,185,000 shares issuable upon the exercise of outstanding warrants, options and convertible securities.

Summary Historical and Pro Forma Consolidated Financial Information
      The following summary historical consolidated financial information for each of the years in the three-year period ended December 31, 2004, has been derived from our audited consolidated financial statements. The following summary historical consolidated financial information for the six months ended June 30, 2005 and 2004 has been derived from our unaudited consolidated financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The summary pro forma consolidated statement of operations and other information for the year ended December 31, 2004 gives effect to our acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., Downhole Injection Systems, LLC, Diamond Air Drilling Services, Inc., Marquis Bit Co., LLC, the minority interest of M-I LLC in AirComp LLC, and W. T. Enterprises, Inc. as if the acquisitions were consummated on January 1, 2004. The summary pro forma consolidated statement of operations and other information for the six months ended June 30, 2005 gives effect to our acquisitions of Capcoil, Delta, the minority interest of M-I LLC in AirComp LLC, and W. T. Enterprises as if the acquisitions had been consummated on January 1, 2005. The summary pro forma consolidated balance sheet information gives effect to our acquisitions of Capcoil, Delta, the minority interest of M-I LLC in AirComp LLC, and W. T. Enterprises as if the acquisitions were consummated on June 30, 2005. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and in conjunction with our financial statements and related notes included elsewhere in this prospectus, including the pro forma financial statements. Our historical financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements included elsewhere herein. Results for interim periods may not be indicative of results for full fiscal years.

	Year Ended December 31,				Six Months Ended June 30,

				Pro Forma			Pro Forma
	2002	2003	2004	2004	2004	2005	2005

				(unaudited)	(unaudited)	(unaudited)	(unaudited)
STATEMENT OF OPERATIONS AND OTHER
INFORMATION:	(in thousands, except per share amounts)
Revenues	$17,990	$32,724	$47,726	$70,988	$21,083	$42,922	$47,853
Cost of revenues	14,640	24,029	35,300	50,523	15,947	30,482	33,350

Gross profit	3,350	8,695	12,426	20,464	5,136	12,440	14,503
Income (loss) from operations	(1,072)	2,625	4,227	8,232	2,180	5,161	6,108

Net income (loss)	(3,969)	2,927	888	4,123	885	3,336	4,370
Preferred stock dividend	(321)	(656)	(124)	(124)	(124)	—	—

Net income (loss) attributed to common stockholders	$(4,290)	$2,271	$764	$3,999	$761	$3,336	$4,370

Income (loss) per common share — basic	$(1.14)	$0.58	$0.10	$0.48	$0.15	$0.24	$0.32

Income (loss) per common share — diluted	$(1.14)	$0.50	$0.09	$0.41	$0.13	$0.22	$0.29

Weighted average number of common shares outstanding:
Basic	3,766	3,927	7,930	8,321	5,091	13,800	13,800
Diluted	3,766	5,850	9,510	9,901	6,907	14,900	14,900
Adjusted EBITDA(1)	$1,509	$5,561	$7,805	$12,995	$3,787	$7,987	$9,228

	At June 30, 2005

			Pro Forma
			As
	Actual	Pro Forma	Adjusted(2)

BALANCE SHEET INFORMATION:
	(unaudited)
	(in thousands)
Cash and cash equivalents	$2,693	$2,693	$
Total assets	95,299	102,152
Long-term debt (including current portion)	37,890	50,182	50,182
Stockholders’ equity	40,195	39,629

(1)	“Adjusted EBITDA” is a non-GAAP financial measure of earnings (net income) from continuing operations before interest, taxes, depreciation, amortization, gain on asset sales and litigation settlements, minority interest and other income and expense. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•	It is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired among other factors;

•	It helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; and

•	It is used by our management for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are material limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the impact of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles Adjusted EBITDA to our net income, the most directly comparable GAAP financial measure:

	Year Ended December 31,				Six Months Ended June 30,

				Pro Forma			Pro Forma
	2002	2003	2004	2004	2004	2005	2005

				(unaudited)		(unaudited)
	(in thousands)
Adjusted EBITDA	$1,509	$5,561	$7,805	$12,995	$3,787	$7,987	$9,228
Depreciation and amortization	(2,581)	(2,936)	(3,578)	(4,763)	(1,607)	(2,826)	(3,120)

GAAP income (loss) from operations	(1,072)	2,625	4,227	8,232	2,180	5,161	6,108
Interest expense, net	(2,207)	(2,464)	(2,776)	(3,955)	(1,068)	(1,166)	(1,684)
Income taxes	(270)	(370)	(514)	(514)	(220)	(329)	(329)
Gain in assets sales and litigation	—	3,467	—	—	—	103	103
Minority interest and other expense	(420)	(331)	(49)	360	(7)	(433)	172

Net income (loss)	$(3,969)	$2,927	$888	$4,123	$885	$3,336	$4,370

(2)	Gives effect to both the acquisition transactions and this offering as if such transactions had occurred on June 30, 2005. Assumes no exercise of the underwriters’ overallotment option.

RISK FACTORS
      You should carefully consider the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock. Although the risks described below are the risks that we believe are material, they are not the only risks relating to our business and our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently believe are immaterial, may also adversely affect our business, financial condition or results of operations.
Risks Associated With Our Industry
Cyclical Declines In Oil And Natural Gas Prices May Result In Reduced Use Of Our Services, Affecting Our Business, Financial Condition And Results Of Operation And Our Ability To Meet Our Capital Expenditure Obligations And Financial Commitments.
      The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and gas prices depend on many factors beyond our control, including the following:

•	economic conditions in the United States and elsewhere;

•	changes in global supply and demand for oil and natural gas;

•	the level of production of the Organization of Petroleum Exporting Countries, commonly called “OPEC;”

•	the level of production of non-OPEC countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil and natural gas producing activities;

•	the level of global oil and natural gas inventories; and

•	advances in exploration, development and production technologies.
      Depending on the market prices of oil and gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.
Our Industry Is Highly Cyclical, And Our Results Of Operations May Be Volatile.
      Our industry is highly cyclical, with periods of high demand and high pricing followed by periods of low demand and low pricing. Periods of low demand intensify the competition in the industry and often result in equipment being idle for long periods of time. We may be required to enter into lower rate contracts in response to market conditions in the future.
      Due to the short-term nature of most of our contracts, changes in market conditions can quickly affect our business. As a result of the cyclicality of our industry, our results of operations have been volatile, and we expect this volatility to continue.

Our Industry Is Highly Competitive, With Intense Price Competition.
      The markets in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and gas companies have reduced the number of available customers. Many other oil and gas service companies are larger than we are and have greater resources than we have. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.
We May Be Subject To Claims For Personal Injury And Property Damage, Reducing Our Net Worth.
      Our services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. However, we could become subject to material uninsured liabilities which materially reduce our net worth.
We Are Subject To Government Regulations.
      We are subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have become more stringent in recent years and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any federal, state and local statutes, rules or regulations, any changes could materially affect our financial condition and results of operations.
We May Experience Increased Labor Costs Or The Unavailability Of Skilled Workers.
      We are dependent upon the available labor pool of skilled employees. We compete with other oil and gas service businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.
Severe Weather Could Have A Material Adverse Impact On Our Business.
      Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services

•	weather-related damage to equipment resulting in suspension of operations;

•	weather-related damage to our facilities;

•	inability to deliver materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

      In addition, oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Further, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the United States are also adversely affected by seasonal weather conditions. This limits our access to these jobsites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.
Our Business May Be Affected By Terrorist Activity And By Security Measures Taken In Response To Terrorism.
      We may experience loss of business or delays or defaults in payments from payers that have been affected by actual or potential terrorist activities. Some oil and gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions that could adversely affect our ability to market our services to new and existing customers, and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.
Risks Associated With Our Company
Because We Are Highly Leveraged, We May Have Difficulty Obtaining Additional Financing, And We Could Experience Losses And Fail To Meet Our Capital Expenditure Requirements And Financial Obligations If Our Revenues Or Income Decrease Or If Interest Rates Increase.
      As a result of acquisition financing, we are and expect to continue to be highly leveraged. At June 30, 2005, we had approximately $37.9 million of debt outstanding, and we intend to increase debt in the future to fund our expansion. This high level of debt will:

•	impair our ability to obtain additional financing;

•	make us more vulnerable to economic downturns and declines in oil and natural gas prices and declines in drilling activities; and

•	make us more vulnerable to increases in interest rates.
      We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations.
If We Fail To Obtain Additional Financing, We May Be Unable To Refinance Our Existing Debt, Expand Our Current Operations Or Acquire New Businesses, Which Could Result In A Failure To Grow Or Result In Defaults Under Our Credit Facilities.
      In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our existing credit agreements.
We May Fail To Acquire Additional Businesses, Which Will Restrict Our Growth And May Result In A Decrease In Our Stock Price.
      Our business strategy includes acquiring companies operating in the oil and natural gas equipment rental and services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including, but not limited to:

•	our ability to obtain financing;

•	the competitive environment for acquisitions; and

•	the integration and synergy issues described in the next two risk factors.
      There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. The price of our common stock may fall if we fail to acquire additional businesses.
Difficulties In Integrating Acquired Businesses May Result In Reduced Revenues And Income.
      We may not be able to successfully integrate the business of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management, and may disrupt our businesses. We may be adversely impacted by unknown liabilities of acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.
If We Do Not Experience Expected Synergies, We May Not Achieve Increases In Revenues And Reductions In Expenses That We Hope To Obtain When Acquiring Businesses.
      We may not be able to achieve the synergies we expect from the combination of businesses, including plans to reduce overhead through shared facilities and systems, cross-market to the businesses’ customers, and access a larger pool of customers due to the combined businesses’ ability to provide a larger range of services.
Failure To Maintain Effective Internal Controls Could Have A Material Adverse Effect On Our Operations.
      As disclosed in the notes to our consolidated financial statements included elsewhere in this prospectus, our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, concluded that our previously issued financial statements for the period from July 1, 2003 through March 31, 2005, should be restated to correct the understatement of net income per share which resulted from a miscalculation of the number of shares outstanding on a weighted average basis in accordance with SFAS 128, Earnings Per Share. Management has concluded that the restatements resulted from the lack of sufficient experienced accounting personnel resulting in a lack of effective control over the financial reporting process. As a result of this deficiency, management concluded that, as of the end of periods covered by the restatements, our controls and procedures over financial reporting were not effective to enable us to record, process, summarize, and report information required to be included in our SEC filings within the required time periods.
..
      We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by SEC rules under the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and to help prevent financial fraud. If, as a result of deficiencies such as the one described above, we cannot provide reliable financial reports or prevent fraud, our business decision process may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the price of our stock could decrease as a result.
Our Products And Services May Become Obsolete, Resulting In A Loss Of Customers And Revenues.
      Our business success is dependent upon providing our customers efficient, cost-effective oil and gas drilling equipment, services and technology. It is possible that competing technologies may render our equipment and technologies obsolete, causing us to lose customers and revenues.
Our Historical Results Are Not An Indicator Of Our Future Operations.
      We have made numerous acquisitions during the past four years. As a result of these transactions, our past performance is not indicative of future performance and investors in the common stock should not base their expectations as to our future performance on our historical results.
The Loss Of Key Personnel Would Adversely Affect Our Ability To Effectively Finance And Manage Our Business, Acquire New Businesses, And Obtain And Retain Customers.
      We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include:

•	Chief Executive Officer and Chairman Munawar H. Hidayatallah; and

•	President and Chief Operating Officer David Wilde.
      In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. The loss of the services of one or more of our key personnel could increase our exposure to the other risks described in this Risk Factors section. We do not maintain key man insurance on any of our personnel.
Failure To Retain Key Personnel Could Hurt Our Operations.
      We require highly skilled personnel to operate equipment and provide technical services. To the extent that demand for drilling services increases, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in obtaining skilled personnel.
We Are Dependent On A Few Customers Operating In A Single Industry And Our Cash Flow Would Be Seriously Affected If One Or More Significant Customers Fail To Pay Us.
      Our customers are engaged in the oil and natural gas drilling business in the United States, Mexico and elsewhere. We are dependent upon a few customers, including our largest customer in Mexico, for a significant portion of our revenues. This concentration of customers may impact our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. A failure by one or more significant customers to pay us could materially reduce our cash flow and result in losses.
Our Operations In Mexico And Elsewhere May Expose Us To Political And Other Uncertainties, Including Risks Of:

•	terrorist acts, war and civil disturbances;

•	changes in laws or policies regarding the award of contracts; and

•	the inability to collect or repatriate income or capital.
Environmental Liabilities Relating To Discontinued Operations Could Result In Substantial Losses.
      We reorganized under the bankruptcy laws in 1988. Since that time, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites. These assertions have been made only with respect to our pre-bankruptcy activities. We believe that such claims are barred by applicable bankruptcy law, and we have not experienced any material expense in relation to any such claims. However, if we do not prevail with respect to these claims in the future, we could become subject to material environmental liabilities which could materially impact our net worth.
Products Liability Claims Relating To Discontinued Operations Could Result In Substantial Losses.
      We reorganized under the bankruptcy laws in 1988. Since that time, we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to be responsible for products liability claims. We believe that claims against us are banned by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses. We have not manufactured products containing asbestos since our bankruptcy in 1988.
Risks Associated With An Investment In Our Common Stock
A Large Number Of Shares Are Eligible For Future Sale, Which May Reduce The Price Of Our Common Stock.
      Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. We have filed a registration statement with the Securities and Exchange Commission registering the resale of, excluding shares offered by this prospectus that are carried forward from that registration statement, approximately 10.1 million shares of our currently outstanding common stock and approximately 2.3 million shares of common stock which may be issued upon exercise of options and warrants. Substantially all other outstanding shares of common stock are freely tradable. Market sales of common stock or the availability of common stock may reduce the price of the common stock. In addition, this downward pressure could encourage holders of our common stock to engage in short sales of our common stock, which could further reduce the market price of our common stock. See “Description of Capital Stock — Shares Eligible for Future Sale.”
We Do Not Expect To Pay Dividends On Our Common Stock And Investors Will Be Able To Receive Cash In Respect Of The Shares Of Our Common Stock Only If They Sell The Shares.
      We have no intention in the foreseeable future to pay any cash dividends on our common stock and our credit agreements restrict the payment of dividends on our common stock. Therefore an investor in our common stock, in all likelihood, will obtain an economic benefit from our common stock only by selling our common stock.

USE OF PROCEEDS
      We estimate that the net proceeds from the sale of shares of our common stock by us will be approximately $           million, or approximately $           million if the underwriter exercises its over-allotment option in full (after deducting the underwriting discounts and the estimated offering expenses payable by us). The proceeds from the exercise of warrants and options held by selling stockholders that will be exercised in connection with the offering, if paid in cash would be $1,105,875. Pursuant to the terms of the warrants and the options, the holders may acquire the number of shares subject to the warrants and options for cash or, in lieu of an exercise for cash, may acquire a number of shares equal to the number of shares subject to the warrant or option less that number of shares having a value (based on the market value of the common stock, as defined in the applicable agreements) equal to the exercise price of the warrants or options. It is currently contemplated that the warrants and options will be exercised on a cashless basis and that we will not receive any proceeds from the exercise of the warrants and the options. The net proceeds from the sale of the shares of our common stock by us and from the exercise of the warrants and option will be used for general corporate purposes, which may include acquisitions, capital expenditures and working capital. All or part of the net proceeds may be used to fund the acquisition of assets described in “Business — Description of Businesses — Casing and Tubing Services” if that acquisition is consummated. We have not entered into a definitive agreement or a letter of intent with respect to the acquisition and cannot offer any assurances that the transaction will be consummated or that, if consummated, that the terms of the purchase will be those currently contemplated. Although we continuously review acquisition opportunities, we have no binding commitments relating to any such acquisitions.
DIVIDEND POLICY
      We currently intend to continue our policy of retaining earnings to finance the growth of our business. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of our credit facilities restrict our ability to pay dividends on our common stock.

PRICE RANGE OF COMMON STOCK
      Our common stock is traded on the American Stock Exchange under the symbol “ALY.” Prior to September 13, 2004, our common stock was quoted on the OTC Bulletin Board and traded sporadically. The following table sets forth, for periods prior to September 13, 2004, high and low bid information per share of common stock, as reported on the OTC Bulletin Board, and for periods since September 13, 2004, high and low sale prices per share of common stock reported on the American Stock Exchange. The quotations reported on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Share prices for periods prior to June 10, 2004, set forth herein have been adjusted to give retroactive effect to a one-to-five reverse stock split effected June 10, 2004.

	Year Ended
	December 31, 2003

	High	Low

First Quarter	$4.50	$0.55
Second Quarter	5.00	2.25
Third Quarter	4.50	2.60
Fourth Quarter	6.00	2.60

	Year Ended
	December 31, 2004

	High	Low

First Quarter	$10.05	$2.55
Second Quarter	10.25	4.25
Third Quarter	9.75	4.75
Fourth Quarter	5.40	3.25

	Year Ended
	December 31, 2005

	High	Low

First Quarter	$7.25	$3.64
Second Quarter	5.22	4.38
Third Quarter (through August 16, 2005)	14.70	5.65
      On August 16, 2005, there were approximately 2,100 holders of record of our common stock and the last reported sale price of our common stock as reported by the American Stock Exchange was $11.48 per share.

CAPITALIZATION
      The following table sets forth our unaudited cash and capitalization as of June 30, 2005 on an actual, pro forma and pro forma as adjusted basis. You should read this table in conjunction with our financial statements and the notes to our financial statements included elsewhere in this prospectus.

	At June 30, 2005

			Pro Forma
	Actual	Pro Forma(1)	As Adjusted(2)

		(unaudited)
		(in thousands)
Cash and cash equivalents	$2,693	$2,693	$

Long-term debt, including current maturities(3)	$37,890	$50,182	$50,182
Stockholders’ Equity:
Common stock: $0.01 par value, 20,000,000 shares authorized, 14,022,800, 14,022,800 and 15,022,400 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis(4)	$140	$140	$
Additional paid-in capital	42,077	42,077
Accumulated deficit	(2,022)	(2,588)

Total stockholders’ equity	$40,195	$39,629	$

Total capitalization	$78,085	$89,811	$

(1)	Gives effect to the acquisition transactions described above in “Prospectus Summary — Summary Historical and Pro Forma Consolidated Financial Information.”

(2)	Gives effect to the acquisition transactions and this offering.

(3)	The actual long-term debt, including current maturities, consists of $17.9 million of borrowings under our principal credit facility, $13.0 million of borrowings by our subsidiary AirComp LLC, a $3.3 million 7.5% subordinated note payable by our subsidiary Jens’ Oilfield Service, Inc. and $3.7 million of other debt. We refinanced our principal credit facility and AirComp’s principal credit facility in July 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.” The pro forma and pro forma as adjusted long-term debt, including current maturities, include (a) borrowings under our new bank facilities of approximately $13.1 million to fund the cash required to acquire M-I’s interest in AirComp and W.T. Enterprises, Inc., and (b) a subordinated note in the amount of $4.0 million issued to M-I as partial consideration for its interest in AirComp, which additional debt was partially offset by the assignment to us by M-I of a subordinated note in the principal amount of $4.8 million issued by AirComp to M-I.

(4)	On August 16, 2005, we amended our certificate of incorporation to increase our authorized shares to 100,000,000 shares of common stock and 25,000,000 shares of preferred stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in the Risk Factors section beginning on page 7. You should read the Risk Factors section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
      The following selected historical consolidated financial information for each of the years in the five-year period ended December 31, 2004, has been derived from our audited consolidated financial statements. The following selected historical consolidated financial information for the six months ended June 30, 2005 and 2004 has been derived from our unaudited consolidated financial statements, and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements included elsewhere herein. Results for interim periods may not be indicative of results for full fiscal years.

						Six Months Ended
	Year Ended December 31,					June 30,

	2000	2001(1)	2002	2003	2004	2004	2005

						(unaudited)
	(in thousands, except per share amounts)
STATEMENT OF OPERATIONS AND OTHER INFORMATION:
Revenues	$—	$4,796	$17,990	$32,724	$47,726	$21,083	$42,922
Cost of revenues	—	3,331	14,640	24,029	35,300	15,947	30,482

Gross profit	—	1,465	3,350	8,695	12,426	5,136	12,440
General and administrative expense	383	2,898	3,792	6,169	8,011	2,956	7,279
Personnel restructuring costs	—	—	495	—	—	—	—
Abandoned acquisition/private placement costs	244	—	233	—	—	—	—
Post-retirement medical costs		—	(98)	(99)	188	—	—

Total operating expenses	627	2,898	4,422	6,070	8,199	2,956	7,279
Income (loss) from operations	(627)	(1,433)	(1,072)	2,625	4,227	2,180	5,161
Other income (expense):
Interest income	—	41	49	3	32	—	—
Interest expense	—	(869)	(2,256)	(2,467)	(2,808)	(1,068)	(1,166)
Factoring costs on note receivable	—	—	(191)	—	—	—	—
Settlement on lawsuit	—	—	—	1,034	—	—	103
Gain on sale of interest in AirComp	—	—	—	2,433	—	—	—
Other	—	(12)	(40)	12	272	205	55

Total other income (expense)	—	(840)	(2,438)	1,015	(2,504)	(863)	(1,008)

Net income (loss) before income taxes and minority interest	(627)	(2,273)	(3,510)	3,640	1,723	1,317	4,153
Minority interests in income of subsidiaries	—	—	(189)	(343)	(321)	(212)	(488)
Provision for foreign income tax	—	—	(270)	(370)	(514)	(220)	(329)

Net income (loss) from continuing operations	(627)	(2,273)	(3,969)	2,927	888	885	3,336

						Six Months Ended
	Year Ended December 31,					June 30,

	2000	2001(1)	2002	2003	2004	2004	2005

						(unaudited)
	(in thousands, except per share amounts)
(Loss) from discontinued operations	—	(291)	—	—	—	—	—
(Loss) from sales of discontinued operations	—	(2,013)	—	—	—	—	—

Net (loss) from discontinued operations	—	(2,304)	—	—	—	—	—
Net income (loss)	(627)	(4,577)	(3,969)	2,927	888	885	3,336
Preferred stock dividend	—	—	(321)	(656)	(124)	(124)	—

Net income (loss) attributed to common stockholders	$(627)	$(4,577)	$(4,290)	$2,271	$764	$761	$3,336

Income (loss) per common share — basic
Continuing operations	$(7.84)	$(2.88)	$(1.14)	$0.58	$0.10	$0.15	$0.24
Discontinued operations	—	(2.91)	—	—	—	—	—

	$(7.84)	$(5.79)	$(1.14)	$0.58	$0.10	$0.15	$0.24

Income (loss) per common share — diluted
Continuing operations	$(7.84)	$(2.88)	$(1.14)	$0.50	$0.09	$0.13	$0.22
Discontinued operations	—	(2.91)	—	—	—	—	—

	$(7.84)	$(5.79)	$(1.14)	$0.50	$0.09	$0.13	$0.22

Weighted average number of common shares outstanding:
Basic	80	790	3,766	3,927	7,930	5,091	13,800
Diluted	80	790	3,766	5,850	9,510	6,907	14,900

Adjusted EBITDA(2)	$(627)	$(330)	$1,509	$5,561	$7,805	$3,787	$7,987

	As of December 31,					As of
						June 30,
	2000	2001	2002	2003	2004	2005

						(unaudited)
	(in thousands, except per share amounts)
BALANCE SHEET INFORMATION:
Cash and cash equivalents	$4	$152	$146	$1,299	$7,344	$2,693
Total assets	2,360	12,465	34,778	53,662	80,192	95,299
Long-term debt (including current portion)	—	7,856	21,221	32,233	30,473	37,890
Stockholders’ equity	2,348	1,250	1,009	4,541	35,109	40,195

FOOTNOTES:

(1)	We entered the oil and gas service business in 2001. We sold our last non-oil and gas service business in December 2001, which is reflected in our financial statements for 2001 as a discontinued operation.

(2)	“Adjusted EBITDA” is a non-GAAP financial measure of earnings (net income) from continuing operations before interest, taxes, depreciation, amortization, gain on asset sales and litigation settlements, minority interest and other income and expense. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•	It is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired among other factors;

•	It helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; and

•	It is used by our management for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are material limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the impact of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles Adjusted EBITDA to our net income, the most directly comparable GAAP financial measure:

						Six Months Ended
	Year Ended December 31,					June 30,

	2000	2001	2002	2003	2004	2004	2005

						(unaudited)
	(in thousands)
Adjusted EBITDA	$(627)	$(330)	$1,509	$5,561	$7,805	$3,787	$7,987
Depreciation and amortization	—	(1,103)	(2,581)	(2,936)	(3,578)	(1,607)	(2,826)

GAAP income (loss) from operations	(627)	(1,433)	(1,072)	2,625	4,227	2,180	5,161
Interest expense, net	—	(828)	(2,207)	(2,464)	(2,776)	(1,068)	(1,166)
Income taxes	—	—	(270)	(370)	(514)	(220)	(329)
Gain in assets sales and litigation	—	—	—	3,467	—	—	103
Minority interest and other expense	—	(12)	(420)	(331)	(49)	(7)	(433)

Net income (loss)	(627)	(2,273)	(3,969)	2,927	888	885	3,336

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion and analysis should be read in conjunction with our selected historical financial information and our accompanying financial statements and the notes to those financial statements included elsewhere in this document. The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including, but not limited to, those discussed above under “Risk Factors.”
Overview of Our Business
      We provide services and equipment to oil and gas exploration and development companies, principally in Texas, Louisiana, New Mexico, Colorado, Oklahoma, offshore in the United States Gulf of Mexico, and offshore and onshore in Mexico. We currently operate in five sectors of the oilfield service industry: directional and horizontal drilling; casing and tubing; compressed air drilling; production services; and rental tools.
      We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and gas drilling activity in the particular geographic regions in which we operate and the competitive environment. Contracts are awarded based on the price, quality of service and equipment, and the general reputation and experience of our personnel. The demand for drilling services has historically been volatile and is affected by the capital expenditures of oil and gas exploration and development companies, which can fluctuate based upon the prices of oil and natural gas, or the expectation for the prices of oil and natural gas.
      The number of working drilling rigs, typically referred to as the “rig count,” is an important indicator of activity levels in the oil and gas industry. The rig count in the U.S. increased from 862 as of December 31, 2002 to 1,243 on December 31, 2004, according to the Baker Hughes rig count. Furthermore, directional and horizontal rig counts increased from 283 as of December 31, 2002 to 440 on December 31, 2004, which accounted for 32.8% and 35.4% of the total U.S. rig count, respectively. As of June 30, 2005, this trend has continued, with the rig count climbing to 1,370, of which 516 or 37.7% were directional and horizontal rigs. Currently, we believe that the number of available drilling rigs is insufficient to meet the demand for drilling rigs. Consequently, unless a significant number of additional drilling rigs are brought online, the rig count may not increase substantially despite the strong demand.
      Our cost of revenues represents all direct and indirect costs associated with the operation and maintenance of our equipment. The principal elements of these costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel and depreciation. Operating expenses do not fluctuate in direct proportion to changes in revenues because, among other factors, we have a fixed base of inventory of equipment and facilities to support our operations, and we may also seek to preserve labor continuity to market our services and maintain our equipment.
Cyclical Nature of Equipment Rental and Services Industry
      The oil and gas equipment rental and services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.

      Demand for our services has been strong throughout 2003, 2004 and 2005. Management believes demand will remain strong throughout 2005 due to high oil prices and increased demand and declining production costs for natural gas as compared to other energy sources. Because of these market fundamentals for natural gas, management believes the long-term trend of activity in our markets is favorable. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.
Restatement
      On August 4, 2005, our Board of Directors, upon the recommendation of the Audit Committee of our Board of Directors, concluded that our previously issued financial statements for the periods from July 1, 2003 through March 31, 2005, were required to be restated to correct the understatement of net income per share which resulted from a miscalculation of the number of basic and diluted shares outstanding on a weighted average basis in accordance with SFAS No. 128, Earnings Per Share. The miscalculation resulted from errors discovered by our independent accountants on August 1, 2005, while reviewing our financial statements for the quarter ended June 30, 2005. The major components of the errors were as follows:

•	For all periods involved we had not applied the treasury stock method of accounting for options and warrants as prescribed in SFAS No. 128. Specifically, we overstated diluted shares outstanding because we failed to reduce diluted shares outstanding by the number of shares that could be purchased with the proceeds to us from the exercise of dilutive warrants and options.

•	In 2003 and 2004, we overstated diluted shares by not correctly calculating the number of common shares into which our preferred stock was convertible; by not applying the “if converted” method of calculating diluted net earnings which requires that dividends actually paid on preferred stock be added to net income attributed to common shares in calculating diluted earnings per common share; and by continuing to report the preferred shares as dilutive after the preferred shares were converted to common stock on April 2, 2004.

•	During the third quarter of 2004, we misstated the number of common shares outstanding on a weighted average basis due to a mathematical error in calculating the number of days certain shares issued during the quarter were outstanding.

      In addition, in March 2005, we restated our financial statements for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, relating to our acquisition of a 55% interest in our AirComp, LLC subsidiary in 2003. We originally accounted for the formation of AirComp as a joint venture, but in February 2005, determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, Business Combinations and accounting for the sale of an interest in a subsidiary in accordance with SAB No. 51.
      The restatements of our historical consolidated financial statements are described in the notes to our consolidated financial statements included elsewhere herein.
      Management has concluded that the restatements resulted from the lack of sufficient experienced accounting personnel resulting in a lack of effective control over the financial reporting process.
      We have implemented a number of actions that we believe address the deficiencies in our financial reporting process, including the following:

•	The addition of experienced accounting personnel with appropriate experience and qualifications to perform quality review procedures and to satisfy our financial reporting obligation. During August 2004, we hired a new chief financial officer and in October of 2004 we hired an in-house general counsel. In March 2005, we hired a certified public accountant as our financial reporting manager and in July 2005 we hired as chief accounting officer a certified public accountant who has significant prior experience as a chief accounting officer of a publicly traded company.

•	In the fourth quarter of 2004, we engaged an independent internal controls consulting firm which is in the process of documenting, analyzing, identifying and testing our internal controls and procedures, including our controls over internal financial reporting. Our audit committee dismissed our prior independent auditors in October 2004 and engaged new independent auditors who we believe have greater experience with publicly traded companies.

•	We are in the process of implementing new accounting software to facilitate timely and accurate reporting.

Results of Operations
      In February 2002, we acquired 81% of the outstanding stock of Jens’ Oilfield Service, Inc. In February 2002, we also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc. The results from our casing and tubing services and directional drilling services are included in our operating results from February 1, 2002.
      In July 2003, through our subsidiary Mountain Air, we entered into a limited liability company agreement with M-I L.L.C., a company owned by Smith International and Schlumberger N.V., to form AirComp, LLC. We owned 55% and M-I owned 45% of AirComp until we purchased M-I’s interest in July 2005. We have consolidated AirComp into our financial statements beginning with the quarter ending September 30, 2003.
      In September 2004, we acquired the remaining 19% of Jens’ Oilfield Service, Inc. and we acquired Safco-Oil Field Products, Inc. In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, and in December 2004, we acquired Downhole Injection Systems, LLC. We consolidated the results of these acquisitions from the day they were acquired.
      In 2004 we reported our production services and our rental tool segment as our other services segment. In April 2005, we acquired Delta Rental Service, Inc. and in May 2005, we acquired Capcoil Tubing Services, Inc. In the second quarter of 2005 we began reporting the operations of Downhole and Capcoil as our production services segment and the operations of Safco and Delta as our rental tools segment.
      In July 2005, we acquired the 45% interest of M-I in our compressed air drilling subsidiary, AirComp LLC, making us the 100% owner of AirComp. In addition, in 2005, we acquired the compressed air drilling assets of W. T. Enterprises, Inc.
      The foregoing acquisitions affect the comparability from period to period of our historical results, and our historical results may not be indicative of our future results.
Comparison of Six Months Ended June 30, 2005 and June 30, 2004
      Our revenues for the six months ended June 30, 2005 were $42.9 million, an increase of 103.6% compared to $21.1 million for the six months ended June 30, 2004. Revenues increased for all of our business segments due to increased demand for our services resulting from the general increase in oil and gas industry activity. Revenues increased most significantly at our directional drilling services segment due to the addition of operations and sales personnel and the opening of new operations offices, which increased our capacity and market presence. Additionally, our compressed air drilling services division revenues increased in the 2005 period compared to the 2004 period due primarily to the acquisition of Diamond Air and Marquis Bit on November 1, 2004 and improved pricing for our services in West Texas.
      Revenues increased at our casing and tubing services segment due to increased revenues from Mexico, improved market conditions, improved market penetration for our services in South Texas and the addition of operating personnel which broadened our capabilities. Also contributing to increased revenues were the acquisitions of Safco as of September 1, 2004, Downhole as of December 1, 2004, Delta as of April 1, 2005 and Capcoil as of May 1, 2005. Downhole and Capcoil comprise our production services segment, while Safco and Delta comprise our rental tool segment.

      Our gross profit for the six months ended June 30, 2005 increased 142.2% to $12.4 million, or 29.0% of revenues, compared to $5.1 million, or 24.4%, of revenues for the six months ended June 30, 2004. The increase is due to increased revenues and improved pricing in the directional drilling services segment, increased revenues at our compressed air drilling services segment, including revenues resulting from the acquisition of Diamond Air and Marquis Bit, increased revenues from Mexico, improved market conditions for our domestic casing and tubing segment and the growth of our rental tools segment through the acquisition of Delta on April 1, 2005. The increase in gross profit was partially offset by an increase in depreciation expense of 66.5% to $2.0 million for the first six months of 2005 compared to $1.2 million for the first six months of 2004. The increase is due to additional depreciable assets resulting from capital expenditures and acquisitions in 2004 and 2005. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $6.5 million in the first six months of 2005 period compared to $2.6 million for the first six months of 2004. General and administrative expense increased due to the additional expenses associated with the acquisitions completed in the second half of 2004 and the second quarter of 2005, and the hiring of additional sales and administrative personnel. General and administrative expense also increased because of increased legal and accounting fees and other expenses related to our financing and acquisition activities, increased consulting fees in connection with our internal controls and corporate governance process, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 15.0% in the first six months of 2005 and 12.1% in the first six months of 2004.
      Amortization expense was $820,000 for the first six months of 2005 compared to $402,000 for the first six months of 2004. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions and the amortization of deferred financing costs.
      Income from operations for the six months ended June 30, 2005 totaled $5.2 million, a 136.7% increase over the $2.2 million in income from operations for the six months ended June 30, 2004, reflecting the increase in our revenues and gross profit, offset in part by increased general and administrative expenses.
      Our interest expense was $1.2 million in the six months ended June 30, 2005, compared to $1.1 million for the six months ended June 30, 2004. Interest expense increased in the first six months of 2005 due to the increased borrowings associated with the acquisitions completed in the second quarter of 2005, equipment purchases and higher average interest rates, offset in part by the prepayment, in December 2004, of our 12% $2.4 million subordinated note.
      Minority interest in income of subsidiaries for the six months ended June 30, 2005 was $488,000 compared to $212,000 for the corresponding period in 2004 due to the increase in profitability at AirComp, due in part to the acquisition of Diamond Air and Marquis Bit as of November 1, 2004. The increase in minority interest at AirComp was offset in part by the elimination of minority interest in Jens’, which was 19%-owned by director Jens Mortensen until September 30, 2004.
      We had net income attributed to common stockholders of $3.3 million for the first six months of 2005, an increase of 338.4%, compared to net income attributed to common stockholders of $761,000 for the first six months of 2004. The net income attributed to common stockholders in the 2004 period is after $124,000 in preferred stock dividends.

      The following table compares revenues and income (loss) from operations for each of our business segments. Income (loss) from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations

	Six Months Ended June 30,			Six Months Ended June 30,

	2004	2005	Change	2004	2005	Change

	(in thousands)
Directional drilling services	$11,675	$20,835	$9,160	$1,389	$3,373	$1,984
Casing and tubing services	4,386	7,493	3,107	1,225	2,679	1,454
Compressed air drilling services	5,022	9,047	4,025	594	1,529	935
Production services	—	3,607	3,607	—	(2)	(2)
Rental tools	—	1,940	1,940	—	326	326
General corporate	—	—	—	(1,028)	(2,744)	(1,716)

Total	$21,083	$42,922	$21,839	$2,180	$5,161	$2,981

Directional Drilling Services Segment
      Revenues for the six months ended June 30, 2005 for our directional drilling services segment were $20.8 million, an increase of 78.5% from the $11.7 million in revenues for the six months ended June 30, 2004. Income from operations increased 142.8% to $3.4 million for the first six months of 2005 from $1.4 million for the comparable 2004 period. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas, the establishment of new operations in West Texas and Oklahoma, and the addition of operations and sales personnel which increased our capacity and market presence. Our increased operating expenses as a result of the addition of personnel were more than offset by the growth in revenues, improved pricing for our services and cost savings as a result of purchases in 2004 of most of the down-hole motors used in directional drilling, which had been previously rented.

Casing and Tubing Services Segment
      Revenues for the six months ended June 30, 2005 for the casing and tubing services segment were $7.5 million, an increase of 70.8% from the $4.4 million in revenues for the six months ended June 30, 2004. Revenues from domestic operations increased to $4.2 million in the 2005 period from $2.2 million in the 2004 period as a result of improved market conditions for our services in South Texas and the addition of personnel which added to our capabilities and our offering of services. Revenues from Mexican operations increased to $3.3 million in the first six months of 2005 from $2.2 million in the first six months of 2004 period as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations increased 118.7% to $2.7 million in the first six months of 2005 from $1.2 million in the first six months of 2004. The increase in this segment’s operating income is due to increased revenues both domestically and in our Mexico operations.

Compressed Air Drilling Services Segment
      Our compressed air drilling revenues were $9.0 million for the six months ended June 30, 2005, an increase of 80.1% compared to $5.0 million in revenues for the six months ended June 30, 2004. Income from operations increased to $1.5 million in the 2005 period compared to income from operations of $594,000 in the 2004 period. Our compressed air drilling revenues and operating income for the 2005 year increased compared to the prior year due in part to the acquisition of Diamond Air and Marquis Bit as of November 1, 2004 and improved pricing in West Texas.

Production Services Segment
      Operations for this segment consist of Downhole’s production services business acquired December 1, 2004, and Capcoil’s production services business acquired May 1, 2005. Revenues for this segment for the six months ended June 30, 2005 were $3.6 million with a loss from operations of $2,000. It is our plan to grow this segment thereby improving profitability as we increase our market presence and our critical mass. Our results for the six months for this segment were negatively affected by costs incurred to expand our international presence for production services and by downtime experienced by one of our larger coil tubing units.
     Rental Tools Segment
      Operations for this segment consist of Safco’s rental tool business, acquired in September 2004, and Delta’s rental tool business acquired in April 2005. Revenues for this segment during the first six months of 2005 were $1.9 million and income from operations was $326,000.
Comparison of Years Ended December 31, 2004 and December 31, 2003
      Our revenues for the year ended December 31, 2004 were $47.7 million, an increase of 45.8% compared to $32.7 million for the year ended December 31, 2003. Revenues increased due to increased demand for our services due to the general increase in oil and gas drilling activity. Revenues increased most significantly at our directional segment due to the addition of operations and sales personnel, which increased our capacity and market presence. Additionally, our compressed air drilling services’ revenues in 2004 increased compared to the 2003 year due to the inclusion, for a full year in 2004, of the business contributed by M-I in connection with the formation of AirComp in July 2003 and the acquisition of Diamond Air in November 2004. We have consolidated AirComp into our financial statements beginning with the quarter ended September 30, 2003. Mexico operations at our casing and tubing services segment also contributed to an increase in revenues which was offset in part by a decrease in domestic revenues for this segment due to increased competition for casing and tubing services in South Texas. Finally, we acquired Safco in September 2004 and acquired Downhole in December 2004.
      Our gross profit for the year ended December 31, 2004 increased 42.9% to $12.4 million, or 26.0% of revenues, compared to $8.7 million, or 26.6% of revenues for the year ended December 31, 2003, due to the increase in revenues in the directional drilling segment, the compressed air drilling segment and the casing and tubing segment’s Mexican operations, which more than offset lower revenues and higher costs in our domestic casing and tubing segment. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $8.0 million in 2004 compared to $6.2 million in 2003. General and administrative expense increased in 2004 due to additional expenses associated with the inclusion of AirComp for a full year, acquisitions completed in the second half of 2004, and the hiring of additional sales and administrative personnel at each of our subsidiaries. General and administrative expense also increased because of increased professional fees and other expenses related to our financing and acquisition activities, including the listing of our common stock on the American Stock Exchange, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 16.8% in 2004 and 18.9% in 2003.
      Depreciation and amortization was $3.6 million for the year ended December 31, 2004 compared to $2.9 million for the year ended December 31, 2003 due to the inclusion of AirComp for a full year and the increase in our assets resulting from capital expenditures and acquisitions completed in 2004.
      Income from operations for the year ended December 31, 2004 totaled $4.2 million, a 61.0% increase over the $2.6 million in income from operations for the prior year, reflecting the increase in our revenues and gross profit, offset in part by an increase in general and administrative expense and amortization. Income from operations for the year ended December 31, 2004 includes $188,000 in additional accrued expense for post-retirement medical benefits associated with discontinued operations. The increase in this accrued expense was based on the present value of the expected retiree benefit obligations as determined by a third party actuary. Income from operations for the 2003 year includes income of $99,000 which resulted from a reduction in projected post-retirement benefits based on the third party actuary at the end of 2003. (Please refer to Note 3 — “Pension and Post Retirement Benefit Obligations”).
      Our interest expense increased to $2.8 million in 2004, compared to $2.5 million for the prior year, in spite of the decrease in our total debt. Interest expense in 2004 includes $359,000 in warrant put amortization including the retirement of warrants in connection with the prepayment, in December 2004, of our $2.4 million 12.0% subordinated note. Interest expense in 2003 includes $216,000 in connection with the acceleration, in 2003, of the amortization of a put obligation related to subordinated debt at Mountain Compressed Air. The subordinated debt was paid off in connection with the formation of AirComp in 2003.
      Minority interest in income of subsidiaries for 2004 was $321,000 compared to $343,000 for 2003. The increase in net income at AirComp was offset in part by the elimination of minority interest in Jens’, which was 19%-owned by director Jens Mortensen until September 30, 2004.
      We had net income attributed to common stockholders of $764,000 for the year ended December 31, 2004 compared to net income attributed to common stockholders of $2.3 million for the year ended December 31, 2003. In 2003, we recognized a non-operating gain on sale of an interest in a subsidiary in the amount of $2.4 million in connection with the formation of AirComp, and recognized a one-time gain of $1.0 million in the third quarter of 2003 as a result of settling a lawsuit against the former owners of Mountain Air Drilling.
      The following table compares revenues and income (loss) from operations for each of our business segments for the years ended December 31, 2003 and December 31, 2004. Income (loss) from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations

	Year Ended December 31,			Year Ended December 31,

	2003	2004	Change	2003	2004	Change

	(in thousands)
Directional drilling services	$16,008	$24,787	$8,779	$1,103	$3,061	$1,958
Casing and tubing services	10,037	10,391	354	3,628	3,217	(411)
Compressed air drilling services	6,679	11,561	4,882	17	1,169	1,152
Other services	—	987	987	—	(67)	(67)
General corporate	—	—	—	(2,123)	(3,153)	(1,030)

Total	$32,724	$47,726	$15,002	$2,625	$4,227	$1,602

Directional Drilling Services Segment
      Revenues for the year ended December 31, 2004 for our directional drilling services segment were $24.8 million, an increase of 54.8% from $16.0 million in revenues for the year ended December 31, 2003. Income from operations increased by 177.5% to $3.1 million for 2004 from $1.1 million for 2003. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas and the addition of operations and sales personnel which increased our capacity and market presence. Increased personnel expenses were more than offset by the growth in revenues and cost savings as a result of purchases, in late 2003 and in 2004, of most of the down-hole motors used in directional drilling. Previously, we had leased these motors.

Casing and Tubing Services Segment
      Revenues for the year ended December 31, 2004 for the casing and tubing services segment were $10.4 million, an increase of 3.5% from the $10.0 million in revenues for the year ended December 31, 2003. Revenues from domestic operations decreased from $6.7 million in 2003 to $5.2 million in the 2004 year as a result of increased competition in South Texas, resulting in fewer contracts awarded to us and lower pricing for our services. Revenues from Mexican operations, however, increased from $3.7 million in 2003 to $5.1 million in 2004 as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations decreased by 11.1% to $3.2 million in 2004 from $3.6 million in 2003. The decrease in this segment’s operating income is due to the decrease in revenues from domestic operations and increases in wages and benefits domestically, which was partially offset by increased revenues from Mexico.

Compressed Air Drilling Services Segment
      Our compressed air drilling revenues were $11.6 million for the year ended December 31, 2004, an increase of 73.1% compared to $6.7 million in revenues for the year ended December 31, 2003. Income from operations increased to $1.2 million in 2004 compared to income from operations of $17,000 in 2003. Our compressed air drilling revenues and operating income for the 2004 year increased compared to the prior year due to the inclusion, for a full year in 2004, of the business contributed by M-I in connection with the formation of AirComp in July 2003, and the acquisition of Diamond Air in November 2004. In July 2005, we acquired the 45% interest of M-I in AirComp, making us the 100% owner of AirComp. In addition, in 2005, we acquired the compressed air drilling assets of W. T. Enterprises, Inc. W. T. Enterprises, Inc. had revenues and net income of $3.9 million and $427,000, respectively, in the year ended December 31, 2004.

Other Services Segment
      Revenues for this segment consist of Safco’s rental tool business, acquired in September 2004, and Downhole’s production services acquired in December 2004. Revenues for this segment for the year ended December 31, 2004 were $987,000 with a loss from operations of $67,000. We acquired Delta and Capcoil in the second quarter of 2005 and, in the future, we will report the results of operations of Delta and Safco in our rental tool segment and will report the results of operations of Downhole and Capcoil in our production services segment.
Comparison of Years Ended December 31, 2003 and 2002
      Revenues for the year ended December 31, 2003 totaled $32.7 million, an increase of 81.9% from the $18.0 million in revenues for the year ended December 31, 2002. The increase in revenues was due to the general increase in oil and gas drilling activity and the inclusion of AirComp, our compressed air drilling venture, beginning in July 2003. The increase in revenues also reflected the first full year of revenue contribution from the casing and tubing segment and the directional drilling segment, both of which were acquired in February 2002.
      Our gross profit for the year ended December 31, 2003 was $8.7 million, or 26.6% of revenues, compared to $3.4 million, or 18.9% of revenues for the year ended December 31, 2002, due to increased revenues, increased utilization of our equipment and personnel and increased pricing in each of our business segments due to the increase in industry activity. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues. Gross profit as a percentage of revenues increased as a result of higher revenues and better pricing for our services.
      General and administrative expenses were $6.2 million, or 18.9% of revenues, in 2003 compared to $3.8 million, or 21.1% of revenues, in 2002. The increase in general and administrative expenses reflected the formation of AirComp in July 2003, the hiring of additional sales force and operations personnel due to the improvement in the oil and gas drilling market, and the inclusion of the operations of our casing and tubing services and directional drilling services segments for a full year in 2003.
      Depreciation and amortization expenses increased to $2.9 million in 2003 compared to $2.6 million in 2002, due to the formation of AirComp and the acquisition of our casing and tubing services and directional drilling services segments in February 2002.

      Income from operations for the year 2003 totaled $2.6 million reflecting the general increase in oil and gas drilling activity and the inclusion of revenues and operating income of AirComp beginning in July 2003. In the comparable period of 2002, we incurred an operating loss of $1.0 million. During the third quarter of 2002, we reorganized in order to contain costs and recorded charges related to the reorganization in the amount of $495,000. These charges consisted of related payroll costs for terminated employees of $307,000, consulting fees of $113,000, and costs associated with a terminated rent obligation of $75,000. We also recorded one-time charges for costs related to abandoned acquisitions and an abandoned private placement in the amount of $233,000.
      Interest expense increased to $2.5 million in 2003, compared to $2.3 million in the prior year due to increased debt associated with acquisitions completed in 2002, and debt associated with the formation of AirComp in July 2003.
      Minority interest in income of subsidiaries for 2003 was $343,000 compared to $189,000 in 2002 due to the increase in the net income of our casing and tubing services subsidiary which until September 30, 2004, was owned 19% by Jens Mortensen; and the formation of Aircomp in July 2003.
      In the third quarter of 2003, we recorded a one-time gain on the reduction of a note payable of $1.0 million as a result of settling a lawsuit against the former owners of Mountain Air Drilling Service Co. Inc. The gain was calculated in part by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million, the amount due in September 2007. We will record interest expense totaling $394,043 over the life of the note payable beginning July 2003. In addition, we also recorded a one-time non-operating gain on the sale of an interest in a subsidiary of $2.4 million in connection with the formation of AirComp. We have adopted a policy that any gain or loss incurred in the future on the sale in the stock of a subsidiary will be recognized as such in the income statement.
      Our net loss for 2002 included a discount given to the holder of the Houston Dynamic Services note in the amount of $191,000 as an incentive to pay-off the note in September 2002.
      We had a net income attributed to common stockholders of $2.3 million for the year ended December 31, 2003 compared with a net loss of $4.3 million for the year ended December 31, 2002.
      The following table compares revenues and income (loss) from operations for each of our business segments for the years ended December 31, 2002 and 2003. Income (loss) from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations

	2002	2003	Change	2002	2003	Change

	(in thousands)
Directional drilling services	$6,529	$16,008	$9,479	$(576)	$1,103	$1,679
Casing and tubing services	7,796	10,037	2,241	2,495	3,628	1,133
Compressed air drilling services	3,665	6,679	3,014	(945)	17	962
General corporate	—	—	—	(2,046)	(2,123)	(77)

Total	$17,990	$32,724	$14,734	$(1,072)	$2,625	$3,697

Directional Drilling Services Segment
      Revenues for 2003 for directional drilling services were $16.0 million, an increase of 145.2% from $6.5 million in revenues for 2002 due to increased drilling activity in the Texas and Gulf Coast areas in 2003. Operating income increased to $1.1 million for 2003 compared to a loss of $576,000 from operations for the same period in 2002 due to the increase in revenues, which more than offset an increase in operating expenses due to the addition of operations and sales personnel.

Casing and Tubing Services Segment
      Revenues for the year ended December 31, 2003 for the casing and tubing services segment were $10.0 million, an increase of 28.7% from $7.8 million for the year ended December 31, 2002. Revenues from domestic operations increased to $6.3 million in 2003 from $5.1 million in 2002 as a result of a general improvement in oil and gas drilling activity in South Texas and the inclusion of this segment, which was acquired in February 2002, for a full year in 2003. Revenues from Mexican operations increased to $3.7 million in 2003 from $2.7 million in 2002 as a result of increased drilling activity in Mexico. Income from operations increased 45.4% to $3.6 million in 2003 from $2.5 million in 2002 due to the increase in revenues.

Compressed Air Drilling Services Segment
      Our compressed air drilling revenues were $6.7 million in 2003, an increase of 82.2% compared to $3.7 million in revenues in 2002. Revenues increased in 2003 due to the inclusion of revenues contributed by M-I through the formation of AirComp in July 2003. Operating income increased to $17,000 in 2003 from a loss of $945,000 from operations in 2002 due to the inclusion, for six months in the 2003 period, of the business contributed by M-I in connection with the formation of AirComp in July 2003. Through this venture, we expanded the geographical areas in which we operate to include gas drilling in West Texas along with the drilling and workover operations of Mountain Air in the San Juan basin in New Mexico.
Liquidity and Capital Resources
      Our on-going capital requirements arise primarily from our need to service our debt, to complete acquisitions and acquire and maintain equipment, and to fund our working capital requirements. Our primary sources of liquidity are borrowings under our revolving lines of credit, proceeds from the issuance of equity securities and cash flows from operations. We had cash and cash equivalents of $2.7 million at June 30, 2005 compared to $7.3 million at December 31, 2004.

Operating Activities
      In the six months ended June 30, 2005, our operating activities generated $2.9 million in cash compared to $742,000 for the same period in 2004. Net income for the six months ended June 30, 2005 increased to $3.3 million, compared to $885,000 in the 2004 period. Revenues and income from operations increased in the first six months of 2005 due to increased demand for our services due to the general increase in oil and gas drilling activity, both domestically and in Mexico, the addition of operations and marketing personnel which increased our market presence and capabilities and acquisitions completed in the second half of 2004 and in the second quarter of 2005. Non-cash expenses totaled $3.3 million during the first six months of 2005 consisting of $2.8 million of depreciation and amortization and $488,000 of minority interest in the income of AirComp. Non-cash expenses during the first six months of 2004 totaled $1.9 million, consisting of depreciation and amortization expense of $1.6 million, minority interest of $212,000 and amortization of discount on debt of $109,000.
      During the six months ended June 30, 2005, changes in operating assets and liabilities used $3.8 million in cash, principally due to an increase of $3.0 million in accounts receivable, an increase of $1.3 million in other assets, and a decrease in accrued expenses of $296,000, offset in part by an increase of $610,000 in accounts payable. Accounts receivable increased due to the increase in our revenues in the first six months of 2005. Other current assets increased $889,000 due primarily to an increase in prepaid insurance related to insurance premium deposits required for our policies that went into affect April 1, 2005 and an increase in inventory. Other assets increased $375,000 primarily due to intangible assets resulting from the Delta and Capcoil acquisitions. Accounts payable increased due to the increased level of activity.
      During the six months ended June 30, 2004, changes in operating assets and liabilities used $2.1 million in cash, principally due to an increase in accounts receivables of $1.5 million, an increase in other current assets of $236,000, and a decrease in accrued expenses of $429,000. The accounts receivables increase can be attributable to increased revenue levels. The decrease in accrued expenses was primarily due to a decrease in accrued restructuring costs of $198,000. Accrued restructuring costs included amounts due to certain former employees.
      During the year ended December 31, 2004, we generated $3.3 million in cash from operating activities compared to $1.9 million in cash from operating activities for the same period in 2003. Net income before preferred stock dividend for the year ended December 31, 2004 decreased to $888,000, compared to $2.9 million in the 2003 period. Revenues and income from operations increased in 2004 due to increased demand for our services due to the general increase in oil and gas drilling activity. Net income in 2003 includes a $1.0 million gain from the settlement of a lawsuit and a $2.4 million non-operating gain on the sale of interest in AirComp. Non-cash expenses in 2004 consisted of $3.6 million of depreciation and amortization, $321,000 of minority interest in the income of a subsidiary and $350,000 in amortization of discount on debt. Non-cash expenses in 2003 totaled $285,000, consisting of depreciation and amortization expense of $2.9 million, minority interest in the income of a subsidiary of $343,000 and amortization of discount on debt of $516,000, offset by the $3.4 million of non-cash gains.
      During the year ended December 31, 2004, changes in working capital used $1.9 million in cash compared to a use of $1.3 million in cash in the 2003 period, principally due, in the 2004 period, to an increase of $2.3 million in accounts receivable, an increase of $612,000 in other current assets, and a decrease of $276,000 in accrued expenses and other liabilities, offset in part by an increase of $1.1 million in accounts payable, an increase of $299,000 in accrued interest and a decrease of $229,000 in lease receivable. Our accounts receivable increased by $2.3 million at December 31, 2004 due to the increase in our revenues in 2004. Current assets increased $612,000 due primarily to an increase in prepaid insurance premiums. Accounts payable increased by $1.1 million at December 31, 2004 due to the increase in our cost of sales associated with the increase in our revenues and the acquisitions completed in the fourth quarter of 2004.
      During the year ended December 31, 2003, we generated $1.9 million in cash from operating activities compared to $2.2 million in cash from operating activities for the same period in 2002. Net income before preferred stock dividend for the 2003 period improved to $2.9 million, compared to a net loss of $4.0 million in the comparable 2002 period, due to the increase in revenues and income from operations in 2003 due to the general increase in oil and gas drilling activity and the formation of AirComp, our compressed air drilling subsidiary, in July 2003. Net income for 2003 includes a $1.0 million gain from the settlement of a lawsuit and a $2.4 million non-operating gain on sale of interest in AirComp. Non-cash expenses totaled $285,000 in 2003, which is net of a $1.0 million non-cash gain from the settlement of a lawsuit and a $2.4 million non-operating gain on the sale of an interest in a subsidiary, compared to $3.4 million in non-cash expenses in 2002, consisting principally of depreciation and amortization expense, including amortization of discount on debt, and minority interest in the income of a subsidiary.
      During the year ended December 31, 2003, changes in working capital used $1.3 million in cash compared to the year ended December 31, 2002, when changes in working capital provided $2.8 million in cash principally due, in 2003, to an increase in accrued expenses of $1.7 million, an increase in accounts receivable and other current assets of $5.6 million, and an increase in accounts payable of $2.2 million. The increase in accrued expenses was primarily due to an increase of $397,000 due to motor costs and related expenses, and an increase in accrued employee benefits and payroll taxes of $1.3 million. The increase in accrued expenses was partially offset by a decrease in accrued interest of $126,000 due to the retirement of subordinated debt carrying an interest rate of 12% and lower interest rates on other debt with variable interest rates. Accounts receivable increased $4.4 million due to an increase in revenues in our directional drilling services segment, our compressed air drilling services segment due to the inclusion of the business contributed by M-I to AirComp in July 2003, and our casing and tubing services segment. Other current assets decreased primarily because of the recovery of a lease deposit related to an equipment lease which was paid off in June 2003. Accounts payable increased by $2.3 million in the 2003 period due to increased costs related to increased revenues, and the inclusion of the accounts payable of AirComp in July 2003.

Investing Activities
      During the six months ended June 30, 2005, we used $12.6 million in investing activities, consisting of the purchase of equipment of $5.5 million, the acquisition of Delta, net of cash received, for $4.5 million and the acquisition of Capcoil, net of cash received, for $2.6 million. Equipment purchases consisted primarily of $1.9 million for casing equipment, approximately $1.2 million for downhole motors and approximately $1.9 million for new compressed air drilling equipment. During the six months ended June 30, 2004, we used $1.9 million in investing activities, consisting of $425,000 for purchases of casing equipment, approximately $788,000 for purchases of downhole motors and $664,000 for repairs to compressed air equipment.
      During the year ended December 31, 2004, we used $9.1 million in investing activities, consisting principally of capital expenditures of approximately $4.6 million, including $1.6 million to purchase equipment for our directional drilling services segment, approximately $1.2 million to purchase casing equipment and approximately $1.4 million to make capital repairs to existing equipment in our compressed air drilling services segment. In September 2004, we acquired 100% of the outstanding stock of Safco for $1.0 million. As of November 1, 2004, AirComp acquired substantially all the assets of Diamond Air for $4.6 million in cash and the assumption of approximately $450,000 of debt. We contributed our share of the purchase price, or $2.5 million, to AirComp in order to fund the purchase. Finally, in December 2004, we acquired Downhole for approximately $1.1 million in cash, 568,466 shares of our common stock and the payment or assumption of $950,000 of debt.
      During the year ended December 31, 2003, we used $4.5 million in investing activities, consisting of the purchases of equipment of $5.4 million, which was partially offset by the proceeds from the sale of equipment of $843,000.
      Cash used in investing activities in 2002 was $8.5 million, reflecting the acquisitions of our Jens’ and Strata subsidiaries for a total of $8.3 million, purchases of other equipment of $518,000, and proceeds from the sales of equipment of $367,000.

Financing Activities
      During the six months ended June 30, 2005, financing activities provided $5.0 million in cash. We received $5.2 million, net, in borrowings under long-term debt facilities and paid $199,000 in debt issuance costs. During the six months ended June 30, 2004 financing activities provided $323,000 as $1.9 million of net proceeds from the sale of common stock was offset by $1.3 million for debt repayment and $211,000 for debt issuance costs.
      During the year ended December 31, 2004, financing activities provided a net of $11.8 million in cash. We received $16.9 million in net proceeds from the issuance of common stock, $8.2 million in borrowings under long-term debt facilities and a $689,000 increase in net borrowings under our revolving lines of credit. The proceeds were used to repay long-term debt totaling $13.5 million and to pay $391,000 in debt issuance costs. During the year ended December 31, 2003, financing activities provided a net of $3.8 million in cash. In 2003, we received $14.1 million from the issuance of long-term debt and $30.5 million from borrowings under our credit facilities. These proceeds were used to pay long-term debt in the amount of $10.8 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $29.4 million. We also used $408,000 in cash for debt issuance costs in 2003. During the year ended December 31, 2002, financing activities provided a net of $6.3 million in cash. In 2002, we received $9.7 million from the issuance of long-term debt and $7.1 million from borrowings under our credit facilities. These proceeds were used to pay long-term debt in the amount of $4.1 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $5.8 million. We also used $588,000 in cash for debt issuance costs in 2002.
      In April 2004, Energy Spectrum, the holder of our preferred stock, converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock.

      On August 10, 2004, we completed the private placement of 3,504,667 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $9.6 million. On September 30, 2004, we completed the private placement of 1,956,634 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $5.4 million. We used the net proceeds of the private placement offerings to fund the acquisitions of Safco, Downhole, Delta and Capcoil.
      In September 2004, we issued 1.3 million shares of our common stock to Jens Mortensen, a director, in exchange for his 19% interest in Jens’. As a result of this transaction, we now own 100% of Jens’. The purchase price was valued at $6.4 million, which was the value of the 1.3 million shares of common stock issued to Mr. Mortensen based on the last sale price of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity. On our balance sheet, we eliminated the amount recorded as Jens’ minority interest, $2.0 million. The balance of the contribution ($4.5 million) was allocated as follows: In June 2004, we obtained an appraisal of the fixed assets of Jens’, which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million. We increased the value of Jens’ fixed assets by 19% of the excess of the appraised value over the book value of the assets, or $813,511. The balance of the purchase price, or $3.7 million, was allocated to goodwill.
      In January 2005, we executed a business development agreement with CTTV Investments LLC, an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV, and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues in 2005 from ChevronTexaco and its affiliates.
      On April 1, 2005, we issued 223,114 shares of common stock in connection with the acquisition of Delta and on May 1, 2005, we issued 168,161 shares of common stock in connection with the acquisition of Capcoil.
      At June 30, 2005, we had several bank credit facilities and other debt instruments at Allis-Chalmers, all of which were consolidated in our financial statements. The agreements governing these credit facilities contained customary events of default and financial covenants, and limited our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. At June 30, 2005, we had $37.9 million in outstanding indebtedness, of which $33.9 million was long-term debt and $4.0 million was the current portion of long-term debt. Allis-Chalmers and its subsidiaries other than AirComp were all parties to or guarantors of the Allis-Chalmers credit facilities.
      Prior to July 2005, we had a credit agreement dated December 7, 2004 that provided for the following credit facilities:

•	A $10.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $6.9 million as of June 30, 2005.

•	A term loan with a principal balance at June 30, 2005 of $5.1 million providing for monthly payments of principal of $105,583. We were also required to prepay this term loan by an amount equal to 20% of the accounts receivables collections from our largest customer in Mexico.

•	A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility were payable monthly over four years beginning January 2006. Availability of this capital expenditure term loan facility was subject to security acceptable to the lender in the form of equipment or other acquired collateral. Outstanding borrowings under this line of credit were $6.0 million as of June 30, 2005.
      These credit facilities matured on December 31, 2008 and were secured by liens on substantially all our assets. The interest rate payable on borrowings fluctuated based on the prime rate. The average interest rate was 7.0% as of June 30, 2005. We paid a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.

      In July 2005, we replaced our credit agreement described above with new credit facilities in order to increase our financial flexibility to make additional acquisitions and to provide funds for general corporate purposes. Our new senior secured credit facility consists of the following:

•	A $13.0 million revolving line of credit. Borrowings are limited to 85% of eligible accounts receivables plus 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on eligible inventory). This facility will be used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit.

•	An $18.0 million term loan.

•	A $24.0 million term loan.
      We borrowed $43 million against the facilities to refinance our existing credit facility and the AirComp facility described below, to fund the acquisition of M-I’s interest in AirComp and the air drilling assets of W. T. Enterprises, Inc., and to pay transaction costs. Approximately $12 million remains available under the revolving line of credit.
      The credit facilities will mature in July 2007. Amounts outstanding under the term loans in July 2006 will be required to be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year of the loan, we will be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings is based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate and we will pay a 0.5% fee on the undrawn portion of the facilities. The margin over LIBOR will increase by 1.0% in the second year. The credit facilities are secured by substantially all of our assets and contain customary events of default and financial and non-financial covenants, including limitations on our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets.
      Our Jens’ subsidiary has a subordinated note in the amount of $3.3 million payable to Jens Mortensen, who sold Jens’ to us and is one of our directors. The note accrues interest at 7.5% per annum and provides for quarterly interest payments. In July 2005, the maturity of the subordinated note was extended from January 2006 to October 2007 and we agreed to make a $300,000 principal pre-payment on August 31, 2005. In connection with the purchase of Jens’, we also agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. We are required to make monthly payments of $20,576 through January 31, 2007. As of June 30, 2005, the balance due was approximately $391,000, including $247,000 classified as current portion of long-term debt.
      Jens’ also has several small equipment financings and a real estate loan which in the aggregate totaled $1.0 million as of June 30, 2005. Jens’ has two bank term loans aggregating $185,000 which accrue interest at an adjustable rate based on the prime rate (8.25% at June 30, 2005) and which require monthly payments of $13,000 plus accrued interest. Jens’ also has a five-year equipment financing term loan with a principal balance of $293,000 at June 30, 2005. The loan is payable in monthly installments of principal and interest equal to $6,449 per month through December 2009. Finally, Jens’ has a real estate term loan which is payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floats based on the prime rate. The outstanding principal balance was $552,000 at June 30, 2005.
      Strata entered into a short-term vendor financing agreement that provides extended payment terms for the purchase, lease and repair costs related to downhole drill motors. As of June 30, 2005, the outstanding balance was $420,000. Interest is payable monthly at a fixed rate of 8.0% per annum and the principal is due in December 2005.

      At June 30, 2005, AirComp had the credit facilities described below. These credit facilities were repaid in connection with our acquisition of the minority interest in AirComp and the refinancing of our bank credit facilities described above.

•	A $3.5 million bank line of credit of which $520,000 was outstanding at June 30, 2005. Interest accrued at an adjustable rate based on the prime rate. The average interest rate was 7.0% as of June 30, 2005. We paid a 0.5% per annum fee on the undrawn portion. Borrowings under the line of credit were subject to a borrowing base consisting of 80% of eligible accounts receivable.

•	A term loan with a remaining principal balance of $6.2 million at June 30, 2005 which accrued interest at an adjustable rate based on either the London Interbank Offered Rate, which is referred to as LIBOR, or the prime rate. The average interest rate was 8.25% as of June 30, 2005. Principal payments of $286,000 plus interest were due quarterly with a final maturity date of June 27, 2007.

•	A “delayed draw” term loan facility in the amount of $1.5 million to be used for capital expenditures. Interest accrued at an adjustable rate based on either the LIBOR or the prime rate. The loan was to mature on June 27, 2007. The outstanding principal balance was $1.5 million as of June 30, 2005.
      The AirComp credit facilities were secured by liens on substantially all of AirComp’s assets. We guaranteed 55% of the obligations of AirComp under these facilities.
      At June 30, 2005, AirComp also had a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007, each party had the right to cause AirComp to sell its assets (or the other party may buy out such party’s interest), and in such event this note (including accrued interest) would have been due and payable. The note was also due and payable if M-I sold its interest in AirComp or upon a termination of AirComp. At June 30, 2005, $509,000 of interest was included in accrued interest. This note was assigned to us in connection with the purchase of M-I’s interest in AirComp in July 2005.
      As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million which accrued interest at 5.75% per annum. This note was reduced to $1.5 million in 2003 as a result of the settlement of a legal action against the sellers. In April 2005, we settled a subsequent legal action by paying $1.0 million in cash and agreeing to pay an additional $350,000 on June 1, 2006, and $150,000 on June 1, 2007, in extinguishment of all amounts due under the promissory note and all other claims. Mountain Air has a term loan in the amount of $172,000 at June 30, 2005 with an interest rate of 5.0%. Principal and interest payments of $5,039 are due on the last day of each month. The final maturity date is June 30, 2008.
      The following table summarizes our obligations and commitments to make future payments under our notes payable, operating leases, employment contracts and consulting agreements for the periods specified as of December 31, 2004.

	Payments by Periods

		Less than
Contractual Obligations	Total	1 Year	2 – 3 Years	4 – 5 Years	After 5 Years

	(in thousands)
Notes Payable	$30,473	$5,541	$17,406	$7,526	$—
Interest Payments on notes payable	2,133	316	1,470	346	—
Operating Lease	1,834	550	813	471	—
Employment Contracts	2,566	1,006	1,560	—	—

Total Contractual Cash Obligations	$37,006	$7,413	$21,249	$8,343	$—

      We have no off balance sheet arrangements, other than normal operating leases and employment agreements, that have or are likely to have a current or future material effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. We do not guarantee obligations of any unconsolidated entities.
      We have identified capital expenditure projects that will require up to approximately $4.0 million for the remainder of 2005, exclusive of any acquisitions. We believe that our current cash generated from operations, cash available under credit facilities and cash on hand will provide sufficient funds for our identified projects.
      Our business strategy includes both internal growth and acquisitions. We are regularly involved in discussions with a number of potential acquisition candidates and from time to time enter into non-binding letters of intent for acquisitions, only some of which are consummated. We also expect to make significant capital expenditures to acquire equipment and to maintain our existing equipment. As described in “Business — Description of Businesses — Casing and Tubing Services,” we are currently in discussions to acquire $15 million of casing and tubing assets, which would be partially funded by some or all of the net proceeds of this offering and would also require additional financing, which we currently anticipate would be borrowed under our bank credit facility, which would require the consent of the lender to the acquisition. We will also need to refinance our existing debt facilities as they become due and provide funds for additional capital expenditures and acquisitions. To effect our business strategy, we will require additional equity or debt financing in excess of our current working capital, amounts available under credit facilities and the proceeds of this offering. There can be no assurance that we will be successful in raising additional debt or equity capital or that we will do so on terms that will be acceptable to us.
Recent Developments
      In April 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc. for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oilfield such as spiral heavy weight drill pipe, test plugs used to test blow-out preventers, well head retrieval tools, spacer spools and assorted handling tools. For the year ended December 31, 2004, Delta had revenues of $3.3 million.
      In April 2005, we amended our December 7, 2004 credit agreement to extend the final maturity of our credit facilities for one year to December 31, 2008, include our Delta and Downhole subsidiaries as parties to our credit facilities, and provide for increased availability under our $10.0 million revolving line of credit and our $6.0 million acquisition line of credit based on the receivables and assets of Delta and Downhole.
      In May 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc. for $2.7 million, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, provides capillary and coil tubing services to enhance production from existing wells. Capcoil had revenues of $5.8 million for the year ended December 31, 2004.
      In July 2005, we acquired from M-I its 45% interest in AirComp and a subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp. The note issued to M-I is convertible into up to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion.
      In July 2005 we acquired the compressed air drilling assets of W. T. Enterprises, Inc., based in south Texas, for $6.0 million. We expect to integrate the compressed air drilling operations of W. T. Enterprises into the other compressed air drilling operations of our AirComp subsidiary.
      As described above under “— Liquidity and Capital Resources,” in July 2005, we replaced and increased our bank credit facilities to an aggregate of $55 million.

      As described in “Business — Description of Businesses — Casing and Tubing Services,” we are currently in discussions to acquire $15 million of casing and tubing assets, which we believe would allow us to further expand our casing and tubing service offerings.
Critical Accounting Policies
      We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion of the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements included elsewhere in this document. Our preparation of this document and our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.
      Allowance for Doubtful Accounts. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customer payment history and current credit worthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Those uncertainties require us to make frequent judgments and estimates regarding our customers’ ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customers will not be able to make the required payments at either contractual due dates or in the future.
      Revenue Recognition. We provide rental equipment and drilling services to our customers at per day and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition in Financial Statements,provides guidance on the SEC staff’s views on application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.
      Impairment of Long-Lived Assets. Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, comprise a significant amount of our total assets. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires the Company to make long-term forecasts of its future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.
      Goodwill and Other Intangibles. We have recorded approximately $11.9 million of goodwill and $6.2 million of other identifiable intangible assets. We perform purchase price allocations to intangible assets when it makes a business combination. Business combinations and purchase price allocations have been consummated for purchase of the Mountain Air, Strata and Jens’ operating segments. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Subsequently, we have performed its initial impairment tests and annual impairment tests in accordance with Financial Accounting Standards Board No. 141, Business Combinations, and Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets. These initial valuations used two approaches to determine the carrying amount of the individual reporting units. The first approach is the Discounted Cash Flow Method, which focuses on the expected cash flow of the Company. In applying this approach, the cash flow available for distribution is projected for a finite period of years. Cash flow available for distribution is defined as the amount of cash that could be distributed as a dividend without impairing our future profitability or operation. The cash flow available for distribution and the terminal value (the value at the end of the estimation period) are then discounted to present value to derive an indication of value of the business enterprise. This valuation method is dependent upon the assumptions made regarding future cash flow and cash requirements. The second approach is the Guideline Company Method which focuses on comparing the Company to selected reasonably similar publicly traded companies. Under this method, valuation multiples are: (i) derived from operating data of selected similar companies; (ii) evaluated and adjusted based on the strengths and weaknesses of the Company relative to the selected guideline companies; and (iii) applied to the operating data of the Company to arrive at an indication of value. This valuation method is dependent upon the assumption that the value of the Company can be evaluated by analysis of its earnings and its strengths and weaknesses relative to the selected similar companies. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.
      AirComp and Sale of Interest in Subsidiary. We have adopted SEC Staff Accounting Bulletin (SAB) No. 51, Accounting for Sales of Stock by a Subsidiary, to account for its investment in AirComp. AirComp has been accounted for and consolidated as a subsidiary under SFAS No. 141, Business Combinations. Pursuant to SAB No. 51, the Company has recorded its own contribution of assets and liabilities at its historical cost basis. Since liabilities exceeded assets, the Company’s basis in AirComp was a negative amount. The Company has accounted for the assets contributed from M-I at a fair market value as determined by an outside appraiser. The Company gave M-I a 45% interest in AirComp in exchange for the assets contributed. As a result of the formation of the venture and its retention of a 55% interest in the venture, the Company realized an immediate gain to the extent of its negative basis and its 55% interest in the combined assets and liabilities of the venture. In accordance with SAB No. 51, the Company has recorded its negative basis investment in AirComp as an addition to equity and its share of the combined assets and liabilities realized from M-I assets as non-operating income.
      Stock Based Compensation. We account for our stock-based compensation using Accounting Principles Board, or APB, Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. We have adopted the disclosure-only provisions of SFAS 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost has been recognized for these options. Many equity instrument transactions are valued based on pricing models such as Black-Scholes, which require judgments by management. Values for such transactions can vary widely and are often material to the financial statements.
Recently Issued Accounting Standards
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 151 and will adopt SFAS No. 151 on January 1, 2006.
      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (SFAS 123R). SFAS 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. Under the current rules, we will be required to prepare financial statements in accordance with the provisions of SFAS 123R beginning in the first quarter of 2006. We are currently evaluating the method of adoption and the impact on our operating results. Our future cash flows will not be impacted by the adoption of this standard.
      In December 2004, the FASB issued FASB Staff Position No. 109-1, Application of FASB Statement No. 109, “Accounting for Income Taxes”, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004. The Jobs Creation Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109-1 is effective prospectively as of January 1, 2005.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is effective for us beginning on December 15, 2005. SFAS No. 154 requires that all voluntary changes in accounting principles, including corrections of errors, are retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. When it is impracticable to calculate the effects on all prior periods, SFAS No. 154 requires that the new principle be applied to the earliest period practicable. The adoption of SFAS No. 154 is not anticipated to have a material effect on our financial position or results of operations.
Quantitative and Qualitative Disclosure About Market Risk
      We are exposed to market risk primarily from changes in interest rates and foreign currency exchange risks.
     Interest Rate Risk
      Fluctuations in the general level of interest rates on our current and future fixed and variable rate debt obligations expose us to market risk. We are vulnerable to significant fluctuations in interest rates affecting our adjustable rate debt, and any future refinancing of our fixed rate debt and our future debt.
      At June 30, 2005, we were exposed to interest rate fluctuations on approximately $26.9 million of notes payable and bank credit facility borrowings carrying adjustable interest rates. A hypothetical one hundred basis point increase in interest rates for these notes payable would increase our annual interest expense by approximately $269,000. Due to the uncertainty of fluctuations in interest rates and the specific actions that might be taken by us to mitigate the impact of such fluctuations and their possible effects, the foregoing sensitivity analysis assumes no changes in our financial structure.
      We have also been subject to interest rate market risk for short-term invested cash and cash equivalents. The principal of such invested funds would not be subject to fluctuating value because of their highly liquid short-term nature. As of June 30, 2005, we had $2.7 million invested in short-term investments.
     Foreign Currency Exchange Rate Risk
      Our casing and tubing subsidiary conducts business in Mexico through a single customer. This business exposes us to foreign exchange risk. To control this risk, we provide for payment in U.S. dollars. However, we have historically provided our partner with a discount upon payment equal to 50% of any loss suffered by our Mexican customer between the date of invoicing and the date of payment. To date, such payments have not been material in amount.

BUSINESS
The Company
      We provide services and equipment to oil and gas exploration and development companies, principally in Texas, Louisiana, New Mexico, Colorado, Oklahoma, offshore in the United States Gulf of Mexico, and offshore and onshore in Mexico. We currently operate in five sectors of the oil and gas service industry: directional and horizontal drilling; casing and tubing; compressed air drilling; production services; and rental tools. We identify and pursue opportunities in the oil and gas service industry that we believe are growing faster than the industry as a whole and where we can capitalize on our competitive strengths.
      Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through internal growth and strategic acquisitions. Key to this strategy has been our ability to successfully identify, acquire and integrate strategic and complementary businesses. Since 2001, we have completed ten acquisitions, including three in 2005. Along with our acquisition growth, we have achieved organic growth through geographic expansion, through the acquisition of additional equipment and personnel, and by cross selling our services from our various operating locations.
      We were incorporated in 1913 under Delaware law. We reorganized in bankruptcy in 1988, and sold all of our major businesses. In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. and its wholly-owned subsidiary, Mountain Compressed Air, Inc. In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business. In February 2002, we acquired approximately 81% of the capital stock of Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In July 2003, we entered into a limited liability company operating agreement with M-I L.L.C., a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC. Pursuant to this agreement, we owned 55% and M-I owned 45% of AirComp. In September 2004, we increased our ownership of Jens’ Oilfield Service, Inc. to 100%. In September 2004, we acquired 100% of the outstanding stock of Safco-Oil Field Products, Inc. In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, collectively. In December 2004, we acquired Downhole Injection Services, LLC. In April 2005, we acquired Delta Rental Service, Inc., and, in May 2005, we acquired Capcoil Tubing Services, Inc. In July 2005, we acquired M-I’s interest in AirComp, and acquired the compressed air drilling assets of W.T. Enterprises, Inc. As a result of these transactions, our prior results for each of the casing and tubing sector, the directional drilling sector and the air drilling sector may not be indicative of current or future operations of those sectors. In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.
Business Strategy
      We intend to continue to pursue the growth strategy that has allowed us to significantly increase our revenues and profitability over the last several years. The key elements of this strategy include:
      Increasing Our Market Presence. We intend to increase our market share by expanding our customer base and by offering additional services and increasing sales to existing customers. To accomplish this we will continue to acquire additional equipment and personnel and cross sell our services from our various operating locations.
      Expanding Geographically. In the last twelve months, we opened new operating locations in Grand Junction, Colorado, Oklahoma City, Oklahoma and Corpus Christi, Midland and Alice, Texas. We intend to continue to establish new operating locations in active oil and gas producing areas in the United States where we can optimize the utilization of our equipment and personnel. We also intend to expand our international operations through strategic alliances similar to our casing and tubing operations in Mexico.
      Selectively Pursuing Acquisitions. We intend to continue our disciplined pursuit of acquisition opportunities. We seek acquisitions that have high growth potential and add new services, operations and personnel, provide us with access to new markets, enhance our current market position or enlarge our customer base. Over the last four years, we have completed ten acquisitions, including three during 2004 and three in 2005.
Competitive Strengths
      We believe we are well-positioned to execute our business strategy because of the following competitive strengths:
      Experienced Management. The members of our executive management team, with an average of nearly 20 years experience in the energy sector, have a strong reputation and long-standing relationships with many of the major independent and small exploration and production companies. We believe that our management team has demonstrated its ability to grow our business organically, make strategic acquisitions and successively integrate new businesses into our operations. The management team is assisted by experienced and dedicated salesmen and operators that allow us to compete effectively with both multinational and regional service providers.
      Strong Market Position. We offer a broad portfolio of products and services and maintain a strong presence through offices located in many of the most active oil and gas producing areas in the United States and Mexico, both onshore and offshore. We believe that our strong presence and our reputation in our markets for superior customer service, the quality of our equipment, the experience of our operators and our long-standing customer relationships provide us with a significant advantage over our competitors.
      Superior Customer Service. We emphasize highly responsive customer service. Our service centers are located near our customers. In addition, we maintain skilled employees with the technological expertise to understand our customers’ needs. We plan to continue to leverage our reputation for highly responsive customer service both to attract new customers and to enhance our customer relationships.
Industry Overview
      Oil and natural gas producers tend to focus on their core competencies of identifying reserves, which has resulted in the extensive outsourcing of drilling and service functions. The use of service companies allows oil and gas companies to avoid the capital and maintenance costs of the equipment in what is already a capital intensive industry. As drilling becomes increasingly more technical and costly, exploration and production companies are increasingly demanding higher quality equipment and service from equipment and service providers. We believe that:

•	Oil and gas exploration and production companies are currently consolidating their supplier base to streamline their purchasing operations and generate economies of scale by purchasing from fewer suppliers;

•	Producers are favoring larger suppliers that provide a comprehensive list of products and services;

•	Companies that can meet customers’ demands will continue to earn new and repeat business;

•	Many businesses in the highly fragmented oilfield industry lack sufficient size (many businesses generate annual revenues of less than $15 million), lack depth of management (many businesses are family-owned and managed) and have less sophisticated service and control capabilities;

•	We can offer customers significant advantages over our smaller competitors; and

•	Opportunities exist to acquire competing businesses and successfully integrate and enhance their operations within our operating structure.

•	Consolidation among larger oilfield service providers has created an opportunity for us to compete effectively in certain niche markets which are under-served by the large oilfield service and equipment companies and in which we can provide better products and services than the smaller competitors currently providing a significant portion of the services in this industry.

      The number of working drilling rigs is an important indicator of activity levels in the oil and gas industry, typically referred to as the “rig count.” The rig count in the U.S. increased from 862 as of December 31, 2002 to 1,243 on December 31, 2004, according to the Baker Hughes rig count. Furthermore, directional and horizontal rig counts increased from 283 as of December 31, 2002 to 440 on December 31, 2004, which accounted for 32.8% and 35.4% of the total U.S. rig count, respectively. As of June 30, 2005, this trend has continued, with the rig count climbing to 1,370, of which 516 or 37.7% were directional and horizontal rigs. Currently we believe that the number of available drilling rigs is insufficient to meet the demand for drilling rigs. Consequently, unless a significant number of drilling rigs are brought online, the rig count may not increase substantially despite the strong demand.
Description of Businesses
     Directional Drilling Services
      We provide directional, horizontal and measurement while drilling services to oil and gas companies operating both onshore and offshore in Texas and Louisiana. According to Baker Hughes, 38% of all wells in the United States are currently drilled directionally. We expect that figure to grow significantly over the next several years as companies seek to exploit maturing fields and sensitive formations. Management believes directional drilling offers several advantages over conventional drilling including:

•	Improvement of total cumulative recoverable reserves;

•	Improved reservoir production performance beyond conventional vertical wells; and

•	Reduction of the number of field development wells.
      Our teams of experienced personnel utilize state of the art tools to provide services including well planning and engineering to meet drilling performance and geological or reservoir targets set by the customer, directional drilling tool configuration, well site directional drilling supervision and guidance, new well and reentry drilling, steerable drilling and log while drilling services. Since 2002 we have increased our team of directional drillers from ten to more than 60.
     Casing and Tubing Services
      We supply specialized equipment and trained operators to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. Most wells drilled for oil and natural gas require some form of casing and tubing to be installed in the drilling and completion phase. We currently provide casing and tubing services primarily to areas in South Texas and Mexico. We are also targeting regional expansion in East Texas and Oklahoma.
      We provide equipment used in casing and tubing services in Mexico to Materiales y Equipo Petroleo, S.A. de C.V., which we refer to as Matyep. Matyep provides equipment and services for offshore and onshore drilling operations to Petroleos Mexicanos, known as Pemex, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. We have approximately $8.0 million of equipment in Mexico. Services to offshore drilling operations in Mexico are seasonal, with less activity during the first quarter of each calendar year due to weather conditions.
      For the years ended December 31, 2004, 2003 and 2002, our Mexico operations accounted for approximately $5.1 million, $3.7 million and $2.7 million, respectively, of our revenues. We provide extended payment terms to Matyep and maintain a high accounts receivable balance due to these terms. The accounts receivable balance was approximately $968,000 at December 31, 2004 and was approximately $1.4 million at December 31, 2003. Jens’ has been providing services to Pemex in association with Matyep since 1997; however, the loss of Matyep as a customer or a default on its receivables would have a material adverse effect on our business.

      We have had initial discussion with respect to the purchase, for $15 million, of more than 10,000 items of casing and tubing installation equipment in a bulk purchase from the seller, including spiders, hammers, elevators, trucks, pickups, power units, laydown machines, casing tools, and torque turn equipment. However, we have not entered into a definitive agreement or letter of intent with the seller.
      The equipment is currently used and would be used by us to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations. The equipment is of the same type that we currently use in the operation of our casing and tubing services business and we would not be required to develop or acquire elsewhere any other assets in order to utilize the equipment.
      It is impossible to determine the age of the equipment. For accounting purposes we would depreciate the equipment in the same manner as we depreciate our other casing and tubing assets, over 15 years with a residual value equal to 15% of the initial carrying value of the equipment. We have obtained an appraisal of the equipment indicating a value of at least $15 million.
      We would not acquire any customer lists or customer relationships in connection with the acquisition of the equipment; however, the seller and our casing and tubing segment serve many of the same customers and it is anticipated that we would increase our customer base as a result of the expansion of our business with the new equipment. We have not met with any employees of the seller. While it is likely that we would hire former employees of the seller in order to expand our casing and tubing operations, we cannot at this point predict the number of employees or the positions in which such employees would be employed.
      We have not included in this prospectus historical financial information for these assets or pro forma financial information giving effect to the possible acquisition of these assets. As noted above, we will not acquire any customer lists or customer relationships of the seller, nor will we acquire the seller’s facilities, operating rights, operating techniques or trade names. Accordingly, there would not be sufficient continuity of the seller’s operations prior to and after the transactions such that disclosure of prior financial information relating to the assets would be material to an understanding of our future operations. For this reason, the assets do not constitute a “business” within the meaning of the SEC’s Regulation S-X.
      We do not currently have available funds, either on hand or under our credit agreements, to consummate the acquisition. We do not expect to be able to fund the purchase of the equipment unless and until we complete this offering, which is expected in late August 2005, and unless and until we obtain an approval from our lender under our bank credit agreement. In addition, we have not completed an assessment as to all potential costs, logistics, risks and benefits of purchasing and integrating the equipment into our existing casing and tubing business. For the foregoing reasons, there can be no assurance that we will purchase the equipment on the terms described above, that our lenders will consent to the acquisition, or that we otherwise will be able to complete the proposed acquisition, or if we complete the proposed acquisition, that the terms will be those presently contemplated.
     Compressed Air Drilling Services
      AirComp, LLC provides engineering services, compressed air and chemicals for the compressed air drilling, workover, completion and transmission segments of the oil and gas industry, which we refer to as compressed air drilling services. We believe AirComp is the world’s second largest provider of compressed air drilling services. We have a combined fleet of over 90 compressors and boosters. Our broad and diversified product line enables us to compete in the under balanced drilling market with an equipment package engineered and customized to specifically meet customer requirements.
      Under balanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a continuing trend in the industry to drill, complete, and work over wells with under balanced drilling operations and we expect the market to continue to grow.
      In July 2005, we acquired the compressed air drilling assets of W. T. Enterprises, Inc., operating in south Texas. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. These assets will be integrated into AirComp’s assets, and will complement and add to AirComp’s product and service offerings.
     Production Services
      In December 2004, we acquired Downhole and in May 2005 we acquired Capcoil. With these two acquisitions, we supply specialized equipment and trained operators to install capillary tubing and coiled tubing into flowing oil and gas wells up to depths of approximately 20,000 feet, typically without interrupting production for both onshore and offshore producing wells. Chemicals are injected through the tubing to targeted zones. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well.
      We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from one-quarter inch to one and one-quarter inch along with nitrogen pumping and transportation equipment. We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key hourly basis. We do not provide the chemicals injected into the well.
     Rental Tools
      In September 2004, we acquired Safco-Oil and in April 2005, we acquired Delta. With these acquisitions, we supply specialized equipment for both onshore and offshore drilling and workover operations, which we refer to as rental tools services. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well.
      We have an inventory of specialized equipment consisting of heavy-weight spiral drill pipe, double studded adaptors, test plugs, wear sleeves, adaptor spools, baskets and spacer spools and other assorted handling tools in various sizes to met our customers demands. We charge customers for rental equipment on a daily basis. The customer is liable for damaged or lost equipment. We currently provide rental tool services primarily in Texas, Oklahoma, Louisiana, and offshore in the Gulf of Mexico.
      We plan to further expand our rental tools operations in the domestic oil and gas industry through joint marketing efforts with our other business segments and through selected acquisitions.
Customers
      Our customers are the major and independent oil and gas companies operating in the U.S. and Mexico. In 2004, Matyep in Mexico represented 10.8% and Burlington Resources Inc. represented 10.1% of our consolidated revenues. In 2003, Matyep, Burlington Resources Inc. and El Paso Energy Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our revenues. The loss without replacement of our larger existing customers could have a material adverse effect on our results of operations.
Suppliers
      The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oil service industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. However, we own sufficient equipment for our projected operations over the next twelve months. The cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.
      Historically, we have sought to purchase equipment for our rental tools on an opportunistic basis; however, there is currently a shortage of equipment, which is available new from our suppliers. We believe there is a six to eight month backlog on orders to these suppliers. However, we currently own sufficient equipment for projected operations over the next twelve month and we believe the shortage of equipment will result in increased demand for our services.
Competition
      We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.
      There are three major directional drilling companies, Schlumberger, Halliburton and Baker Hughes, that market both worldwide and in the U.S. as well as numerous small regional players, including us. There are believed to be at least 50 regional directional and horizontal drilling companies operating in the U.S. Management estimates that the regional market companies account for approximately 15% of the domestic market.
      Two large companies, Frank’s Casing Crew and Rental Tools and Weatherford, have a substantial portion of the casing and tubing market in south Texas. The market remains highly competitive and fragmented with at least 30 casing and tubing crew companies working in the U.S. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.
      Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies.
      There are two other significant competitors in the chemical injection services market, Weatherford and Dyna Coil. We believe we have an approximate 30% market share in the southwestern United States for chemical injection services using the capillary coiled tubing system.
      The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors include Weatherford, Oil and Gas Rental Tools, Quail Rental Tools and Knight Rental Tools.
Backlog
      We do not view backlog of orders as a significant measure for our business because our jobs are short-term in nature, typically one to thirty days, without significant on-going commitments.
Employees
      Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. We believe we have good relations with our employees, none of whom are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on the more technically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At July 31, 2005, we had 442 employees.
Insurance
      We carry a variety of insurance coverages for our operations, and are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses.

Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.
Federal Regulations And Environmental Matters
      Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.
      In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our bankruptcy in 1988 (See “— Legal Proceedings”).
Intellectual Property Rights
      Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.
Description Of Properties
      To support our directional drilling operations, we maintain operating locations in Houston, Midland and Corpus Christi, Texas, and in Oklahoma City, Oklahoma.
      To support our compressed air drilling compressed air drilling operations, we maintain operating locations in Houston, San Angelo and Fort Stockton, Texas, Farmington, New Mexico, and Grand Junction and Denver, Colorado.
      To support our casing and tubing operations, we maintain operating locations in Alice, Edinburg, Victoria and Pearsall, Texas.
      To support our production services operations, we maintain operating locations in Midland, Corpus Christi and Kilgore, Texas.
      To support our tool rental operations, we maintain operating locations in Houston, Texas and Lafayette, Louisiana.
      We maintain our principal executive offices in Houston, Texas.
      We own our facilities in Edinburg, Texas; all other facilities are leased.
Legal Proceedings
      On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.
      At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.
      We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.
      As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.
      Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in certain cases asserted we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of the Plan of Reorganization. In each instance, we have taken the position that the cleanup cost or other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position and based on such rulings we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.
      The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the Plan of Reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.
      We have been advised that the A-C Reorganization Trust will be terminated and its assets distributed during 2005, and as a result we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.
      We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust is defending all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.
      We are involved in various other legal proceedings in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

MANAGEMENT
Board Of Directors and Executive Officers
      Our executive officers and directors are:

Name	Age	Position

Munawar H. Hidayatallah	61	Chairman and Chief Executive Officer
David Wilde	50	President and Chief Operating Officer
Victor M. Perez	52	Chief Financial Officer
Theodore F. Pound III	51	General Counsel and Secretary
Bruce Sauers	41	Vice President and Corporate Controller
Todd C. Seward	43	Vice President — Corporate Systems
Alya H. Hidayatallah	30	Vice President — Planning and Development
Terrence P. Keane	53	President and Chief Executive Officer of AirComp
David K. Bryan	47	President and Chief Executive Officer of Strata
Jens H. Mortensen, Jr.	52	Vice Chairman
John E. McConnaughy, Jr.	76	Director(1)
Victor F. Germack	65	Director(1)
David A. Groshoff	33	Director(1)
Thomas E. Kelly	50	Director(2)
Thomas O. Whitener, Jr.	58	Director(2)(3)
Robert E. Nederlander	72	Director(3)
Jeffrey R. Freedman	58	Director
Leonard Toboroff	72	Vice Chairman

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating Committee
      Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc., which merged with us in May 2001, from its formation in February 2000 until the date of the merger. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2000, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.
      David Wilde became our President and Chief Operating Officer in February 2005. Mr. Wilde was President and Chief Executive Officer of Strata from October 2003 through February 2005 and served as Strata’s President and Chief Operating Officer from July 2003 until October 2003. From February 2002 until July 2003, Mr. Wilde was our Executive Vice President of Sales and Marketing. From May 1999 until February 2002, Mr. Wilde served as Sales and Operations Manager at Strata. Mr. Wilde has more than 30 years’ experience in the directional drilling and rental tool sectors of the oil service industry.

      Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995 when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years’ experience in international energy banking. Mr. Perez is a director of Safeguard Security Holdings.
      Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than twenty-four years. Mr. Pound has been our lead counsel in each of our acquisitions beginning in 2001.
      Bruce Sauers has served as our Vice President and Corporate Controller since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield service company. From June 2004 until January 2005, Mr. Sauers worked as a financial and accounting consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. From August 2002 until January 2003, Mr. Sauers acted as a consultant on SEC accounting and financial matters. From December 2001 through June 2002, Mr. Sauers was corporate controller at OSCA, Inc., an oilfield service company, which merged with BJ Service Company. From December 1996 until December 2001 was a corporate controller at UTI Energy Corp., a land drilling contractor, which merged and became Patterson — UTI Energy, Inc. Mr. Sauers is a certified public accountant and has served as an accountant for approximately 20 years.
      Todd C. Seward has served as our Vice President — Corporate Systems since July 2005, served as our Chief Accounting Officer from September 2002 until July 2005 and served as our Corporate Controller from October 2001 through September 2002. Mr. Seward served as secretary from May 2004 through January 2005. From February 2000 to October 2001, Mr. Seward was an Executive Accounting Consultant where he served as a Regional Controller for Cemex, the world’s third largest cement company. From February 1997 until February 2000, Mr. Seward served as Director of Finance for APS Holdings, Inc., a $750 million consumer branded auto parts distributor and reseller. Mr. Seward has 20 years of experience in all aspects of accounting, financial and treasury management.
      Alya H. Hidayatallah became our Vice President — Planning and Development in April 2005. From January 2005 to March 2005, Ms. Hidayatallah was a senior financial analyst for Panda Restaurant Group. From November 2004 through December 2004, she worked as a financial analyst for Lexicon Marketing. From February 2000 until April 2004, Ms. Hidayatallah was a Financial Analyst and Senior Financial Analyst in the Financial Restructuring Group of Houlihan Lokey Howard & Zukin. Ms. Hidayatallah has a degree in Business Economics from the University of California at Los Angeles awarded in 1997. Ms. Hidayatallah is Mr. Hidayatallah’s daughter.
      Terrence P. Keane has served as President and Chief Executive Officer of our AirComp, LLC subsidiary since its formation on July 1, 2003, and served as a consultant to M-I, LLC in the area of compressed air drilling from July 2002 until June 2003. From March, 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit. For more than ten years prior to joining the Gas Technology Institute, Mr. Keane had various positions with Smith International, Inc., Houston Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.
      David K. Bryan has served as President and Chief Executive Officer of Strata since February 2005. Mr. Bryan served as Vice President of Strata from June 2002 until February 2005. From February 2002 to

June 2002 he served as General Manager, and from May 1999 through February 2002 he served as Operations Manager of Strata. Mr. Bryan has been involved in the directional drilling sector since 1979.
      Jens H. Mortensen, Jr. has served as our director since November 2002 and as Vice-Chairman since February 2005 and served as our President and Chief Operating Officer from February 2003 through February 2005. Mr. Mortensen founded Jens’, one of our subsidiaries, in 1982 after having spent eight years in operations and sales positions with a South Texas casing crew operator. Mr. Mortensen’s experience includes extensive knowledge of specialized equipment utilized to install the various strings of casing required to drill and complete oil and gas wells.
      John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of Wave Systems Corp., Consumer Portfolio Services, Inc., Overhill Farms, Inc., Levcor International, Inc. and Positron Corporation. He also serves as Chairman of the Board of Trustees of the Strang Cancer Prevention Center and as Chairman Emeritus for the Harlem School of the Arts. Mr. McConnaughy holds a B.A. in Economics from Denison University and an M.B.A in Marketing and Finance from the Harvard Graduate School of Business Administration.
      Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.
      David A. Groshoff is Vice President of J.P.Morgan Investment Management, Inc. and Chief Compliance Officer of J.P.Morgan Investment Advisers’ closed end high yield bond fund, the Pacholder High Yield Fund, Inc. Prior to joining J.P.Morgan (at that time Pacholder Associates, Inc.) in 1997, Mr. Groshoff worked in private legal practice in Cincinnati, Ohio. Mr. Groshoff serves on our Board on behalf of the Pension Benefit Guaranty Corporation, which has the right to appoint one director for so long as it holds 117,020 shares of our common stock. Mr. Groshoff is also a member of the Board of Directors of Fansteel, Inc., a manufacturer of aerospace castings and engineered metal components.
      Thomas E. Kelly was appointed to our board of directors in January 2005. Mr. Kelly was an owner and founder of Downhole Injection Systems, LLC, which we purchased in December 2004. Since 1997, Mr. Kelly has been the Chairman and CEO of United Fuel & Energy Corp., the largest provider of fuel, lubricants and services in the Permian Basin of West Texas. Mr. Kelly is also a director of BPZ Energy a Houston based exploration and production company with properties in Peru and Ecuador and was Chief Executive Officer of BPZ Energy from September 2004 until May 2005. Mr. Kelly has been involved in oil and gas exploration projects since 1981, including Baytech, Inc. which he co-founded in 1981 and was involved in until it was sold in 2002. Mr. Kelly currently serves on the board of directors of BPZ Energy which is a public company.
      Thomas O. Whitener, Jr. has served as our director since February 1, 2002. Mr. Whitener is a founding partner of Energy Spectrum Capital and has been a partner since May 1996. Mr. Whitener has also served as a managing director of Energy Spectrum Securities Corp., a financial advisory firm for energy companies, since October 1997. Mr. Whitener has been financing companies in the energy industry since 1974. From 1987 to 1996, Mr. Whitener was an investment banker with R. Reid Investments Inc. and Dean Witter Reynolds.
      Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp. since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002. Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985 and was Chairman of the Board and Chief Executive Officer of Mego Financial Corp. from January 1988 to January 2002. Mr. Nederlander was a director of Mego Mortgage Corp. from September 1996 until June 1998.
      Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President — Corporate Development from January 2002 to November 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director — Oil Services and Equipment for Prudential Securities with responsibilities for institutional equity research of oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last twenty years.
      Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and is also a director of Engex Corp. Mr. Toboroff has been a practicing attorney continuously since 1961.
Board of Directors
      Our Board has ten members who serve for a term of one year or until their successors are elected and take office. See “Transactions with Selling Stockholders and Other Related Parties — Stockholders Agreement” for a description of an agreement pursuant to which certain of our stockholders have agreed to vote to elected certain persons to become members of our board of directors.
Audit Committee
      We have an Audit Committee consisting of three directors, Mr. McConnaughy, who serves as Chairman, Mr. Groshoff and Mr. Germack. All of our audit committee members are “independent” under the applicable American Stock Exchange and Securities and Exchange Commission rules regarding audit committee membership. Our board of directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission rules and regulations governing the composition of the Audit Committee.
      The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors. Our board of directors adopted a written Audit Committee charter in March 2002, which was amended in May 2004. The charter is reviewed annually and revised as appropriate.
      The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with and has unrestricted access to the independent auditors and all of our personnel. The Audit Committee has selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2005.

Compensation Committee
      The Compensation Committee consists of two independent, non-employee directors, Thomas E. Kelly and Thomas O. Whitener. The Compensation Committee formulates and oversees the execution of our compensation strategies, including by making recommendations to our Board of Directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan.
Nominating Committee
      The Nominating Committee of our Board of Directors was established in January 2005 to select nominees for the Board of Directors. The Nominating Committee does not have a charter. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Freedman, both of whom are independent as defined for such purpose by the American Stock Exchange. The Company has no formal procedure pursuant to which stockholders may recommend nominees to our Board of Directors or Nominating Committee and the Board of Directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. The Nominating Committee will utilize a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons.
Executive Compensation
      The following table sets forth the compensation paid or awarded by us in 2004, 2003 and 2002 to our Chief Executive Officer and the four other most highly compensated officers for the year ended December 31, 2004.
Summary Compensation Table

							Long Term
							Compensation

		Annual Compensation					Awards Securities
						Other Annual	Underlying
Name and Principal Position	Year	Salary ($)		Bonus ($)		Compensation(1)	Options/SARS (#)

Munawar H. Hidayatallah,	2004	337,500		580,000	(2)	3,375	—
Chairman & Chief Executive Officer	2003	300,000	(3)	81,775		3,000	400,000
	2002	294,666	(4)	143,000		—	—
David Wilde,	2004	200,000		188,364		1,672	110,000
President and Chief Operating	2003	187,626		30,000		1,876	100,000
Officer(5)	2002	146,393		—		—	—
Jens H. Mortensen, Jr.,	2004	150,000		—		1,500	—
Vice-Chairman(6)	2003	150,000		—		1,500	100,000
	2002	137,500		—		—	—
Terrence P. Keane,	2004	153,508		50,000		—	—
President and Chief Executive Officer	2003	72,086		—		—	—
of AirComp(7)	2002	—		—		—	—
Todd C. Seward,	2004	131,000		65,500	(8)	650	—
Chief Accounting Officer(9)	2003	123,192		40,000		1,232	30,000
	2002	35,000		—		—	—

(1)	Represents contributions to 401K plans. We match contributions made by all employees up to a maximum 1% of each employee’s salary.

(2)	Of this amount $175,000 was paid in 2005. The bonuses awarded to Mr. Hidayatallah for fiscal years 2002 and 2003 were determined pursuant to his 2001 employment agreement, based on acquisitions completed for fiscal years 2002 and 2003, and the bonus for fiscal year 2004 was based on Mr. Hidayatallah’s attaining certain strategic objectives set forth in his 2004 employment agreement (see, “Employment Agreements with Management,” below).

(3)	Of this amount, $60,000 was deferred and paid during 2004.

(4)	Of this amount, $65,000 was deferred and paid during 2003.

(5)	Mr. Wilde was President and Chief Executive Officer of Strata, one of our subsidiaries, until February 2005 when he was named our President and Chief Operating Officer.

(6)	Mr. Mortensen served as President of Jens’ since we acquired Jens’ in February 2002 until February 2005 and served as our President and Chief Operating Officer from February 2003 until February 2005.

(7)	Mr. Keane serves as President and Chief Executive Officer of AirComp, LLC and as such is considered an executive officer.

(8)	Of this amount, $32,500 was paid in 2005.

(9)	In July 2005, Mr. Seward became our Vice President — Corporate Systems.
Option/ SARs Grants In Last Fiscal Year
      The following table provides information concerning stock options granted to the named executive officers during 2004. All the grants were options to purchase shares of common stock and were made under our 2003 Incentive Stock Plan. No stock appreciation rights were granted during 2004. No options were exercised during 2004.

	Individual Grants				Potential Realizable
Value at Assumed Annual
	Number of	% of Exercise			Rates of Stock Price
	Securities	Options/SARs	Exercise		Appreciation for Option
	Underlying	Granted to	Price		Terms(3)
	Options/SARs	Employees	per Share	Expiration
Name	Granted(1)	in 2004	($/Sh)(2)	Date	5% ($)	10% ($)

David Wilde	110,000	42.5%	$4.85	9/23/2014	$335,515	$850,965

(1)	All options were granted under our 2003 Incentive Stock Plan. All options granted by us to date vest and become exercisable in three equal installments, one of which vested upon the grant of the options and one of which will vest upon each of the first and second anniversaries of the date of grant of option, provided that all options will become fully exercisable upon the occurrence of a change of control (as defined in the 2003 Incentive Stock Plan). At our annual meeting of stockholders held on August 11, 2005, stockholders approved a proposal to increase the number of shares of our common stock that may be granted under our 2003 Incentive Stock Plan from 2,400,000 shares to the lesser of 3,000,000 shares and 15% of the total number of our shares outstanding from time to time on a fully-diluted basis.

(2)	The exercise price for these options is equal to the fair market value of the common stock on September 28, 2004, the date of grant. The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date.

(3)	The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. The calculations assume annual compounding and continued retention of the options or the underlying common stock by the optionee for the full option term of ten years. Unless the market price of the common stock actually appreciates over the option term, no value will be realized by the optionee from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee’s continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/ SAR VALUES

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options/SARs		Options/SARs
	at Fiscal Year-End (#)		at Fiscal Year-End ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Munawar H. Hidayatallah	266,667	133,333	573,348	286,674
Jens H. Mortensen, Jr.	66,667	33,333	143,337	71,669
David Wilde	103,334	106,666	145,170	75,335
Terrence P. Keane	—	—	—	—
Todd C. Seward	20,000	10,000	43,000	21,500

(1)	Based on a value of $4.90 per share, the closing price per share on the American Stock Exchange on December 31, 2004, less the exercise price.
Employment Agreements With Management
      We have entered into written employment agreements with our executive officers as described below. Each employment agreement (other than the agreement of Mr. Keane, which is described below) provides that if the executive officer’s employment is terminated by us for any reason other than “cause,” as defined in the employment agreement, or death or disability, or if the executive officer is “Constructively Terminated,” as defined in the agreement (which definition includes a change in control of us if the executive officer does not continue employment with us or our successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period.
      Munawar H. Hidayatallah serves as our Chairman and Chief Executive Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Hidayatallah receives an annual base salary of $350,000 subject to annual increase in the discretion of the board of directors. In addition, Mr. Hidayatallah is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives specified in the agreement, and if he meets some but not all of such objectives may be granted a bonus as determined by the Compensation Committee of the board of directors. Mr. Hidayatallah received a signing bonus of $230,000 but will be required to return a pro rata portion of such bonus if his employment is terminated for any reason prior to April 1, 2007. Pursuant to the agreement, we also maintain a term life insurance policy in the amount of $2,500,000 the proceeds of which would be used to repurchase shares of our common stock from Mr. Hidayatallah’s estate in the event of his death. The number of shares purchased would be determined based upon the fair market value of our common stock, as determined by a third party experienced in valuations of this type, appointed by us. Mr. Hidayatallah also receives an annual guarantee fee equal to 0.25% of all loans guaranteed by Mr. Hidayatallah.
      Jens H. Mortensen, Jr. served as President of Jens’ pursuant to the terms of a three-year employment agreement dated February 1, 2002 which terminated on February 1, 2005. Mr. Mortensen is currently our Vice Chairman and receives a salary of $150,000 and is involved in acquisitions and development of international business on behalf of the Company.
      David Wilde serves as President and Chief Operating Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Wilde receives an annual base salary of $300,000 subject to annual review and potentially an increase by our Board, and Mr. Wilde is entitled to receive a bonus in an amount equal to up to 100% of his base salary, 50% of which is based on meeting quarterly and annual operating income targets for the Company. The bonus calculation is subject to adjustment in subsequent years.
      Victor M. Perez serves as our Chief Financial Officer pursuant to the terms of a three-year employment agreement dated as of July 26, 2004. Under the terms of the employment agreement, Mr. Perez receives an annual base salary of $240,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Perez is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement.
      Theodore F. Pound III serves as our General Counsel pursuant to a three-year employment agreement dated as of October 11, 2004. Under the terms of the employment agreement, Mr. Pound receives an annual base salary of $180,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Pound is entitled to receive a bonus in an amount equal to up to 50% of his base salary.
      Terrence P. Keane, President and Chief Executive Officer of our subsidiary AirComp L.L.C., a Delaware limited liability company, is employed pursuant to an employment agreement dated July 1, 2003, which has a term of four years. Under the terms of this agreement, Mr. Keane is entitled to base salary of $144,000 and to a bonus of up to 90% of his base salary based upon AirComp meeting earnings targets established by AirComp’s Management Committee. If Mr. Keane’s employment is terminated by AirComp without cause or by Mr. Keane for good reason (as such terms are defined in the agreement), Mr. Keane will be entitled to receive his accrued bonus, if any, and to continue to receive salary and medical benefits for a period of six months. In addition, if a change in control (as defined in the agreement) occurs with respect to AirComp, and Mr. Keane does not accept employment with AirComp’s successor, then Mr. Keane will be entitled to receive his accrued bonus, if any, to continue to receive salary for a period of 24 months, and to continue to receive medical benefits for a period of 12 months.
      David Bryan was appointed as the President and Chief Operating Officer of Strata in February 2005 pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Bryan receives an annual base salary of $150,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Bryan is entitled to receive a bonus based on Strata’s earnings before taxes, interest and depreciation provided that Strata met designated minimum earnings targets and provided further that such bonus shall not exceed 60% of Mr. Bryan’s base salary. The bonus calculation is subject to adjustment in subsequent years.
Board Compensation
      Our policy is to pay our independent directors a fee of $5,000 per quarter beginning in 2005. Messrs. Hidayatallah, Mortensen and Toboroff are not deemed independent for this purpose. Each independent director serving on a committee of the board of directors will receive $1,250 quarterly for service on such committee and each independent director serving as Chairman of a committee of the board of directors will receive an additional $1,250 per quarter for acting as chairman of such committee. In 2004, we did not pay directors any compensation. Directors are also compensated for out-of-pocket travel expenses.
      In April 2004, we entered into a consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.
Compensation Committee Interlocks And Insider Participation
      The Compensation Committee of our Board currently consists of Messrs. Kelly and Whitener. During 2004 Saeed M. Sheik, a former director, also served on the Compensation Committee. None of these individuals has been our officer or employee at any time. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than subsidiaries of the Company) that has or has had one or more executive officers serving as a member of our Board or our Compensation Committee.
      Mr. Whitener is a principal of Energy Spectrum, from whom we acquired Strata in February 2002. On April 2, 2002, Energy Spectrum converted all of its Series A Preferred Stock, including accrued dividend rights, into 8,590,449 shares of common stock (see “Certain Relationships and Related Transactions”). Energy Spectrum, which is our largest stockholder, is a private equity fund headquartered in Dallas, Texas. Mr. Kelly was an owner and founder of Downhole Injection Systems, LLC, which was purchased by the Company in December 2004. Mr. Kelly received 117,138 shares of our common stock and $306,800 for his interest in Downhole.

TRANSACTIONS WITH SELLING STOCKHOLDERS AND OTHER RELATED PARTIES
Sales Of Common Stock To Selling Stockholders
      We describe below transactions pursuant to which the selling stockholders have acquired common stock from us. All references to numbers of shares below have been adjusted to give retroactive effect to a one-to-five reverse stock split effected on June 10, 2004.
      In May 2005 and April 2005, we issued 223,114 and 168,161 shares, respectively, of our common stock in connection with our acquisitions of Delta Rental Service, Inc. and Capcoil Tubing Services, Inc. M Bar Ranch, L.P., Andrew Mills and Mike Wilhite, each of whom is a selling stockholder, obtained the shares of common stock being sold by them in exchange for their shares of Capcoil Tubing Services, Inc. Tom Whittington, who is a selling stockholder, obtained the shares of common stock being sold by him in exchange for shares of Delta Rental Service, Inc. owned by him. The transactions were exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under the Act.
      In January 2005, we issued to CTTV Investments LLC, an affiliate of Chevron Texaco Inc., 20,000 shares of our common stock, in connection with the execution and delivery of a business development agreement pursuant to which Chevron Texaco Inc. and its affiliates may contract for services from our subsidiaries. In addition, we agreed to issue to CTTV Investments up to an additional 60,000 shares of common stock based upon the payments for services made by Chevron Texaco Inc. and its affiliates to our subsidiaries in calendar year 2005, as follows: $500,000 to $749,000 — 20,000 shares; $750,000 to $1,249,000 — 40,000 shares; more than $1,250,000 — 60,000 shares. The transaction was exempt form the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act. CTTV Investments is a selling stockholder, and obtained the shares of common stock being sold by it in this offering pursuant to this agreement and pursuant to the Downhole transaction described below.
      In December 2004, we acquired Downhole Injection Services, LLC and in connection therewith issued to the sellers 568,466 shares of our common stock. In exchange for shares of Downhole, CTTV Investments, Nagi Soas, Dale Redman and Thomas E. Kelly received 175,708, 166,423, 94,307 and 117,138 shares of common stock, respectively, including the shares being sold in this offering by CTTV Investments, Mr. Soas, Mr. Redman, Mr. Kelly and Mr. Kelly’s children, who received the shares by gift from Mr. Kelly. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under the Act.
      In September 2004, we completed a private placement of 1,956,634 shares of our common stock to several investors, including 220,000 shares to Meadowbrook Opportunity Fund LLC, which is a selling stockholder, at a price per share of $3.00. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under the Act.
      In September 2004, we issued 1,300,000 shares of our common stock to director Jens H. Mortensen pursuant to a merger between Jens’ Oilfield Service, Inc. and a newly formed subsidiary of the Company. As a result of the merger, we acquired Mr. Mortensen’s 19% interest and now own 100% of Jens’ Oilfield Service, Inc. Mr. Mortensen is a selling stockholder. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act.
      In April 2004 we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit, Inc. The warrants are exercisable at $0.75 per share and expire in April 2014. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act. Wells Fargo Credit, Inc. is a selling stockholder.
      In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph &Co., Inc. in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009.

Morgan Joseph is a selling stockholder. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act.
      In February 2002, we purchased from director Jens H. Mortensen, Jr., 81% of the outstanding stock of Jens’ for (i) $10,250,000 in cash, (ii) a $4,000,000 note payable with interest at an annual rate of 7.5% with the principal due in four years, (iii) $1,234,560 for a non-competition agreement payable in sixty monthly installments over five years, (iv) an additional payment of $841,000 based upon Jens’ working capital as of February 1, 2002 and (v) 265,591 shares of our common stock. We entered into a three-year employment agreement with Mr. Mortensen which expired in February 2005, and provided for salary of $150,000 per year. Mr. Mortensen continues to be employed with a base salary of $150,000 per year. We also entered into a Stockholders Agreement with Jens’ and Mr. Mortensen providing for restrictions against transfer of the stock of Jens’ by us and Mr. Mortensen, and agreed to give Mr. Mortensen the right to exchange his shares of stock of Jens’ for shares of our common stock based on an agreed upon formula. On September 30, 2004, we issued to Mr. Mortensen 1,300,000 shares of our common stock in exchange for Mr. Mortensen’s interest in Jens’. In July 2005, the maturity of the note payable to Mr. Mortensen was extended from January 2006 to October 2007 and we agreed to make a $300,000 principal pre-payment on August 31, 2005. The number of shares issued to Mr. Mortensen was negotiated by the parties and was not based upon an agreed upon formula. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act. Mr. Mortensen is a selling stockholder.
      In February 2002, we acquired 100% of the preferred stock and 95% of the common stock of Strata in consideration for the issuance to Energy Spectrum of 1,311,973 shares of our common stock, warrants to purchase an additional 87,500 shares of Company common stock at an exercise price of $0.75 per share and 3,500,000 shares of Series A Preferred Stock. In addition, in February 2003, we issued warrants to purchase an additional 175,000 shares of our common stock at an exercise price of $0.75 per share as additional consideration for the purchase of Strata. The warrants expire in February 2012. In April 2004 Energy Spectrum converted its preferred stock into 1,718,090 shares of common stock. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act. In addition, in December 2003 we granted options to purchase 6,000 shares of our common stock, exercisable at $2.75 per share to Energy Spectrum Partners LP in consideration of services rendered by Energy Spectrum employees as our directors.
      In 1997, we obtained from the Pension Benefit Guaranty Corporation, referred to as the PBGC, a “distress” termination of our consolidated pension plan. In connection therewith, we issued to the PBGC 117,020 shares of our common stock, which then equaled approximately 35% of our outstanding common stock on a fully-diluted basis. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act.
Registration Rights Agreements
      We entered into a registration rights agreement with the investors in private placements completed in August and September 2004. Pursuant to the registration rights agreement, we agreed to file a Registration Statement registering the resale by the investors of the shares of common stock issued to them and to keep the Registration Statement effective until the earlier of two years following the sale of the common stock and the date all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933. Pursuant to this agreement, we filed Registration Statement No. 333-118916 with the Securities and Exchange Commission to register for resale the shares of common stock owned by the investors. This Registration Statement, which we refer to herein as the March 2005 Registration Statement, was declared effective on March 8, 2005.
      In connection with the April 2004 private placement described below in “— Other Material Relationships,” we entered into a registration rights agreement with the investors in the April 2004 private placement. In addition, in connection with other transactions occurring prior to April 2004, we entered into registration rights agreements with other investors. In April 2004, each investor that was a party to a registration rights agreement entered into prior to April 2, 2004 (other than the Pension Benefit Guarantee Corporation) terminated such agreement and entered into the registration rights agreement entered into by investors in the April 2004 private placement. These investors include, in addition to the investors in the April 2004 private placement, Energy Spectrum Partners LP and officers and directors Munawar H. Hidayatallah and Jens H. Mortensen. We entered into a registration rights agreement with the Pension Benefit Guarantee Corporation in March 1999, which is still in effect.
      The April 2004 registration rights agreement and the registration rights agreement with the Pension Benefit Guarantee Corporation each provide the other parties thereto the right to require us to register the resale of their shares under certain circumstances, and the right to have their shares included in any registration rights agreement filed by us, subject to certain exceptions.
Stockholders Agreement
      In connection with the April 2004 private placement described above and the exchange by Energy Spectrum of its preferred stock for common stock, we entered into a stockholders agreement with the investors in the April 2004 private placement, Energy Spectrum, Jens H. Mortensen, Jr., a director, and Munawar H. Hidayatallah, our Chief Executive Officer and Chairman of the board of directors. The stockholders agreement requires the parties to vote for the election to our board of directors of three persons nominated by Energy Spectrum, two persons nominated by the investors in the April 2004 private placement and one person nominated by Messrs. Hidayatallah and Mortensen. In June 2005, the Stockholders Agreement was amended to provide that unless and until Energy Spectrum notifies the Company and the other parties to the stockholders agreement that it elects to nominate all three directors it is entitled to nominate, Energy Spectrum will have the right to designate only one nominee and the other parties to the stockholders agreement will not have the right to designate any nominees to be elected as members of our board of directors. The stockholders agreement will terminate upon the completion of the offering if all shares offered by Energy Spectrum are sold.
Other Material Relationships
      In 2004, we purchased Downhole. Thomas Kelly, one of our directors, was an owner of Downhole and received $306,800 and 117,138 shares of our common stock in exchange for his interest in Downhole.
      During 2003 and 2004, Mr. Hidayatallah was a personal guarantor of substantially all of the financing extended to us by commercial banks. In December 2004, we refinanced most of our outstanding debt and obtained the release of Mr. Hidayatallah’s guarantees. Currently, Mr. Hidayatallah guarantees approximately $3.8 million of our outstanding debt. We have agreed to pay Mr. Hidayatallah a guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah from time to time. The fee is payable quarterly, in arrears, based upon the average amount of debt outstanding in the prior quarter. During 2004, Mr. Hidayatallah received $48,331 in respect of his guarantee of the Company’s debt. During the first three months of 2005, Mr. Hidayatallah received $3,625 in respect of this guarantee.
      In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Investors Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006. Concurrently with this transaction, Energy Spectrum Partners LP, the holder of all outstanding shares of our Series A Preferred Stock, converted all such shares, including accrued dividend rights, into 1,718,090 shares of common stock. Both transactions were exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under said Act.

      In April 2004, we entered into an oral consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.
      We leased a yard in Pearsall, Texas, from Mr. Mortensen for which we paid $28,800 rental payments in each of 2004 and 2003 and $27,500 in 2002. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $167,000, $173,000 and $290,000 of equipment and other supplies to us in 2004, 2003, and 2002, respectively.
      In October 2004, we hired Theodore F. Pound III as our General Counsel. Prior to joining us, Mr. Pound practiced law at Wilson Cribbs & Goren, P.C., who has served as counsel to the Company since 2001. Mr. Pound has served as lead acquisition counsel in each of our acquisitions since 2001. We incurred legal fees and expenses to Wilson Cribbs & Goren of $149,000 in 2003 and $178,638 in 2004.
      Other than the transactions described above, we had no material relationship with any selling stockholder during the three years preceding the date of this prospectus or other material transactions with our officers, directors or principal stockholders during the three years preceding the date of this prospectus. We believe each of the foregoing transactions between us and our officers and directors was on terms at least as favorable to us as could have been obtained from unrelated third parties.
DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share and 25,000,000 shares of preferred stock, $0.01 par value per share.
      The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.
Common Stock
      Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our Company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
      Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our Company.
      We have no present plans to issue any shares of preferred stock.
Shares Eligible for Future Sale
      Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. With the exception of certain shares issued in connection with acquisitions consummated during the past year, substantially all outstanding shares of our common stock are either freely tradable or tradable pursuant to Rule 144 or pursuant to the registration statement described below.
      We have filed a registration statement with the Securities and Exchange Commission registering the resale of, excluding the shares offered by this prospectus that are carried forward from that registration statement, approximately 10.1 million shares of our currently outstanding common stock and approximately 2.3 million shares of common stock which may be issued upon exercise of options and warrants, which was declared effective March 8, 2005. The registration statement registers the resale of 1,956,634 shares and 3,504,667 shares issued in private placement in September and August of 2004. The shares issued in August 2004 are currently eligible for sale under Rule 144 and the shares issued in September 2004 will become eligible for sale under Rule 144 in September of 2005. Pursuant to Rule 144, shares of our common stock that have been held for at least one year may generally be sold in brokers transactions provided that the amount of shares sold by any stockholder (and the stockholder’s transferees under certain circumstances) in any three month period does not exceed the greater of 1% of the outstanding stock (currently approximately 140,000 shares) or the four-week average weekly trading volume of the common stock. Such sales may be effected provided the requirements of Rule 144 are met, including the requirement that at the time of the sale we have filed all reports required to be filed under the Securities and Exchange Act of 1934. Pursuant to Rule 144, shares of our common stock that have been held by persons who are not our affiliates for at least two years may generally be sold without restriction under Rule 144.
Delaware Anti-Takeover Law And Charter And By-Law Provisions
      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.
      Under our certificate of incorporation and by-laws, our board of directors is not divided into classes, and each director serves for a term of one year. Any vacancies on the board of directors may be filled by a majority vote of the remaining directors or the stockholders. Our certificate of incorporation and by-laws also provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

      Our by-laws provide that meetings of stockholders may be called only by a majority of our board of directors.
      The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our Company.
Liability And Indemnification Of Officers And Directors
      Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also maintain indemnification insurance on behalf of our directors. In addition, our board of directors has approved and we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.
Transfer Agent And Registrar
      The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004-1123, (212) 509-4000.

PRINCIPAL AND SELLING STOCKHOLDERS
      The following table sets forth for each selling stockholder, for each other stockholder who beneficially owns more than 5% of our common stock, for each named executive officer and director, and for all executive officers and directors as a group, (1) the number of shares and (if one percent or more) the percentage of our outstanding common stock owned directly by the stockholder (or group of stockholders) and the stockholder’s (or group of stockholders’) affiliates (including all shares of common stock which may be issued upon the exercise of warrants or options exercisable within 60 days of the date hereof), (2) the number of shares of our common stock beneficially owned by the stockholder prior to this offering (including all shares of common stock which may be issued upon the exercise of warrants or options exercisable within 60 days of the date hereof); (3) the number of shares of our common stock offered by each selling stockholder pursuant to this prospectus; and (4) the number of shares and (if one percent or more) the percentage of the total of the outstanding shares of our common stock to be beneficially owned by each such person or group after this offering, assuming that all of the shares of our common stock beneficially owned by each selling stockholder and offered pursuant to this prospectus are sold and that each such stockholder acquires no additional shares of our common stock prior to the completion of this offering. None of the selling stockholders who are affiliates of broker-dealers purchased their shares of common stock outside the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

						Shares Owned After Offering

						Shares
	Shares Owned Prior to Offering				Shares Being	Beneficially	%
					Offered	Owned Upon	Beneficially
	Shares	%	Shares	%	Pursuant	Completion of	Owned Upon
	Owned	of	Beneficially	Beneficially	to this	this	Completion of
Name	Directly(1)	Outstanding(1)	Owned(2)	Owned(2)(3)	Prospectus	Offering(2)	this Offering(3)

Selling Stockholders:
Energy Spectrum Partners LP(4)	2,579,562	18.4	7,343,005	46.7	2,579,562	—	—
CTTV Investments LLC(5)	195,708	1.4	195,708	1.4	195,708	—	—
Tom Whittington	167,336	1.2	167,336	1.2	167,336	—	—
M Bar Ranch, L.P.(6)	141,255	1.0	141,255	1.0	141,255	—	—
Meadowbrook Opportunity Fund(7)	180,000	1.3	180,000	1.3	80,000	100,000	*
Dale Redman	94,307	*	94,307	*	80,000	14,307	*
Thomas E. Kelly(8)	94,201	*	94,201	*	80,000	14,201	*
Werlyn Bourgeois	55,778	*	55,778	*	55,778	—	—
Wells Fargo Credit, Inc.(9)	30,000	*	30,000	*	30,000	—	—
Andrew Mills	13,453	*	13,453	*	13,453	—	—
Mike Wilhite	13,453	*	13,453	*	13,453	—	—
Nagi Soas	166,423	1.2	166,423	1.2	166,423	—	—
Morgan Joseph and Co., Inc.(10)	340,000	*	340,000	*	340,000	—	—
John E. McConnaughy, Jr.(11)	300,000	2.1	300,000	2.1	200,000	100,000	*
Emily J. Kelly(12)	2,000	*	2,000	*	2,000	—	—
Winston S. Kelly(12)	2,000	*	2,000	*	2,000	—	—
Kathryn E. Kelly(12)	2,000	*	2,000	*	2,000	—	—
Audra G. Hocutt(12)	2,000	*	2,000	*	2,000	—	—
Miranda R. Hocutt(12)	2,000	*	2,000	*	2,000	—	—
Todd A. Seward(13)	20,000	*	10,000	*	10,000	10,000	*
Total Number of Shares to be Sold by Selling Stockholders					4,162,968
Other Officers and Directors:
Jeffrey R. Freedman(14)	119,000	*	119,000	*	—	119,000	*
Victor F. Germack(15)	—	—	—	—	—	—	—
David A. Groshoff(16)	4,000	*	4,000	*	—	4,000	*
Munawar H. Hidayatallah(17)	1,311,667	9.1	7,343,005	46.7	—	1,311,667	8.3
Terrence P. Keane(18)	8,334	*	8,334	*	—	8,334	*
Robert E. Nederlander(19)	715,594	5.1	7,343,005	46.7	—	715,594	4.6

						Shares Owned After Offering

						Shares
	Shares Owned Prior to Offering				Shares Being	Beneficially	%
					Offered	Owned Upon	Beneficially
	Shares	%	Shares	%	Pursuant	Completion of	Owned Upon
	Owned	of	Beneficially	Beneficially	to this	this	Completion of
Name	Directly(1)	Outstanding(1)	Owned(2)	Owned(2)(3)	Prospectus	Offering(2)	this Offering(3)

Leonard Toboroff(20)	695,593	4.9	7,343,005	46.7	—	695,593	4.4
Thomas O. Whitener, Jr.(21)	—	—	7,343,005	46.7	—	—	—
David Wilde(22)	175,000	1.2	175,000	1.2	—	175,000	1.1
All directors and executive officers as a group (18 persons)(23)	7,710,542	49.0	8,183,873	51.0	2,869,562	4,840,980	29.0
Other Stockholders:
Christopher Engel(24)	260,438	1.9	7,343,005	46.7	—	260,438	1.7
Donald Engel(25)	212,893	1.5	7,343,005	46.7	—	212,893	1.4
Palo Alto Investors(26)	1,666,667	11.9	1,666,667	11.9		1,666,667	10.9
Steve Emerson(27)	1,174,000	8.4	1,174,000	8.4	—	1,174,000	7.7

*	less than one percent

(1)	The number of shares listed as owned directly includes all shares of common stock owned by, or which may be obtained within 60 days upon the exercise of warrants and options held by, the stockholder (or group) and the stockholder’s (or group’s) affiliates. This amount excludes other shares deemed to be beneficially owned under the rules of the Securities and Exchange Commission, including shares deemed to be beneficially owned as a result of the stockholders agreement described in “Transactions With Selling Stockholders and Other Related Parties — Stockholders Agreement,” which we refer to herein as the stockholders agreement. Under the rules of the Securities and Exchange Commission, all parties to the stockholders agreement may be deemed to beneficially own all common stock beneficially owned by each party to the stockholders agreement. Percentage ownership is based upon 14,022,800 shares of common stock of the Registrant issued and outstanding as of August 4, 2005.

(2)	Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission and includes, with respect to each stockholder, the shares described in footnote (1) plus the shares the stockholder is deemed to beneficially owned in accordance with the rules of the Securities and Exchange Commission, including as a result of being a party to the stockholders agreement.

(3)	Percentage of shares beneficially owned is calculated in accordance with the rules of the Securities and Exchange Commission.

(4)	Energy Spectrum includes Energy Spectrum Partners LP, a Delaware limited partnership, the principal business of which is investments, Energy Spectrum Capital LP, a Delaware limited partnership, the principal business of which is serving as the general partner of Energy Spectrum Partners LP, Energy Spectrum LLC, a Texas limited liability company, the principal business of which is serving as the general partner of Energy Spectrum Capital, and Sidney L. Tassin, James W. Spann, James P. Benson, Leland B. White and Thomas O. Whitener, Jr., executives and principals of the foregoing persons. The principal business address of each of the foregoing persons is 5956 Sherry Lane, Suite 900, Dallas, Texas 75225. Messrs. Tassin, Spann, Benson, White and Whitener are the members and managers of Energy Spectrum LLC, and Messrs. Tassin (President), Whitener (Chief Operating Officer) and Spann (Chief Investment Officer) are executive officers of Energy Spectrum LLC. Mr. Whitener is a principal of Energy Spectrum Partners LP’s affiliates and the other persons listed above are also deemed to beneficially own the securities held of record by Energy Spectrum Partners LP. Energy Spectrum Partners LP is the record owner of 2,311,062 shares of our common stock, warrants to purchase 262,500 shares of common stock with an exercise price of $0.75 per share, or $196,875 in the aggregate, and an option to purchase 6,000 shares of common stock granted under our 2003 Incentive Stock Plan with an exercise price of $2.75 per share, or $16,500 in the aggregate. Pursuant to the terms of the warrants and the options, the selling stockholder may acquire the number of shares subject to the warrants and options for cash or, in lieu of an exercise for cash, may acquire a number of shares equal to the number of shares subject to the warrant or option less that number of shares having a value (based on the average closing price of our common stock on the American Stock Exchange on the ten trading days preceding the date of exercise) equal to the cash exercise price of the warrants and options (a cashless exercise). It is currently contemplated that the warrants and options will be exercised on a cashless basis and that we will not receive any proceeds from the exercise of the warrants and the options. If the warrants and options are exercised on August 18, 2005, as currently contemplated, we will reduce the number of shares issuable upon exercise of the warrants by 16,557 shares and will issue 245,943 shares upon exercise of the warrants, and will reduce the number of shares issuable upon exercise of the options by 1,387 shares and will issue 4,613 shares upon exercise of the options. The shares being offered by this selling stockholder will include all shares exercisable upon exercise of the warrants and options. Energy Spectrum is also deemed to beneficially own 4,763,443 shares of common stock that are owned by (or that may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement.

(5)	CTTV Investments LLC is a subsidiary of Chevron Corporation, a publicly traded company.

(6)	Wesley J. Mahone exercises investment and voting authority with respect to the shares owned by this selling stockholder.

(7)	MYR Pautreus, LLC and its Managing Member, Michael Ragins, exercise investment and voting authority with respect to the shares owned by this selling stockholder.

(8)	Mr. Kelly’s address is 450 North Marienfield, Suite 200, Midland, Texas 79701.

(9)	The number of shares indicated in the above table as beneficially owned by Wells Fargo Credit, Inc. represents shares that may be acquired by Wells Fargo Credit within 60 days upon the exercise of warrants issued to it by us. The warrants are exercisable for 30,000 shares at an exercise price of $0.50 per share, or $15,000 in the aggregate. Pursuant to the terms of the warrants, Wells Fargo Credit may acquire shares of our common stock upon exercise of the warrants for cash or, in lieu of an exercise for cash, may acquire a number of shares equal to 30,000 less that number of shares having a value (based on the closing sale price of our common stock on the trading day immediately prior to the date of exercise) equal to the cash exercise price (a cashless exercise). It is currently contemplated that the warrants will be exercised on a cashless basis. If the warrants and options are exercised on August 18, 2005, as currently contemplated, we will reduce the number of shares issuable upon exercise of the warrants by 1,358 shares and will issue 28,642 shares upon exercise of the warrants. The shares being offered by this selling stockholder will include all shares exercisable upon exercise of the warrants.

(10)	The number of shares indicated in the above table as beneficially owned by Morgan Joseph and Co., Inc. represents shares that may be acquired by Morgan Joseph within 60 days upon the exercise of warrants issued to it by us. The warrants are exercisable for 340,000 shares at an exercise price of $2.50 per share, or $850,000 in the aggregate. Pursuant to the terms of the warrants, the selling stockholder may acquire the number of shares subject to the warrants for cash or, in lieu of an exercise for cash, may acquire a number of shares equal to the number of shares subject to the warrant less that number of shares having a value (based on the average closing price of our common stock on the American Stock Exchange on the ten trading days preceding the date of exercise) equal to the cash exercise price of the warrants (a cashless exercise). It is currently contemplated that the warrants will be exercised on a cashless basis. If the warrants are exercised on August 18, 2005, as currently contemplated, we will reduce the number of shares issuable upon exercise of the warrants by 71,488 shares and will issue 268,512 shares upon exercise of the warrants The shares being offered by this selling stockholder will include all shares exercisable upon exercise of the warrants.

(11)	Includes 300,000 shares of common stock owned by Mr. McConnaughy. Mr. McConnaughy’s address is 2 Parklands Drive, Darien, CT 06820.

(12)	These selling stockholders are the children of Thomas E. Kelly.

(13)	The number of shares indicated in the above table as beneficially owned by Mr. Seward represents shares that may be acquired by Mr. Seward within 60 days upon the exercise of options issued pursuant to our 2003 Incentive Stock Plan. The options are currently exercisable for 20,000 shares at an exercise price of $2.75 per share, or $55,000 in the aggregate. Pursuant to the terms of our 2003 Incentive Option Plan, the selling stockholder may acquire the number of shares subject to the options for cash or, in lieu of an exercise for cash, may acquire a number of shares equal to the number of shares subject to the option less that number of shares having a value (based on the average closing price of our common stock on the American Stock Exchange on the ten trading days preceding the date of exercise) equal to the cash exercise price (a cashless exercise). It is currently contemplated that the options will be exercised on a cashless basis and the shares being offered by this selling stockholder will be those shares issued upon the exercise of the option with respect to 10,000 shares. If the options are exercised on August 18, 2005, as currently contemplated, we will reduce the number of shares issuable upon exercise of the options by 2,312 shares and will issue 7,688 shares upon exercise of the options. These shares will be offered by the selling stockholder.

(14)	Includes 103,000 shares owned by this stockholder and 16,000 shares which may be issued upon the exercise of warrants owned by this stockholder. Mr. Freedman’s address is 123 Via Verde Way, Palm Beach, FL 33418.

(15)	Mr. Germack’s address is 845 3rd Avenue, Suite 1410, New York, New York, 10022

(16)	Includes 2,000 shares of common stock and currently exercisable options to purchase 2,000 shares of common stock owned by Mr. Groshoff. Mr. Groshoff’s address is 8044 Montgomery Rd., Suite 480, Cincinnati, OH 45236.

(17)	Shares owned directly include (i) 875,000 shares owned by the Hidayatallah Family Trust and (ii) 466,667 shares that may be issued within 60 days upon the exercise of options granted under our 2003 Incentive Stock Plan. Shares beneficially owned include 6,031,338 shares that are owned by (or may be obtained within sixty days upon the exercise of options and warrants held by) the other parties to the stockholders agreement. Mr. Hidayatallah, our Chief Executive Officer and Chairman, exercises investment and voting authority with respect to 875,000 shares of common stock owned by the Hidayatallah Family Trust. Mr. Hidayatallah’s address is 5075 Westheimer, Suite 890, Houston, Texas 77056.

(18)	Includes 8,334 shares of common stock that may be issued within 60 days upon the exercise of options granted under our 2003 Incentive Stock Plan. Mr. Keane’s address is 5075 Westheimer, Suite 890, Houston, Texas 77056.

(19)	Shares owned directly include (i) 446,528 shares of common stock owned directly by Mr. Nederlander or by RER Corp. or QEN Corp., corporations controlled by Mr. Nederlander, and (ii) currently exercisable options and warrants to purchase 269,066 shares of common stock owned directly by Mr. Nederlander or RER Corp. Shares beneficially owned include 6,627,411 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement. Mr. Nederlander’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(20)	Shares owned directly include (i) 326,527 shares of common stock owned directly by Mr. Toboroff or Lenny Corp., a corporation wholly-owned by Mr. Toboroff, and (ii) currently exercisable options and warrants to purchase 369,066 shares of common stock owned directly by Mr. Toboroff. Shares beneficially owned include 6,647,412 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Toboroff’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(21)	Shares beneficially owned include the shares beneficially owned by Energy Spectrum described in Note (4).

(22)	Shares owned directly include (i) 5,000 shares of common stock owned of record by Mr. Wilde, and (ii) 170,000 shares that may be issued within 60 days upon the exercise of options granted under our 2003 Incentive Stock Plan. Mr. Wilde’s address is 5075 Westheimer, Suite 890, Houston, Texas 77056.

(23)	Includes shares described in Notes (5), (10) and (12) through (22) as well as shares owned by (or which may be obtained within 60 days upon the exercise of warrants held by) our other executive officers.

(24)	Shares listed as owned directly include (i) 77,461 shares owned by this stockholder, (ii) 99,950 shares which may be issued upon the exercise of warrants owned by this stockholder, (iii) 36,251 shares owned by the Engel Defined Benefit Plan and (iv) 46,776 shares which may be issued upon the exercise of warrants owned by the Engel Defined Benefit Plan. Christopher Engel exercises investment and voting authority with respect to securities owned by Engel Defined Benefit Plan. Shares listed as beneficially owned include 7,082,567 shares owned by (or that may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement.

(25)	Shares owned directly include 92,953 shares owned by this stockholder and 119,940 shares which may be issued upon the exercise of warrants owned by this stockholder. Shares listed as beneficially owned include 7,165,594 shares owned by (or that may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement.

(26)	Consists of 920,000 shares, 666,667 shares and 80,000 shares owned by Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P., respectively. Palo Alto Investors, LLC acts as the general partner of Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC, and William L. Edwards is the President of Palo Alto Investors, Inc. Palo Alto Investors, LLC, Palo Alto Investors, Inc. and William L. Edwards each have investment and voting authority with respect to the shares owned by this stockholder. The business address for each of theses persons is 470 University Avenue, Palo Alto, CA 94301.

(27)	Mr. Emerson’s address is 1522 Ensley Avenue, Los Angeles, California 90024.

UNDERWRITING
      Subject to the terms and conditions set forth in the underwriting agreement among us, the selling stockholders and Morgan Keegan & Company, Inc., Morgan Keegan & Company, Inc. has agreed to purchase, and we and the selling stockholders have agreed to sell to Morgan Keegan & Company, Inc.,                     shares of our common stock.
      The underwriting agreement provides that the obligation of Morgan Keegan & Company, Inc. to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. Morgan Keegan & Company, Inc. is obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if it purchases any of the shares.
      The underwriting agreement provides that Morgan Keegan & Company, Inc. will purchase the shares of common stock from us and the selling stockholders at the public offering price shown on the cover page of this prospectus less the underwriting discount shown on the cover page of this prospectus.
      The following table summarizes the underwriting discounts Morgan Keegan & Company, Inc. is to receive on a per share basis and in total from us and the selling stockholders. The information is presented assuming either no exercise or full exercise of the underwriter’s option to purchase additional shares of stock to cover over-allotments.

	Per Share	Total

		Without Option	With Option

Underwriting discount paid by us
Underwriting discount paid by selling stockholders
      We estimate that the total expenses of this offering will be approximately $          , excluding underwriter’s discounts. We will pay all expenses associated with this offering.
      Morgan Keegan & Company, Inc. proposes to offer the shares of our common stock to the public at the offering price set forth on the cover page of this prospectus. After the offering, Morgan Keegan & Company, Inc. may change the offering price and other selling terms. Morgan Keegan & Company, Inc. reserves the right to reject an order for the purchase of shares, in whole or in part.
      We have granted to Morgan Keegan & Company, Inc. the option, exercisable for thirty (30) days from the date of this prospectus, to purchase up to                     additional shares of common stock at the price set forth on the cover of this prospectus. Morgan Keegan & Company, Inc. may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the offering. If any additional shares are purchased, Morgan Keegan & Company, Inc. will offer the additional shares on the same terms as those on which the shares are being offered.
      We, each of our executive officers and directors and each of the selling stockholders have agreed that none of us will issue, sell, transfer or dispose of any shares of our common stock or securities convertible into or exercisable for any shares of our common stock, without the prior written consent of Morgan Keegan & Company, Inc. which shall not be unreasonably withheld for a period of ninety (90) days after the date of the underwriting agreement, other than in this offering in accordance with the terms of the underwriting agreement.
      Our shares of common stock are listed on the American Stock Exchange under the symbol “ALY”.
      In connection with this offering, Morgan Keegan & Company, Inc. may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions in accordance with Regulation M. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by Morgan Keegan & Company, Inc. in this offering, which creates a syndicate short position. “Covered” short sales are sales made in an amount up to the number of shares represented by the underwriter’s over-allotment option. In determining the source of shares to close out the covered syndicate short position, Morgan Keegan & Company, Inc. will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which Morgan Keegan & Company, Inc. may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases in the open market after the distribution has been completed or the exercise of the over-allotment option. Morgan Keegan & Company, Inc. may also make “naked” short sales of shares in excess of the over-allotment option. Morgan Keegan & Company, Inc. must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if Morgan Keegan & Company, Inc. is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for, or purchases of, shares in the open market while the offering is in progress, subject to a specified maximum price.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of the shares of our common stock to be higher than the price that would otherwise exist on the open market in the absence of these transactions. Morgan Keegan & Company, Inc. may conduct these transactions on the American Stock Exchange or otherwise. If Morgan Keegan & Company, Inc. commences any of these transactions, it may discontinue them at any time.
      We and the selling stockholders have agreed to indemnify Morgan Keegan & Company, Inc. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Morgan Keegan & Company, Inc. may be required to make because of any of those liabilities.
      Morgan Keegan & Company, Inc. has from time to time performed, and may in the future perform, various investment banking, financial advisory and other services for us for which it has been paid, or will be paid, customary fees. Affiliates of Morgan Keegan own 166,667 shares of our common stock.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a Registration Statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the Registration Statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the Registration Statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The website can be accessed at http://www.sec.gov.
LEGAL MATTERS
      Greenberg Glusker Fields Claman Machtinger & Kinsella LLP, Los Angeles, California, has rendered to us a legal opinion as to the validity of the common stock covered by this prospectus. Bracewell & Giuliani LLP, Houston, Texas, has advised the underwriters as to certain legal matters relating to the offering.

EXPERTS
      The consolidated financial statements of Allis-Chalmers Energy Inc. and schedules and notes thereto included in this prospectus and Registration Statement have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP and by Gordon, Hughes and Banks, LLP, independent registered public accounting firms, in each case to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Diamond Air Drilling Service, Inc. and Marquis Bit. Co., LLC and schedules and notes thereto included in this prospectus and Registration Statement have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Downhole Injection Services, LLC and schedules and notes thereto included in this prospectus and Registration Statement have been audited by Johnson, Miller & Co., independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Delta Rental Service, Inc. and schedules and notes thereto included in this prospectus and Registration Statement have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Capcoil Tubing Services, Inc. and schedules and notes thereto included in this prospectus and Registration Statement have been audited by Curtis Blakely & Co., PC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of W. T. Enterprises, Inc. and schedules and notes thereto included in this prospectus and Registration Statement have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

CERTAIN DEFINITIONS

“blow out preventers”	Large safety devices placed on the surface of a well to maintain high pressure well bores.

“booster”	A machine that increases the volume of air when used in conjunction with a compressor or a group of compressors.

“casing”	The pipe placed in a drilled well to secure the well bore and formation.

“casing tongs”	Hydraulic wrenches used to screw casing pipes together.

“directional drilling”	The technique of drilling a well with varying the angle of direction of a well and changing the direction of a well to hit a specific target.

“drill pipe”	A pipe that attaches to the drill bit to drill a well.

“heavy weight spiral drill pipe”	Heavy drill pipe used for special applications primarily in directional drilling. The ‘spiral‘ design increases flexibility and penetration of the pipe.

“horizontal drilling”	The technique of drilling wells at a 90-degree angle.

“lay down machines”	A truck mounted machine used to move pipe and casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

“links”	Adaptors that fit on the blocks to attach handling tools.

“LWD” or “log while drilling”	The technique of measuring, in real time, the formation pressure and the position of equipment inside of a well.

“MWD” or “measurement while drilling”	The technique used to measure direction and angle while drilling a well.

“protectors”	A device placed on a drill pipe and casing pipe to protect the threads.

“reciprocating compressor”	A piston type compressor that constantly pushes air with reciprocating pistons.

“screw compressor”	A compressor that utilizes a positive displacement mechanism.

“slips”	Tools used to hold casing in place while installing casing in wells.

“spacer spools”	High pressure connections or links which are stacked to elevate the blow out preventers to the drilling rig floor.

“test plugs”	A device used to test the connections of well heads and the blow out preventers.

“torque turn service”	Monitoring device to insure proper makeup of the casing.

“tubing”	A pipe placed inside the casing to allow the well to produce.

“under balanced drilling”	A technique in which oil, gas, or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage, and reduced drilling costs.

INDEX TO FINANCIAL STATEMENTS

ALLIS-CHALMERS ENERGY INC.
Reports of Independent Registered Public Accounting Firms	F-4
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-6
Consolidated Statements of Operations for the Years Ended December 31, 2004, December 31, 2003 and December 31, 2002	F-7
Consolidated Statement of Stockholders’ Equity for the Years Ended December 31, 2004, December 31, 2003 and December 31, 2002	F-8
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, December 31, 2003 and December 31, 2002	F-9
Notes to Consolidated Financial Statements	F-10
Consolidated Balance Sheets as of June 30, 2005 (unaudited) and December 31, 2004	F-47
Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2005 and June 30, 2004 (unaudited)	F-48
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2005 and June 30, 2004 (unaudited)	F-49
Notes to Unaudited Consolidated Financial Statements	F-50

DIAMOND AIR DRILLING SERVICES, INC.
Independent Auditors’ Reports	F-68
Balance Sheets as of July 31, 2004 and December 31, 2003 and 2002	F-70
Statements of Income for the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002	F-71
Statements of Stockholders’ Equity for the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002	F-72
Statements of Cash Flows for the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002	F-73
Notes to Financial Statements	F-74

MARQUIS BIT CO., LLC
Independent Auditors’ Report	F-80
Balance Sheets as of July 31, 2004 and December 31, 2003 and 2002	F-82
Statements of Income and Members’ Equity for the Seven Months Ended July 31, 2004, the Year Ended December 31, 2003 and the Period from Inception, October 1, 2002, through December 31, 2002	F-83
Statements of Cash Flows for the Seven Months Ended July 31, 2004, the Year Ended December 31, 2003 and the Period from Inception, October 1, 2002, through December 31, 2002	F-84
Notes to Financial Statements	F-85

DOWNHOLE INJECTION SERVICES, LLC
Independent Auditors’ Report	F-88
Balance Sheets as of November 30, 2004 and December 31, 2003	F-89
Statements of Operations and Members’ Equity for the Eleven Months Ended November 30, 2004 and the Year Ended December 31, 2003	F-90
Statements of Cash Flows for the Eleven Months Ended November 30, 2004 and the Year Ended December 31, 2003	F-91
Notes to Financial Statements	F-92

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Allis-Chalmers Energy Inc.
Houston, Texas
      We have audited the accompanying consolidated balance sheet of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 2 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for the year ended December 31, 2004.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
April 8, 2005, except as to Note 2 which date
is August 5, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Allis-Chalmers Energy Inc.
Houston, Texas
      We have audited the accompanying consolidated balance sheet of Allis-Chalmers Energy Inc. as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. as of December 31, 2003, and the results of consolidated operations and cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 2 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for the year ended December 31, 2003.

/s/ GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado
March 3, 2004, except as to Note 11 which date is
June 10, 2004, Notes 17 and 19 which date is February 10, 2005 and
Note 2 which date is August 5, 2005.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

		(restated)
	(in thousands, except
	for share amounts)
ASSETS
Cash and cash equivalents	$7,344	$1,299
Trade receivables, net of allowance for doubtful accounts of $265 and $168 at December 31, 2004 and 2003, respectively	12,986	8,823
Inventory	2,373	—
Lease receivable, current	180	180
Prepaid expenses and other	1,495	887

Total current assets	24,378	11,189

Property and equipment, at costs net of accumulated depreciation of $5,251 and $2,586 at December 31, 2004 and 2003, respectively	37,679	31,128
Goodwill	11,776	7,661
Other intangible assets, net of accumulated amortization of $2,036 and $1,254 at December 31, 2004 and 2003, respectively	5,057	2,290
Debt issuance costs, net of accumulated amortization of $828 and $462 at December 31, 2004 and 2003, respectively	685	567
Lease receivable, less current portion	558	787
Other Assets	59	40

Total assets	$80,192	$53,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$5,541	$3,992
Trade accounts payable	5,694	3,133
Accrued salaries, benefits and payroll taxes	615	591
Accrued interest	470	152
Accrued expenses	1,852	1,761
Accounts payable, related parties	740	787

Total current liabilities	14,912	10,416
Accrued postretirement benefit obligations	687	545
Long-term debt, net of current maturities	24,932	28,241
Other long-term liabilities	129	270
Redeemable warrants	—	1,500
Redeemable convertible preferred stock, $0.01 par value (4,200,000 shares authorized; 3,500,000 issued and outstanding at December 31, 2003)($1 redemption value) including accrued dividends	—	4,171

Total liabilities	40,660	45,143
Commitments and Contingencies (Note 9 and Note 21)
Minority interests	4,423	3,978
STOCKHOLDERS’ EQUITY (NOTE 10)
Common stock, $0.01 par value (20,000,000 shares authorized; 13,611,525 and 3,926,668 issue and outstanding at December 31, 2004 and December 31, 2003, respectively	136	39
Capital in excess of par value	40,331	10,748
Accumulated deficit	(5,358)	(6,246)

Total stockholders’ equity	35,109	4,541

Total liabilities and stockholders’ equity	$80,192	$53,662

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,

	2004	2003	2002

	(restated)	(restated)
Revenues	$47,726	$32,724	$17,990
Cost of revenues	35,300	24,029	14,640

Gross margin	12,426	8,695	3,350
General and administrative expense	8,011	6,169	3,792
Personnel restructuring costs	—	—	495
Abandoned acquisition/private placement costs	—	—	233
Post retirement medical costs	188	(99)	(98)

Total operating expenses	8,199	6,070	4,422

Income (loss) from operations	4,227	2,625	(1,072)
Other income (expense):
Interest income	32	3	49
Interest expense	(2,808)	(2,467)	(2,256)
Minority interests in income of subsidiaries	(321)	(343)	(189)
Factoring costs on note receivable	—	—	(191)
Settlement on lawsuit	—	1,034	—
Gain on sale of interest in AirComp	—	2,433	—
Other	272	12	(40)

Total other income (expense)	(2,825)	672	(2,627)

Net income (loss) before income taxes	1,402	3,297	(3,699)
Provision for foreign income tax	(514)	(370)	(270)

Net income (loss)	888	2,927	(3,969)
Preferred stock dividend	(124)	(656)	(321)

Net income (loss) attributed to common stockholders	$764	$2,271	$(4,290)

Income (loss) per common share — basic	$0.10	$0.58	$(1.14)

Income (loss) per common share — diluted	$0.09	$0.50	$(1.14)

Weighted average number of common shares outstanding:
Basic	7,930	3,927	3,766

Diluted	9,510	5,850	3,766

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

	Common Stock		Capital in
			Excess of	Accumulated
	Shares	Amount	Par Value	Deficit	Total

Balances, December 31, 2001	2,317,626	$23	$6,431	$(5,204)	$1,250
Issuance of common stock in connection with the purchase of Jens’	279,570	3	627	—	630
Issuance of stock purchase warrants in connection with the purchase of Jens’	—	—	47	—	47
Issuance of common stock in connection with the purchase of Strata	1,311,972	13	2,939	—	2,952
Issuance of stock purchase warrants in connection with the purchase of Strata	—	—	267	—	267
Issuance of common stock in connection with the purchase of Strata	17,500	—	153	—	153
Accrual of preferred dividends	—	—	(321)	—	(321)
Net (Loss)	—	—	—	(3,969)	(3,969)

Balances, December 31, 2002	3,926,668	$39	$10,143	$(9,173)	$1,009
Effect of consolidation of AirComp	—	—	955	—	955
Accrual of preferred dividends	—	—	(350)	—	(350)
Net Income (RESTATED)	—	—	—	2,927	2,927

Balances, December 31, 2003, as restated (RESTATED)	3,926,668	$39	$10,748	$(6,246)	$4,541
Issuance of common stock in connection with the $2 million equity raise	620,000	6	1,544	—	1,550
Issuance of stock purchase warrants in Connection with the $2 million equity raise	—	—	450	—	450
Issuance of common stock in Connection with the $16.4 million equity raise	5,461,301	55	14,056	—	14,111
Issuance of stock purchase warrants in Connection with the $16.4 million equity raise	—	—	641	—	641
Issuance of common stock in connection With the 19% conversion of Jens	1,300,000	13	6,421	—	6,434
Conversion of preferred stock	1,718,090	17	4,278	—	4,295
Issuance of common stock for services	14,000	—	97	—	97
Issuance of common stock for services	3,000	—	2	—	2
Issuance of stock purchase warrants in Connection with the issuance of debt	—	—	47	—	47
Issuance of common stock for Purchase of Downhole Injector Systems	568,466	6	2,171	—	2,177
Accrual of preferred dividends	—	—	(124)	—	(124)
Net Income	—	—	—	888	888

Balances, December 31, 2004	13,611,525	$136	$40,331	$(5,358)	$35,109

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,

	2004	2003	2002

	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/ (loss)	$888	$2,927	$(3,969)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation expense	2,702	2,052	1,837
Amortization expense	876	884	744
Issuance of stock options for services	14	—	—
Amortization of discount on debt	350	516	475
(Gain) on change in PBO liability	—	(125)	—
(Gain) on settlement of lawsuit	—	(1,034)	—
(Gain) on sale of interest in AirComp	—	(2,433)	—
Minority interest in income of subsidiaries	321	343	189
Loss on sale of property	—	82	119
Changes in working capital:
Decrease (increase) in accounts receivable	(2,292)	(4,414)	(713)
Decrease (increase) in due from related party	(7)	—	61
Decrease (increase) in other current assets	(612)	(1,260)	1,644
Decrease (increase) in other assets	(19)	1	902
Decrease (increase) in lease deposit	—	525	176
(Decrease) increase in accounts payable	1,140	2,251	1,316
(Decrease) increase in accrued interest	299	(126)	651
(Decrease) increase in accrued expenses	(276)	397	(339)
(Decrease) increase in other long-term liabilities	(141)	—	(123)
(Decrease) increase in accrued employee benefits and payroll taxes	19	1,293	(788)

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,262	1,879	2,182
Cash flows from investing activities:
Acquisition of Jens’, net of cash acquired	—	—	(8,120)
Acquisition of Strata, net of cash acquired	—	—	(179)
Acquisition of Safco	(947)	—	—
Acquisition of Diamond Air, net of cash acquired	(2,530)	—	—
Acquisition of Downhole Services, net of cash acquired	(982)	—	—
Purchase of equipment	(4,603)	(5,354)	(518)
Proceeds from sale of equipment	—	843	367

NET CASH USED IN INVESTING ACTIVITIES	(9,062)	(4,511)	(8,450)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	8,169	14,127	9,683
Payments on long-term debt	(13,505)	(10,826)	(4,079)
Payments on related party debt	—	(246)	—
Proceeds from issuance of common stock	16,883	—	—
Borrowings on lines of credit	689	1,138	1,246
Debt issuance costs	(391)	(408)	(588)

NET CASH PROVIDED BY FINANCING ACTIVITIES	11,845	3,785	6,262

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,045	1,153	(6)
Cash and cash equivalents:
Beginning of year	1,299	146	152

END OF YEAR	$7,344	$1,299	$146

SUPPLEMENTAL INFORMATION:
Interest paid	$2,159	$2,341	$1,082

Foreign taxes paid	$514	$370	$270

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2004, 2003, AND 2002

Note 1 —	Nature of Business and Summary of Significant Accounting Policies
Organization of Business
      Allis-Chalmers Energy Inc. (“Allis-Chalmers” or the “Company”) was incorporated in Delaware in 1913. OilQuip Rentals, Inc., an oil and gas rental company (“OilQuip”), was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.
      On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. (“Mountain Air”), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc. (“MADSCO”), whose business consists of providing equipment and trained personnel in the Four Corners area of the southwestern United States. Mountain Air primarily provides compressed air equipment and related products and services and trained operators to companies in the business of drilling for natural gas. On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers Energy Inc. (“Allis-Chalmers” or the “Company”). In the merger, all of OilQuip’s outstanding common stock was converted into 2.0 million shares of Allis-Chalmers’ common stock. For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers.
      On February 6, 2002, the Company acquired 81% of the outstanding stock of Jens’ Oilfield Service, Inc. (“Jens”’), which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. On February 2, 2002, the Company also purchased substantially all of the outstanding common stock and preferred stock of Strata Directional Technology, Inc. (“Strata”), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.
      In July 2003, through its subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. (“M-I”), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC (“AirComp”). The assets contributed by Mountain Air were recorded at Mountain Air’s historical cost of $6.3 million, and the assets contributed by M-I were recorded at fair market value of $10.3 million. The Company owns 55% and M-I owns 45% of AirComp. As a result of the Company’s controlling interest and operating control, the Company consolidated AirComp in its financial statements. AirComp is in the compressed air drilling services segment.
      On September 23, 2004, the Company acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. (“Safco”) for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.
      On September 30, 2004, the Company acquired the remaining 19% of Jens’ in exchange for 1.3 million shares of its common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance.
      On November 10, 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. collectively (“Diamond Air”) for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. The Company contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On December 10, 2004, the Company acquired Downhole Injection Services, LLC (“Downhole”) for approximately $1.1 million in cash, 568,466 shares of common stock and payment or assumption of $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.
Vulnerabilities and Concentrations
      The Company provides oilfield services in several regions, including the states of California, Texas, Utah, Louisiana and New Mexico, the Gulf of Mexico and southern portions of Mexico. The nature of the Company’s operations and the many regions in which it operates subject it to changing economic, regulatory and political conditions. The Company is vulnerable to near-term and long-term changes in the demand for and prices of oil and natural gas and the related demand for oilfield service operations.
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, the Company’s accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes.
Principles of Consolidation
      The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries. The Company’s subsidiaries at December 31, 2004 are Mountain Air, AirComp (55% owned), Jens’, Strata, Safco and Downhole. All significant inter-company transactions have been eliminated.
Revenue Recognition
      The Company provides rental equipment and drilling services to its customers at per day and per job contractual rates and recognizes the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (“SAB No. 104”), provides guidance on the SEC staff’s views on the application of generally accepted accounting principles to selected revenue recognition issues. The Company’s revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.
Allowance for Doubtful Accounts
      Accounts receivable are customer obligations due under normal trade terms. The Company sells its services to oil and natural gas drilling companies. The Company performs continuing credit evaluations of its customers’ financial condition and although the Company generally does not require collateral, letters of credit may be required from customers in certain circumstances.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company records an allowance for doubtful accounts based on specifically identified amounts that are uncollectible. The Company has a limited number of customers with individually large amounts due at any given date. Any unanticipated change in any one of these customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2004 and 2003, the Company had recorded an allowance for doubtful accounts of $265,000 and $168,000 respectively. Bad debt expense was $104,000, $136,000 and $32,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
Cash Equivalents
      The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.
Inventories
      Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method or the average cost method, which approximates FIFO, and includes the cost of materials, labor and manufacturing overhead.
Property and Equipment
      Property and equipment is recorded at cost less accumulated depreciation.
      Maintenance and repairs are charged to operations when incurred. Maintenance and repairs expense was $575,803, $568,996, and $631,939 for the years ended December 31, 2004, 2003 and 2002, respectively. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.
      The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to twenty years. Depreciation is computed on the straight-line method for financial reporting purposes. Depreciation expense charged to operations was $2.7 million for the year ended December 31, 2004, $2.1 million for the year ended December 31, 2003, and $1.8 million for the year ended December 31, 2002.
Goodwill, Intangible Assets and Amortization
      On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Goodwill, including goodwill associated with equity method investments, and other intangible assets with infinite lives are not amortized, but tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.
      The Company performs impairment tests on the carrying value of its goodwill on an annual basis as of December 31st for the Mountain Air and Strata operating subsidiaries, respectively. As of December 31, 2004 and 2003, no evidence of impairment exists.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AirComp and Sale of Interest in Venture
      The Company has adopted SEC Staff Accounting Bulletin (SAB) No. 51, Accounting for Sales of Stock by a Subsidiary, to account for its investment in AirComp. AirComp has been accounted for and consolidated as a subsidiary under SFAS No. 141, BUSINESS COMBINATIONS. Pursuant to SAB No. 51, the Company has recorded its own contribution of assets and liabilities at its historical cost basis. Since liabilities exceeded assets, the Company’s basis in AirComp was a negative amount. The Company has accounted for the assets contributed by M-I at a fair market value as determined by an outside appraiser. The Company issued M-I a 45% interest in AirComp in exchange for the assets contributed to AirComp. As a result of the formation of the venture and its retention of 55% interest in the venture, the Company realized an immediate gain to the extent of its negative basis and its 55% interest in the combined assets and liabilities of the venture. In accordance with SAB No. 51, the Company has recorded its negative basis investment in AirComp as an addition to equity and its share of the combined assets and liabilities realized from M-I assets as non-operating income.
Impairment of Long-Lived Assets
      Long-lived assets, which include property, plant and equipment and other intangible assets, and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The impairment loss is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.
Financial Instruments
      Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying values of cash and cash equivalents and accounts receivable and payable approximate fair value due to their sort-term nature. The Company believes the fair values and the carrying value of the Company’s debt would not be materially different due to the instruments’ interest rates approximating market rates for similar borrowings at December 31, 2004 and 2003.
Concentration of Credit and Customer Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company transacts its business with several financial institutions. However, the amount on deposit in two financial institutions exceeded the $100,000 federally insured limit at December 31, 2004 by a total of $7.1 million. Management believes that the financial institutions are financially sound and the risk of loss is minimal.
      The Company sells its services to major and independent domestic and international oil and gas companies. The Company performs ongoing credit valuations of its customers and provides allowances for probable credit losses where appropriate.
      For the year ended December 31, 2004, Matyep in Mexico represented 10.8%, and Burlington Resources represented 10.1% of our consolidated revenues, respectively. For the year ended December 31, 2003, Matyep, Burlington Resources, Inc., and El Paso Energy Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our consolidated revenues. Revenues from Matyep represented 98.0% and 100% of our international revenues in 2004 and 2003.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Debt Issuance Costs
      The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method over the maturity periods of the related debt.
Income Taxes
      The Company has adopted the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES (“SFAS NO. 109”). SFAS NO. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, the deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
Personnel Restructuring Costs
      The Company has recorded and classified separately from recurring selling, general and administrative costs approximately $495,000 incurred to terminate and relocate several members of management in September 2002.
Stock-Based Compensation
      The Company accounts for its stock-based compensation using Accounting Principle Board Opinion No. 25 (“APB No. 25”). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (“SFAS 123”). The Company also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company’s net income/(loss) and net income/(loss) per share for the years ended December 31, 2004, 2003, and 2002 would have been decreased to the pro forma amounts indicated below.

	For the Year Ended December 31,

	2004	2003	2002

	(restated)	(restated)
	(in thousands, except per share)
Net income/(loss): As reported	$764	$2,271	$(4,290)
Less total stock based employee compensation expense determined under fair value based method for all awards net of tax related effects	(1,072)	(2,314)	—

Pro-forma net income (loss) to common stockholders’	$(308)	$(43)	$(4,290)

Net income/(loss) per share:
Basic As reported	$0.10	$0.58	$(1.14)
Pro forma	(0.04)	(0.01)	(1.14)

Diluted As reported	$0.09	$0.50	$(1.14)
Pro forma	(0.02)	0.10	(1.14)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Options were granted in 2004 and 2003. See Note 12 for further disclosures regarding stock options. The following assumptions were applied in determining the pro forma compensation costs:

	For the Year Ended December 31,

	2004	2003	2002

Expected dividend yield	—	—	—
Expected price volatility	89.76%	265.08%	—
Risk-free interest rate	7.0%	6.25%	—
Expected life of options	7 years	7 years	—
Weighted average fair value of options granted at market value	$3.19	$2.78	$—
Segments of an Enterprise and Related Information
      The Company discloses the results of its segments in accordance with SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (“SFAS No. 131”). The Company designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. At December 31, 2003 the Company operated in three segments organized by service line: casing and tubing services, directional drilling services and compressed air drilling services. The Company acquired Safco in September 2004 and Downhole in December 2004. These companies are engaged in rental tools (Safco) and production services (Downhole). The operations from these two companies have been aggregated into the Other Services segment as of December 31, 2004. Please see Note 18 for further disclosure of segment information in accordance with SFAS No. 131.
Pension and Other Post Retirement Benefits
      SFAS No. 132, EMPLOYER’S DISCLOSURES ABOUT PENSION AND OTHER POST RETIREMENT BENEFITS (“SFAS No. 132”), requires certain disclosures about employers’ pension and other post retirement benefit plans and specifies the accounting and measurement or recognition of those plans. SFAS No. 132 requires disclosure of information on changes in the benefit obligations and fair values of the plan assets that facilitates financial analysis. Please see Note 3 for further disclosure in accordance with SFAS No. 132.
Income (Loss) Per Common Share
      The Company computes income (loss) per common share in accordance with the provisions of SFAS No. 128, EARNINGS PER SHARE (“SFAS No. 128”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. For periods through April 12, 2004, preferred dividends (see Note 10) are deducted from net income (loss) and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted earnings per share. As a result of the Company’s net loss for the year ended December 31, 2002, common stock equivalents have been excluded because their effect would be anti-dilutive.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of basic and diluted earnings per share are as follows:

	2004	2003

	(restated)	(restated)
	(in thousands, except
	earnings per share)
Year Ended December 31,
Numerator:
Net income available for common stockholders	$764	$2,271
Plus income impact of assumed conversions:
Preferred stock dividends/interest	124	656

Net income (loss) applicable to common stockholders Plus assumed conversions	$888	$2,927

Denominator:
Denominator for basic earnings per share — weighted average shares outstanding	7,930	3,927
Effect of potentially dilutive common shares:
Convertible preferred stock and employee and director stock options	1,580	1,923

Denominator for diluted earnings per share — weighted average shares outstanding and assumed conversions	9,510	5,850
Basic earnings (loss) per share	$0.10	$0.58

Diluted earning (loss) per share	$0.09	$0.50

Reclassification
      Certain prior period balances have been reclassified to conform to current year presentation.
New Accounting Pronouncements
      In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 151 and will adopt SFAS No. 151 on January 1, 2006.
      In December 2004, the FASB issued SFAS No. 123R, SHARE-BASED PAYMENT (SFAS 123R). SFAS 123R revises SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS 123R are effective for financial statements for Annual or interim periods beginning after June 15, 2005. We are currently evaluating the method of adoption and the impact on our operating results. Our future cash flows will not be impacted by the adoption of this standard.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2004, the FASB issued FASB Staff Position No. 109-1 (“FSP 109-1”), Application of FASB Statement No. 109, “ACCOUNTING FOR INCOME TAXES” (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004 (the “Act”). The Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109-1 is effective prospectively as of January 1, 2005.

Note 2 —	Restatement
      The Company understated diluted earnings per share due to an incorrect calculation of its weighted average diluted shares outstanding for the third quarter of 2003, for the year ended December 31, 2003, for each of the first three quarters of 2004, for the year ended December 31, 2004 and the for the quarter ended March 31, 2005. In addition, the Company understated basic earnings per share due to an incorrect calculation of its weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, the Company has restated its financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of SFAS 128, Earnings Per Share. The effect of the restatement is to reduce weighted average diluted shares outstanding for each period and to reduce weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, weighted average diluted earnings per share were increased for each period and weighted average basic earnings per share was increased for the quarter ended September 30, 2004.
      A restated earnings per share calculation for the quarter ended March 31, 2005, for the years ended December 31, 2004 and 2003, and for the quarter ended September 30, 2003 reflecting the above adjustments to our results as previously restated (see below), is presented below. The amounts are in thousands, except for share amounts:

	Three Months Ended March 31, 2005

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.09	$0.02	$0.11

Weighted average number of common shares outstanding —
diluted	17,789	(3,094)	14,695

	Year Ended December 31, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.07	$0.02	$0.09

Weighted average number of common shares outstanding —
diluted	11,959	(2,449)	9,510

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended September 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — basic	$0.04	$0.02	$0.06

Income/(loss) per common share — diluted	$0.04	$0.01	$0.05

Weighted average number of common shares outstanding:
Basic	11,599	(3,301)	8,298

Diluted	14,407	(4,579)	9,828

	Three Months Ended June 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.04	$0.01	$0.05

Weighted average number of common shares outstanding — diluted	10,237	(2,618)	7,619

	Three Months Ended March 31, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.05	$0.03	$0.08

Weighted average number of common shares outstanding — diluted	5,762	478	6,240

	Year Ended December 31, 2003

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.39	$0.11	$0.50

Weighted average number of common shares outstanding — diluted	5,761	89	5,850

	Three Months Ended September 30, 2003

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.60	$(0.01)	$0.59

Weighted average number of common shares outstanding — diluted	5,761	208	5,969

      In connection with the formation of AirComp in 2003, the Company and M-I contributed assets in exchange for a 55% interest and 45% interest, respectively, in AirComp. The Company originally accounted for the formation of AirComp as a joint venture, but in February 2005, determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141,

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Business Combinations and accounting for the sale of an interest in a subsidiary in accordance with SAB No. 51. Consequently, the Company in March 2005 restated its financial statements for the first three quarters of 2003, for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:
      INCREASE IN BOOK VALUE OF FIXED ASSETS. Under joint venture accounting, the Company originally recorded the value of the assets contributed by M-I to AirComp at M-I’s historical cost of $6.9 million. Under purchase accounting, the Company increased the recorded value of the assets contributed by M-I by approximately $3.3 million to $10.3 million to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, the Company established negative goodwill which reduced fixed assets in the amount of $1,550,000. Under purchase accounting, the Company increased fixed assets by $1.6 million to reverse the negative goodwill previously recorded. Therefore, fixed assets have been increased by a total of $4.9 million.
      INCREASE IN MINORITY INTEREST AND PAID IN CAPITAL. Under purchase accounting, minority interest and capital in excess of par were increased by $1.5 million and $955,000, respectively.
      RECOGNITION OF NON-OPERATING GAIN. Under joint venture accounting, no gain or loss was recognized in connection with the formation of AirComp. Under purchase accounting, we recorded a $2.4 million non-operating gain in the third quarter of 2003.
      REDUCTION IN OPERATING INCOME. As a result of the increase in fixed assets, during the year ended December 31, 2003, depreciation expense increased by $98,000 and minority interest expense decreased by $44,000, resulting in reduction in net income attributable to common stockholders of $54,000. However, as a result of recording the above non-operating gain, net income attributed to common stockholders increased by $2.4 million.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated balance sheet at December 31, 2003, a restated consolidated of operations and a restated consolidated statement of cash flows for the year ended December 31, 2003, reflecting the above adjustments, is presented below. The amounts are in thousands, except for share amounts:

	At December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

ASSETS
Cash and cash equivalents	$1,299		$1,299
Trade receivables, net of allowance for doubtful accounts	8,823		8,823
Lease Receivable, current	180		180
Prepaid expenses and other	887		887

Total current assets	11,189		11,189
Property and equipment, net of accumulated depreciation	26,339	4,789	31,128
Goodwill	7,661		7,661
Other intangible assets, net of accumulated amortization	2,290		2,290
Debt issuance costs, net of accumulated amortization	567		567
Lease receivable, less current portion	787		787
Other Assets	40		40

Total Assets	$48,873	$4,789	$53,662

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$3,992		$3,992
Trade accounts payable	3,133		3,133
Accrued salaries, benefits and payroll taxes	591		591
Accrued interest	152		152
Accrued expenses	1,761		1,761
Accounts payable, related parties	787		787

Total current liabilities	10,416		10,416
Accrued postretirement benefit obligations	545		545
Long-term debt, net of current maturities	28,241		28,241
Other long-term liabilities	270		270
Redeemable warrants	1,500		1,500
Redeemable convertible preferred stock including accrued dividends	4,171		4,171

Total liabilities	45,143		45,143
Commitments and Contingencies
Minority interests	2,523	1,455	3,978

COMMON STOCKHOLDERS’ EQUITY
Common stock	39		39
Capital in excess of par value	9,793	955	10,748
Accumulated (deficit)	(8,625)	2,379	(6,246)

Total stockholders’ equity	1,207	3,334	4,541

Total liabilities and stockholders’ equity	$48,873	$4,789	$53,662

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Revenues	$32,724	—	$32,724
Cost of revenues	23,931	98	24,029

Gross margin	8,793	(98)	8,695
General and administrative expense	6,169	—	6,169

Income/ (loss) from operations	2,624	(98)	2,526
Other income (expense):
Interest income	3	—	3
Interest expense	(2,467)	—	(2,467)
Minority interests in income of subsidiaries	(387)	44	(343)
Settlement on lawsuit	1,034	—	1,034
Gain on sale of stock in a subsidiary	—	2,433	2,433
Other	111	—	111

Total other income (expense)	(1,706)	2,477	771

Net income/ (loss) before income taxes	918	2,379	3,297
Provision for foreign income tax	(370)	—	(370)

Net income/ (loss)	548	2,379	2,927
Preferred stock dividend	(656)	—	(656)

Net income attributed to common stockholders	$(108)	$2,379	$2,271

Income/ (loss) per common share — basic	$(0.03)		$0.58

Income/ (loss) per common share — diluted	$(0.03)		$0.39

Weighted average number of common shares outstanding:
Basic	3,927		3,927

Diluted	5,761		5,761

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustment	Restated

Cash flows from operating activities:
Net income/(loss)	$548	$2,379	$2,927
Adjustments to reconcile net income/ (loss) to net cash provided by operating activities:
Depreciation expense	1,954	98	2,052
Amortization expense	884	—	884
Issuance of stock options for services	—	—	—
Amortization of discount on debt	516	—	516
(Gain)/ loss on change PBO liability	(125)	—	(125)
(Gain)/ loss on settlement of lawsuit	(1,034)	—	(1,034)
(Gain)/ loss on sale of interest in AirComp	—	(2,433)	(2,433)
Minority interest in income of subsidiaries	387	(44)	343
Loss on sale of property	82	—	82
Changes in working capital:
Decrease (increase) in accounts receivable	(4,414)	—	(4,414)
Decrease (increase) in due from related party	—	—	—
Decrease (increase) in other current assets	(1,260)	—	(1,260)
Decrease (increase) in other assets	1	—	1
Decrease (increase) in lease deposit	525	—	525
Increase (decrease) in accounts payable	2,251	—	2,251
Increase (decrease) in accrued interest	(126)	—	(126)
Increase (decrease) in accrued expenses	397	—	397
Increase (decrease) in other long-term liabilities	—	—	—
Increase (decrease) in accrued employee benefits and payroll taxes	1,293	—	1,293

Net cash provided by operating activities	1,879	—	1,879
Cash flows from investing activities:
Recapitalization, net of cash received	—	—	—
Business acquisition costs	—	—	—
Acquisition of MADSCO assets, net of cash acquired	—	—	—
Acquisition of Jens’, net of cash acquired	—	—	—
Acquisition of Strata, net of cash acquired	—	—	—
Purchase of equipment	(5,354)	—	(5,354)
Proceeds from sale-leaseback of equipment, net of lease deposit	—	—	—
Proceeds from sale of equipment	843	—	843

Net cash (used) by investing activities	(4,511)	—	(4,511)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	14,127	—	14,127
Payments on long-term debt	(10,826)	—	(10,826)
Payments on related party debt	(246)	—	(246)
Proceeds from issuance of common stock, net	—	—	—
Borrowing on lines of credit	30,537	—	30,537
Payments on lines of credit	(29,399)	—	(29,399)
Debt issuance costs	(408)	—	(408)

Net cash provided (used) by financing activities	3,785	—	3,785

Net increase (decrease) in cash and cash equivalents	1,153	—	1,153
Cash and cash equivalents:
Beginning of the year	146	—	146

End of the year	$1,299	—	$1,299

Supplemental information:
Interest paid	$2,341	—	$2,341

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In addition, the 2004 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2004. The effect of the restatement on the individual Quarterly financial statements is as follows:

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2004	2004	2004

	(in thousands except per share amounts)
Net income attributed to common stockholders
Previously reported	$501	$434	$576
Adjustment — depreciation expense	(139)	(79)	(79)
Adjustment — minority interest expense	22	22	22

Restated	384	377	519
Net income (loss) per share, basic
Previously reported	$0.13	$0.07	$0.05
Total adjustments	(0.03)	(0.01)	(0.01)

Restated	0.10	0.06	0.04
      In addition, the accompanying 2003 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2003. An adjustment was recorded in the fourth quarter of 2003 to reflect a change in estimate of the recoverability of foreign taxes paid in 2002 and 2003. The effect of the significant fourth quarter adjustment on the individual quarterly financial statements is as follows:

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2003	2003	2003

	(in thousands except per share amounts)
Net income (loss) attributed to common stockholders
Previously reported	$(183)	$(330)	$1,136
Adjustment — gain on sale of stock in a subsidiary	—	—	2,433
Adjustment — depreciation expense	—	—	(49)
Adjustment — minority interest expense	—	—	22
Adjustment — foreign tax expense	(158)	(92)	(93)

Restated	(341)	(422)	3,449
Net income (loss) per share, basic and diluted
Previously reported	$(0.05)	$(0.08)	$0.29
Total adjustments	(0.04)	(0.03)	0.58

Restated	(0.09)	(0.11)	0.87
      Certain amounts in the accompanying statement of operations for the year ended December 31, 2002 have been reclassified to conform to the restatement including the reclassification of the foreign income taxes from cost of goods sold to foreign tax expense.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 3 — Pension and Post Retirement Benefit Obligations
Pension Plan
      In 1994, the Company’s independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Allis-Chalmers Consolidated Pension Plan (the “Consolidated Plan”), and as a result the Consolidated Plan was under funded on a present value basis. The Company was unable to fund its obligations and in September 1997 obtained from the Pension Benefit Guaranty Corporation (“PBGC”) a “distress” termination of the Consolidated Plan under section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The PBGC agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997. Upon termination of the Consolidated Plan, the Company and its subsidiaries incurred a liability to the PBGC that the PBGC estimated to be approximately $67.9 million (the “PBGC Liability”).
      In September 1997, the Company and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability, which required, among other things, satisfactory resolution of the Company’s tax obligations with respect to the Consolidated Plan under Section 4971 of the Internal Revenue Code of 1986, as amended (“Code”). In August 1998, the Company and the Internal Revenue Service (“IRS”) settled the Company’s tax liability under Code Section 4971 for $75,000.
      In June 1999, the Company and the PBGC entered into an agreement for the settlement of the PBGC Liability (the “PBGC Agreement”). Pursuant to the terms of the PBGC Agreement, the Company issued 117,020 shares of its common stock to the PBGC, reducing the pension liability by the estimated fair market value of the shares to $66.9 million (the Company has a right of first refusal with respect to the sale of such shares). In connection with the PBGC Agreement, the Company and the PBGC entered into the following agreements: (i) a Registration Rights Agreement (the “Registration Rights Agreement”); and (ii) a Lock-Up Agreement by and among Allis-Chalmers, the PBGC, and others. In connection with the merger with OilQuip described below, the Lock-Up Agreement was terminated and the Registration Rights Agreement was amended to provide the PBGC the right to have its shares of common stock registered under the Securities Act of 1933 on Form S-3 during the 12 month period following the Merger (to the extent the Company is eligible to use Form S-3 which it currently is not) and thereafter to have its shares registered on Form S-1 or S-2.
      In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provided that the Company had to either: (i) receive, in a single transaction or in a series of related transactions, debt financing which made available to the Company at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10.0 million (“Release Event”).
      The merger with OilQuip (the “Merger”) on May 9, 2001 (as described in Note 1) constituted a Release Event, which satisfied and discharged the PBGC Liability. In connection with the Merger, the Company and the PBGC agreed that the PBGC should have the right to appoint one member of the Board of Directors of the Company for so long as it holds at least 23,404 shares of the common stock. In connection with the Merger, the Lock-Up Agreement was terminated in its entirety. As of December 31, 2003, the Company is no longer liable for any obligations of the Consolidated Plan.
Medical and Life
      Pursuant to the Plan of Reorganization, the Company assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing Division of Allis-Chalmers. The actuarial present value of the expected retiree benefit obligation is

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
determined by an actuary and is the amount that results from applying actuarial assumptions to (1) historical claims-cost data, (2) estimates for the time value of money (through discounts for interest) and (3) the probability of payment (including decrements for death, disability, withdrawal, or retirement) between today and expected date of benefit payments. As of December 31, 2004, 2003 and 2002, the Company has recorded post-retirement benefit obligations of $687,000, $545,000 and $670,000, respectively, associated with this transaction.
401(k) Savings Plan
      On June 30, 2003 the Company adopted the 401(k) Profit Sharing Plan (the “Plan”). The Plan is a defined contribution savings plan designed to provide retirement income to eligible employees of the Company and its subsidiaries. The Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. It is funded by voluntary pre-tax contributions from eligible employees who may contribute a percentage of their eligible compensation, limited and subject to statutory limits. The Plan is also funded by discretionary matching employer contributions from the Company. Eligible employees cannot participate in the Plan until they have attained the age of 21 and completed six-months of service with the Company. Upon leaving the Company, each participant is 100% vested with respect to the participants’ contributions while the Company’s matching contributions are vested over a three-year period in accordance with the Plan document. Contributions are invested, as directed by the participant, in investment funds available under the Plan. Matching contributions of approximately $35,000 was paid in 2004 and approximately $10,000 was paid in 2003.

Note 4 —	Acquisitions
      The Company completed two acquisitions and related financing on February 6, 2002. The Company purchased 81% of the outstanding stock of Jens’. Jens’ supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata. Strata provides high-end directional and horizontal drilling technology for specific targeted reservoirs that cannot be reached vertically.
      The aggregate purchase price for Jens’ and Strata was (i) $10.3 million in cash, (ii) a $4.0 million note payable due in four years, (iii) $1.2 million in a non-compete agreement payable over five years, (iv) 1.6 million shares of common stock of the Company, (v) 3.5 million shares of a newly created Series A 10% Cumulative Convertible Preferred Stock of the Company (“Preferred Stock”) and (vi) an additional post-closing payment of approximately $983,000. In addition, in connection with the Strata acquisition, Energy Spectrum Partners LP was issued warrants to purchase 87,500 shares of Company common stock at an exercise price of $0.75 per share. The acquisitions were accounted for using the purchase method of accounting. Goodwill of $4.2 million and other identifiable intangible assets of $2.0 million were recorded with consolidation of the acquisitions.
      In July 2003, through its subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. (“M-I”), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC (“AirComp”). The assets contributed by Mountain Air were recorded at Mountain Air’s historical cost of $6.3 million, and the assets contributed by M-I were recorded at a fair market value of $10.3 million. The Company owns 55% and M-I owns 45% of AirComp. As a result of the Company’s controlling interest and operating control, the Company consolidated AirComp in its financial statements. AirComp comprises the compressed air drilling services segment.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In September 2004, the Company acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.
      In September 2004, the Company acquired the remaining 19% of Jens’ in exchange for 1.3 million shares of its common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen (1.3 million) multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders’ equity. On the balance sheet, the $1.9 million minority interest in Jens’ was eliminated. The balance of the contribution of $4.4 million was allocated as follows: In June 2004, the Company obtained an appraisal of the fixed assets at Jens’ which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million and the fixed assets appraised value was $4.3 million over the book value. The Company increased the value of its fixed assets by 19% of the amount of the excess of the appraised value over the book value, or $.8 million. The remaining balance of $3.6 million was allocated to goodwill.
      In November 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C., collectively Diamond Air, for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. The Company contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.
      In December 2004, The Company acquired Downhole for approximately $1.1 million in cash, 568,466 shares of Common Stock and the assumption of approximately $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides economical chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.
      The following unaudited pro forma consolidated summary financial information illustrates the effects of the acquisitions of Diamond Air and Downhole on the Company’s results of operations for the year ended December 31, 2004 and formation of AirComp on the Company’s results of operations for the year ended December 31, 2003 and the acquisitions of Jens’ and Strata on the Company’s results of operations for the year ended December 31, 2002, based on the historical statements of operations, as if the transactions had occurred as of the beginning of the periods presented.

	Year Ended December 31,

	2004	2003	2002

	(restated)	(restated)
	(unaudited)
	(in thousands, except per share)
Revenues	$58,103	$34,446	$19,142
Operating income (loss)	$5,405	$3,008	$(401)
Net income (loss)	$1,367	$411	$(4,431)
Net income (loss) per common share
Basic	$0.17	$0.10	$(1.18)
Diluted	$0.14	$0.07	$(1.18)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 —	Inventories
      Inventories are comprised of the following at December 31 (in thousands):

	2004	2003

Hammer bit inventory
Finished goods	$857	$—
Work in process	385	—
Raw materials	151	—

Total hammer bit inventory	$1,393	$—
Hammer inventory	417	—
Chemical inventory	254	—
Coil tubing and related inventory	309	—

Total inventory	$2,373	$—

Note 6 —	Property and Other Intangibles Assets
      Property and equipment is comprised of the following at December 31 (in thousands):

	Depreciation
	Period	2004	2003

			(restated)
Land	—	$27	$27
Building and improvements	15–20 years	740	729
Machinery and equipment	3–15 years	41,120	28,860
Tools, furniture, fixtures and leasehold improvements	3–7 years	1,043	4,098

Total		$42,930	$33,714
Less: accumulated depreciation		(5,251)	(2,586)

Property and equipment, net		$37,679	$31,128

      Intangible assets are as follows at December 31 (in thousands):

	Amortization
	Period	2004	2003

Intellectual Property	20 years	$1,009	$1,009
Non-compete agreements	3–5 years	2,856	1,535
Patent	15 years	496	—
Other intangible assets	3–10 years	2,732	1,000

Total		$7,093	$3,544
Less: accumulated amortization		(2,036)	(1,254)

Intangibles assets, net		$5,057	$2,290

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004			2003

	Gross	Accumulated	Current Year	Gross	Accumulated	Current Year
	Value	Amortization	Amortization	Value	Amortization	Amortization

Intellectual Property	$1,009	$239	$56	$1,009	$183	$46
Non-compete agreements	2,856	1,032	300	1,535	731	347
Patent	496	6	6	—	—	—
Other intangible assets	2,732	759	420	1,000	340	135

Total	$7,093	$2,036	$782	$3,544	$1,254	$528

      Amortization of intangible assets at December 31, is as follows (in thousands):

	Intangible Amortization by Period

	Year Ended December 31,

					2009 and
	2005	2006	2007	2008	Thereafter

Intangible Assets Amortization
Intellectual property	$56	$56	$56	$56	$546
Non-compete agreements	484	481	275	234	349
Patent	33	33	33	33	358
Other intangible assets	244	244	214	214	1,057

Total Intangible Amortization	$817	$814	$578	$537	$2,310

Note 7 —	Income Taxes
      Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized. The Company has recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities as the Company was unable to determine that it is more likely than not that the deferred tax asset will be realized.
      The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a “change of ownership” as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the Company’s utilization of its net operating loss and tax credit carry forwards, and could be triggered by a public offering or by subsequent sales of securities by the Company or its stockholders.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred income tax assets and the related allowance as of December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003

Deferred non-current income tax assets:
Net future tax deductible items	$533	$500
Net operating loss carry forwards	4,894	2,975
A-C Reorganization Trust claims	30,112	35,000

Total deferred non-current income tax assets	35,539	38,475
Valuation allowance	(35,539)	(38,475)

Net deferred non-current income taxes	$—	$—

      Net operating loss carry forwards for tax purposes at December 31, 2004 and 2003 were estimated to be $14.5 million and $8.5 million, respectively, expiring through 2024.
      Net future tax-deductible items relate primarily to differences in book and tax depreciation and amortization and to compensation expense related to the issuance of stock options. Gross deferred tax liabilities at December 31, 2004 and 2003 are not material.
      The Company and its subsidiaries are required to file a consolidated U.S. federal income tax return. The Company had no current tax expense for the years ended December 31, 2004, 2003 and 2002, respectively. The Company pays foreign income taxes in Mexico related to Jens’ earnings on Mexico revenues. The Company paid $514,000, $370,000 and $270,000 in foreign income taxes to Mexico during the years ended December 31, 2004, 2003 and 2002, respectively. There are approximately $1,154,000 of U.S. foreign tax credits available to the Company and of that amount, the Company has determined that approximately $205,000 may be recoverable in a future period by applying the credits back to the taxable income of the Jens’ subsidiary in 2001 and 2000. The $205,000 of recoverable foreign income taxes has been recorded as “other current assets” on the accompanying balance sheet of the Company as of December 31, 2004. The remaining $949,000 of available U.S. foreign tax credits may or may not be recoverable by the Company depending upon the availability of taxable income in future years and therefore, have not been recorded as an asset as of December 31, 2004. The foreign tax credits available to the Company begin to expire in the year 2007.
      The following table reconciles income taxes based on the U.S. statutory tax rate to the Company’s income tax expense from continuing operations (in thousands):

	2004	2003	2002

Income tax expense based on the U.S. statutory tax rate	$—	$—	$—
Foreign income subject to foreign taxes a rate different than the U.S. statutory rate	514	370	270

Total	$514	$370	$270

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s 1988 Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain stockholders. The Company transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by the Company to the A-C Reorganization Trust did not generate tax deductions for the Company upon the transfer but generate deductions for the Company as the A-C Reorganization Trust makes payments to holders of claims.
      The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for the Company. Deductions are available to the Company as the product liability trust makes payments to liquidate claims or incurs other expenses.
      The Company believes the above-named trusts are grantor trusts and therefore includes the income or loss of these trusts in the Company’s income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carry forwards. The income or loss of these trusts is not included in the Company’s results of operations for financial reporting purposes.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 8 — Debt
      The long-term debt of the Company and its subsidiaries as of December 31, 2004 and December 31, 2003 consists of the following:

	December 31,

	2004	2003

	(in thousands)
Debt of Allis-Chalmers Energy
Revolving line of credit	$2,353	$—
Bank term loan	6,335	—
Notes payable to former directors	402	386
12.0% subordinated note	—	2,675

Debt of Jens’
Revolving line of credit	—	26
Bank term loan	—	4,654
Bank real estate note	—	207
Subordinated seller note	4,000	4,000
Note payable under non-compete agreement	514	761
Bank term loan	263	354
Equipment installment note	321	—

Debt of Strata
Revolving line of credit	—	2,413
Vendor financing	1,164	2,383

Debt of Safco
Note payable under non-compete agreement	150	—

Debt of Downhole
Vehicle installment note	11	—
Notes payable to a former stockholders	49	—

Debt of Mountain Air
Term loan	198	247
Seller note	1,600	1,511

Debt of AirComp
Revolving line of credit	1,520	369
Bank term loan	6,775	7,429
Subordinated note payable to M-I LLC	4,818	4,818

Total debt	$30,473	$32,233
Less: short-term debt and current maturities	5,541	3,992

Long-term debt obligations	$24,932	$28,241

      As of December 31, 2004 and 2003, the Company’s debt was approximately $30.5 million and $32.2 million, respectively. The Company’s weighted average interest rate for all of its outstanding debt was approximately 6.3% at December 31, 2004 and at December 31, 2003.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Maturities of debt obligations at December 31, 2004 are as follows:

Maturities of Debt

(in thousands)
Year Ending:
December 31, 2005	$5,541
December 31, 2006	7,378
December 31, 2007	10,028
December 31, 2008	2,638
December 31, 2009	4,888
Thereafter	—

Total	$30,473

      On December 7, 2004, the Company entered into an amended and restated credit agreement which consolidated and increased various credit facilities previously maintained by the Company and two of its subsidiaries, Jens’ and Strata. The credit agreement governing the facilities was entered into jointly by Allis-Chalmers, Jens’, Strata, Safco, and Downhole is guaranteed by our MCA and OilQuip subsidiaries. The amended credit facilities include:

•	A $10.0 million revolving line of credit. Borrowings are subject to a borrowing base based on 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $2.4 million as of December 31, 2004.

•	A term loan in the amount of $6.3 million to be repaid in monthly payments of principal of $105,583 per month. Prepayments are also required in an amount equal to 20% of our collections from Matyep in Mexico. Proceeds of the term loan were used to prepay the term loan owed by our Jens’ subsidiary and to prepay the 12% $2.4 million subordinated note and retire its related warrants. The outstanding balance was $6.3 million as of December 31, 2004.

•	A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility are to be repaid monthly over four years beginning January 2006. Availability of this capital expenditure term loan facility is subject to security acceptable to the lender in the form of equipment or other acquired collateral. There were no outstanding borrowings as of December 31, 2004
      The credit facilities mature on December 31, 2007 and are secured by liens on substantially all of the Company’s assets. The agreement governing these credit facilities contains customary events of default and financial covenants. It also limits the Company’s ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Interest accrues at a floating rate based on the prime rate. The interest rate was 6.25% as of December 31, 2004. There is a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.
      In connection with the acquisition of Jens’ and Strata in 2002, the Company issued a 12% secured subordinated note in the original amount of $3.0 million. In connection with this subordinated note, the Company issued redeemable warrants valued at $1.5 million, which were recorded as a discount to the subordinated debt and as a liability. The discount was amortized over the life of the subordinated note beginning February 6, 2002 as additional interest expense of which $350,000 and $300,000 were recognized in the years ended December 31, 2004 and December 31, 2003, respectively. The debt was recorded at $2.7 million at December 31, 2003, net of the unamortized portion of the put obligation. On December 7, 2004, the Company prepaid the $2.4 million balance of the 12% subordinated note and retired the

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$1.5 million of warrants, with a portion of the proceeds from the Company’s new $6.3 million bank term loan.
      Jens’ has a subordinated note payable to Jens Mortensen, the seller of Jens’ and a director of the Company, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest is payable quarterly and the final maturity of the note is January 31, 2006. In connection with the purchase of Jens’, the Company agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. As of December 31, 2004, the remaining balance was approximately $514,000, including $247,000 classified as short-term. The subordinated note is subordinated to the rights of the Company’s bank lenders.
      Jens’ has two bank term loans with a remaining balance totaling $263,000 at December 31, 2004 and with interest accruing at a floating interest rate based on prime +2.0%. The interest rate was 7.25% at December 31, 2004. Monthly principal payments are $13,000 plus interest. The maturity date of one of the loans, with a balance of $210,000, is September 17, 2006, while the second loan, with a balance of $53,000, has a final maturity of January 12, 2007. Additionally, in October 2004, Jens’ borrowed $326,000 in a five-year equipment financing term loan. The loan is to be repaid in 60 installments of principal and interest equal to $6,449 per month beginning December 2004 and ending December 2009.
      In December 2003, Strata, the Company’s directional drilling subsidiary, entered into a financing agreement with a major supplier of downhole motors for repayment of motor lease and repair cost totaling $1.7 million. The agreement provides for repayment of all amounts not later than December 30, 2005. Payment of interest is due monthly and principal payments of $582,000 are due on April 2005 and December 2005. The interest rate is fixed at 8.0%. As of December 31, 2004, the outstanding balance was $1.2 million.
      In connection with the purchase of Safco, the Company also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. The Company is required to make annual payments of $50,000 through September 30, 2007. As of December 31, 2004, the balance due is $150,000.
      Downhole has notes payable to two former stockholders totaling $49,000. The Company is required to make monthly payments of $8,878 through June 30, 2005. The company also has a vehicle installment note. The note is to be repaid over 10 months at $1,137 per month without interest. At December 31, 2004, the balance due is $11,371.
      In connection with the acquisition of Diamond Air and Marquis Bit described above, on November 15, 2004, the Company amended and increased AirComp’s credit facilities to provide for the following:

•	A $3.5 million bank line of credit of which $1.5 million was outstanding at December 31, 2004. Interest accrues at a floating rate based on the prime rate. The interest rate was 7.50% as of December 31, 2004. There is a 0.5% per annum fee on the undrawn portion of the facility. Borrowings under the line of credit are subject to a borrowing base consisting of eligible accounts receivable.

•	A $7.1 million term loan with an adjustable, floating interest rate based on either the prime rate or the London interbank offered rate or (“LIBOR”). The interest rate was 6.25% as of December 31, 2004. Principal payments of $286,000 plus accrued interest are due quarterly, with a final maturity date of June 27, 2007. The balance at December 31, 2004 was $6.8 million.

•	A $1.5 million term loan facility to be used for capital expenditures. Interest accrues at a floating interest rate based on either the prime rate or LIBOR. Quarterly principal payments commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005,

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with a final maturity of June 27, 2007. There were no borrowings outstanding under this facility as of December 31, 2004.
      The AirComp credit facilities are secured by liens on substantially all of AirComp’s assets. The agreement governing these credit facilities contains customary events of default and requires that AirComp satisfy various financial covenants. It also limits AirComp’s ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Mountain Air guaranteed the obligations of AirComp under these facilities.
      AirComp also has a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party has the right to cause AirComp to sell its assets (or the other party may buy out such party’s interest), and in such event this note (including accrued interest) is due and payable. The note is also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp. At December 31, 2004, $376,000 of interest was included in accrued interest. The Company is not liable for the obligations of AirComp under this note.
      In 2000 the Company compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At December 31, 2004, the principal and accrued interest on these notes totaled approximately $402,000. As of March 31, 2005, the notes totaling $96,300, including accrued interest remained outstanding.
      As part of the acquisition of Mountain Air in 2001, the Company issued a note to the sellers of Mountain Air in the original amount of $2.2 million bearing interest at an interest rate of 5.75%. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. At December 31, 2004 the outstanding amount due, including accrued interest, was $1.6 million. In March 2005, the Company reached an agreement with the sellers and holders of the note as a result of an action brought against the Company by the sellers. Under the terms of the agreement, the Company agreed to pay to the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See Note 21 — Legal Matters).
      Mountain Air also has a term loan in the amount of $198,000 at December 31, 2004 with an interest rate of 5.0%. Principal and interest of $5,039 are payable monthly with a final maturity date of June 30, 2008.
      Until December 2004, the Company’s Chief Executive Officer and Chairman, Munawar H. Hidayatallah and his wife were personal guarantors of substantially all of the financing extended to the Company. In December 2004, the Company refinanced most of its outstanding bank debt and obtained the release of certain guarantees. Mr. Hidayatallah continues to guarantee approximately $5.6 million of the Company’s debt consisting of the Jens’ $4.0 million subordinated seller note and the $1.6 million Mountain Air seller note. The Company pays Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah (See Note 22 — Subsequent Events in connection with the $1.6 million Mountain Air seller note.)
Note 9 — Commitments and Contingencies
      The Company rents office space on a five-year lease which expires November 2009. The Company and its subsidiaries also rent certain other facilities and shop yards for equipment storage and maintenance. Facility rent expense for the years ended December 31, 2004, 2003 and 2002 was $577,000, $370,000, and, $303,000 respectively. The Company has no further lease obligations.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004, future minimum rental commitments for all operating leases are as follows:

Operating Leases

(in thousands)
Year Ending:
December 31, 2005	$550
December 31, 2006	425
December 31, 2007	388
December 31, 2008	265
December 31, 2009	206
Thereafter	—

Total	$1,834

Note 10 — Stockholders’ Equity
      On February 6, 2002, in connection with the acquisition of 81% of the outstanding stock of Jens’ (Note 4), the Company issued 265,591 shares of common stock to Jens Mortensen, a director of the Company. The business combination was accounted for as a purchase. As a result, $630,000, the fair value of the Company’s common stock issued at the date of the acquisition, was added to stockholders’ equity.
      On February 6, 2002, in connection with the acquisition of 95% of the outstanding stock of Strata (Note 4), the Company issued 1,311,973 shares of common stock to the seller of Strata, Energy Spectrum. The business combination was accounted for as a purchase. As a result, $3.0 million, the fair value of the Company’s common stock issued at the date of the acquisition, was added to stockholders’ equity. On May 31, 2002, the Company acquired the remaining 5% of the outstanding stock of Strata and issued 17,500 shares of common stock to the seller. As a result, $153,000, the fair value of the Company’s common stock issued at the date of the acquisition, was added to stockholders’ equity.
      In connection with the Strata purchase, the Company authorized the creation of Preferred Stock. The Preferred Stock had cumulative dividends at ten percent per annum payable in additional shares of Preferred Stock or if elected and declared by the Company, in cash. Additionally, the Preferred Stock was convertible into common stock of the Company. The Preferred Stock was also subject to mandatory redemption on or before February 4, 2004 or earlier from the net proceeds of new equity sales and optional redemption by the Company at any time. The redemption price of the Preferred Stock was $1.00 per share plus accrued but unpaid dividends. In April 2004, Energy Spectrum, the holder of the Company’s preferred stock, converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock.
      In connection with the Strata acquisition, the Company issued to Energy Spectrum a warrant to purchase 87,500 shares of the Company’s common stock at an exercise price of $0.75 per share, and on February 19, 2003, the Company issued an additional warrant to purchase 175,000 shares of the Company’s common stock at an exercise price of $0.75 per share. The warrant issued on February 19, 2003 was valued in accordance with the Black-Scholes valuation model at approximately $306,000. The fair value of this warrant issuance was recorded similar to a preferred share dividend.
      In connection with the formation of AirComp in July 2003, the Company eliminated $955,000 its negative investment in the assets contributed to AirComp. Under purchase accounting, the Company recognized a $955,000 increase in stockholders equity.
      On March 3, 2004, the Company entered into an agreement with an investment banking firm whereby they would provide underwriting and fundraising activities on behalf of the Company. In exchange for their

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
services, the investment banking firm received a stock purchase warrant to purchase 340,000 shares of common stock at an exercise price of $2.50 per share. The warrant expires in February 2009. For purposes of calculating fair value under SFAS No. 123, the fair value of the warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield; expected volatility rate of 89.7% risk-free interest rate of 7.00%; and average life of 5 years.
      On April 2, 2004, the Company completed the following transactions:

•	In exchange for an investment of $2.0 million the Company issued 620,000 shares of common stock for a purchase price equal to $2.50 per share, and issued warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006, to an investor group (the “Investor Group”) consisting of entities affiliated with Donald and Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1.55 million and the aggregate purchase price for the warrants was $450,000.

•	Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock. The conversion of the preferred stock will have an impact on the earnings per share in future periods since the Company will not record any dividends.

•	The Company, the Investor Group, Energy Spectrum, and former director Saeed Sheikh and officers and directors Munawar H. Hidayatallah and Jens H. Mortensen entered into a stockholders agreement pursuant to which the parties agreed to vote for the election to the board of directors of the Company three persons nominated by Energy Spectrum, two persons nominated by the Investor Group and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. In addition, the parties and the Company agreed that in the event the Company has not effected a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, the Company will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets. Energy Spectrum has agreed to enter into an amendment to the Stockholders Agreement to eliminate the requirement that an investment bank be retained to sell the Company. Two of Energy Spectrum’s three designated directors on the Board resigned January 14, 2005 and Energy Spectrum has agreed not to utilize its right to appoint more than one director unless and until the parties to the Stockholders of the Company of its determination to reassert such right.
      On August 10, 2004, the Company completed the private placement of 3,504,667 shares of the Company’s common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commissions and expenses, were approximately $9.6 million. The Company issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.
      On September 30, 2004, the Company completed the private placement of 1,956,668 shares of the Company’s common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commission and expenses, were approximately $5.5 million. The Company issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.
      On September 30, 2004, the Company issued 1.3 million shares of common stock to Jens Mortensen, a director, in exchange for his 19% interest in Jens’. As a result of this transaction, The Company owns 100% of Jens’. The total value of the consideration paid to Jens was $6.4 million, which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
treated as a contribution to stockholders equity. On the balance sheet, the Company eliminated the amount recorded as the value of the Jens’ minority interest, $2.0 million. The balance of the contribution ($4.5 million) was allocated as follows: In June 2004, a third-party appraisal of the fixed assets was obtained which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million and the excess of appraised value over book value was $4.3 million. The value of Jens’ fixed assets was increased by 19% of this amount, or $813,511. The remaining balance of $3.7 million was allocated to goodwill.
      On December 10, 2004, the Company acquired Downhole for approximately $1.1 million in cash, 568,466 shares of Common Stock and payment or assumption of $950,000 of debt. Approximately $2.2 million, the value of the common stock issued to Downhole’s sellers based on the closing price of the Company’s common stock issued at the date of the acquisition, was added to stockholders’ equity.
Note 11 — Reverse Stock Split
      The Company effected a reverse stock split on June 10, 2004. As a result of the reverse stock split, every five shares of the Company’s common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from 6,070 to approximately 2,140. All share and related amounts presented have been retroactively adjusted for the stock split.
Note 12 — Stock Options
      In 2000, the company issued stock options and promissory notes to certain current and former directors as compensation for services as directors (Note 8), and the Company’s Board of Directors granted stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $13.75 per share. These options vested immediately and may be exercised any time prior to March 28, 2010. As of December 31, 2004, none of the stock options had been exercised. No compensation expense has been recorded for these options that were issued with an exercise price equal to the fair value of the common stock at the date of grant.
      On May 31, 2001, the Board granted to Leonard Toboroff, a director of the Company, an option to purchase 100,000 shares of common stock at $2.50 per share, exercisable for 10 years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger, including providing financial advisory services, assisting in OilQuip’s capital structure and assisting OilQuip in finding strategic acquisition opportunities. The Company recorded compensation expense of $500,000 for the issuance of the option for the year ended December 31, 2001.
      On December 16, 2003, the Board granted to the employees of the Company options to purchase 854,500 shares of common stock, and issued options to purchase 14,000 shares of common stock to non-employee directors and to Energy Spectrum Partners LP as compensation for services rendered by directors in 2002 and 2003. These options are exercisable for 10 years from December 16, 2003 at $2.75 per share. On October 11, 2004, the Board granted to certain employees of the Company the option to purchase 248,000 shares of common stock. The options are exercisable for 10 years from October 11, 2004 at $4.85 per share. As disclosed in Note 1, the Company accounts for its stock-based compensation using APB No. 25. The Company has adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. As of December 31, 2004, none of the stock options issued had been exercised.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the Company’s stock option activity and related information is as follows:

		December 31, 2004		December 31, 2003		December 31, 2002
	Shares Under	Weighted Avg.	Shares Under	Weighted Avg.	Shares Under	Weighted Avg.
	Options	Exercise Price	Option	Exercise Price	Option	Exercise Price

Beginning balance	973,300	$2.78	104,800	$3.00	104,800	$3.00
Granted	248,000	4.85	868,500	2.75	—	—
Canceled	(6,300)	2.78	—	—	—	—
Exercised	—	—	—	—	—	—

Ending balance	1,215,000	$3.20	973,300	$2.78	104,800	$3.00

      The following table summarizes additional information about the Company’s stock options outstanding as of December 31, 2004:

		Weighted Average
Fair Value	Shares Under	Remaining	Options	Fair Value of
Exercise Price	Option	Contractual Life	Exercisable	Exercise Price

$2.50	100,000	6.79 years	100,000	$2.50
$13.75	4,800	5.24 years	4,800	$13.75
$2.75	862,200	8.96 years	574,800	$2.75
$4.85	248,000	9.73 years	82,667	$4.85

$3.20	1,215,000	8.93 years	762,267	$3.01
      There were no stock options issued to employees or directors for the year ended December 31, 2002.
Note 13 — Stock Purchase Warrants
      In conjunction with the Mountain Air purchase by OilQuip in February of 2001, Mountain Air issued a common stock warrant for 620,000 shares to a third-party investment firm that assisted the Company in its initial identification and purchase of the Mountain Air assets. The warrant entitles the holder to acquire up to 620,000 shares of common stock of Mountain Air at an exercise price of $.01 per share over a nine-year period commencing on February 7, 2001. The stock purchase warrant has been recorded at a fair value of $200,000 for the year ended December 31, 2001.
      As more fully described in Note 8, Mountain Air and Allis-Chalmers issued two warrants (“Warrants A and B”) for the purchase of 233,000 total shares of the Company’s common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of the Company’s common stock at an exercise price of $5.00 per share (“Warrant C”) in connection with their subordinated debt financing. The holders may redeem Warrants A and B for a total of $1,500,000 as of January 31, 2005 however the warrants were paid off on December 7, 2004. The fair value of Warrant C was established in accordance with the Black-Scholes valuation model and as a result, $47,000 was added to stockholders’ equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected life of four years.
      On February 6, 2002, in connection with the acquisition of substantially all of the outstanding stock of Strata (see Note 4), the Company issued a warrant for the purchase of 87,500 shares of the Company’s common stock at an exercise price of $0.75 per share over the term of four years. The fair value of the warrant was established in accordance with the Black-Scholes valuation model and as a result, $267,000 was added to stockholders’ equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected lives of four years.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with the Strata Acquisition, on February 19, 2003, the Company issued Energy Spectrum an additional warrant to purchase 175,000 shares of the Company’s common stock at an exercise price of $0.75 per share.
      In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009.
      In April 2004, we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit Inc. in connection with the extension of credit by Wells Fargo Credit, Inc. The warrants are exercisable at $0.75 per share and expire in April 2014.
      In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise of $2.50 per share, expiring on April 1, 2006.
      In May 2004, we issued a warrant to purchase 3,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey R. Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009, and were exercised in May 2004.
      The Preferred Stock, including accrued dividends, was converted into 1,718,090 shares of common stock on April 2, 2004
Note 14 — Lease Receivable
      In June 2002, Strata, the Company’s subsidiary, sold its measurement while drilling (MWD) assets to a third party for $1.3 million. Under the terms of the sale, the Company will receive at least $15,000 per month for thirty-six months. After thirty-six months, the purchaser has the option to pay the remaining balance or continue paying a minimum of $15,000 per month for twenty-four additional months. After the expiration of the additional twenty-four months, the purchaser must repay any remaining balance. This transaction has been accounted for as a direct financing lease with the nominal residual gain from the asset sale deferred into income over the life of the lease. During the year ended December 31, 2004, the Company received a total of $229,000 in payments from the third party related to this lease.
Note 15 — Related Party Transactions
      At December 31, 2004 and 2003, the Company owed the Chief Executive Officer of the Company, Munawar H. Hidayatallah, $175,000 and $193,000, respectively, related to deferred compensation. Mr. Hidayatallah owes the company $7,000 classified as an employee receivable. In March and April of 2005 the Company paid all amounts due Mr. Hidayatallah.
      Until December 2004, the Company’s Chief Executive Officer and Chairman, Munawar H. Hidayatallah and his wife were personal guarantors of substantially all of the financing extended to the Company by commercial banks. In December 2004, the Company refinanced most of its outstanding bank debt and obtained the release of certain guarantees at December 31, 2004. Mr. Hidayatallah guaranteed approximately $5.6 million of the Company’s debt consisting of the Jens’ $4.0 million subordinated seller note and the $1.6 million Mountain Air seller note. See Note 22 “Subsequent Events” regarding the modification of this note. The Company has agreed to pay Mr. Hidayatallah an annual guarantee fee equal

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah. The fee is payable quarterly, in arrears, based upon the average amount of debt outstanding in the prior quarter.
      Jens Mortensen, a director of the Company, is the former owner of Jens’ and held a 19% minority interest in Jens’ until September 30, 2004. He is also the holder of a $4.0 million subordinated note payable issued by Jens’ and at December 31, 2004 was owed $517,000 in accrued interest and $514,000 related to a non-compete agreement. (See Note 8). The accrued interest was paid in January 2005. Mr. Mortensen, formerly the sole proprietor of Jens’, owns a shop yard which he leases to Jens’ on a monthly basis. The annual lease payments under the terms of the lease were $28,800 for each of the years ended December 31, 2004 and December 31, 2003. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $166,669 and $173,000 of equipment and other supplies to Jens’ for the years ended December 31, 2004 and 2003, respectively.
      As described in Note 8, former directors of the Company were issued promissory notes in 2000 in lieu of compensation for services. A total of $402,000 included in the short-term debt of the Company is due these former directors of the Company as of December 31, 2004. All but three notes were paid on the maturity date of March 28, 2005. There is approximately $96,300 that remains outstanding including accrued interest.
      At December 31, 204 and 2003, Mountain Air owed its joint venture partner in AirComp, LLC, M-I LLC $74,000 and $73,000 respectively.
Note 16 — Settlement of Lawsuit
      In June 2003, Mountain Air filed a lawsuit against the former owners of Mountain Air Drilling Service Company for breach of the asset purchase agreement pursuant to which Mountain Air acquired Mountain Air Drilling Services Company, alleging that the sellers stored hazardous materials on the property leased by Mountain Air without the consent of Mountain Air and violated the non-compete clause in the asset purchase agreement. On July 15, 2003, Mountain Air entered into a settlement agreement with the sellers. As of the date of the agreement, Mountain Air owed the sellers a total of $2.6 million including $2.2 million in principal and $363,195 in accrued interest. As part of the settlement agreement, the note payable to the sellers was reduced from $2.2 million to $1.5 million and the due date of the note payable was extended from February 6, 2006 to September 30, 2007. The lump-sum payment due the sellers at that date was $1.9 million. Mountain Air recorded a one-time gain on the reduction of the note payable to the sellers of $1.0 million in the third quarter of 2003. The gain was calculated by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million the amount due in September 2007 (See Note 22 — Subsequent Events).
Note 17 — Gain on Sale of Interest in a Subsidiary
      In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I to form a Texas limited liability company named AirComp. Both companies contributed assets with a combined value of $16.6 million to AirComp. The contributed assets from Mountain Air were contributed at a historical book value of approximately $6.3 million and the assets contributed by M-I were contributed at a fair market value of approximately $10.3 million. Prior to the formation of AirComp, the Company owned 100% of Mountain Air and after the formation of AirComp, the Company owns 55% and M-I owns 45% of the business combination. The business combination was accounted for as a purchase and recorded a one-time non-operating gain on the sale of the 45% interest in the subsidiary of approximately $2,433,000. The gain was calculated after recording the assets contributed by M-I of approximately $10.3 million less the subordinated note issued to M-I in the amount of approximately $4.8 million, recording minority interest of approximately $2,049,000

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and an increase in equity of $955,000 in accordance with Staff Accounting Bulletin No. 51 (“SAB 51”). The Company has not recorded any deferred income taxes because the increase in assets and gain is a permanent timing difference. The Company has adopted a policy that any gain or loss in the future incurred on the sale in the stock or an interest of a subsidiary would be recognized as such in the income statement.
Note 18 — Segment Information
      At December 31, 2004, the Company had four operating segments including Casing and Tubing Services (Jens’), Directional Drilling Services (Strata) and Compressed Air Drilling Services (AirComp) and Other Services (Safco and Downhole). All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments plus the Corporate function are reported below for the years ended December 31, 2004 and 2003 (in thousands):

	Year Ended December 31,

	2004	2003	2002

	(restated)
REVENUES:
Casing services	$10,391	$10,037	$7,796
Directional drilling services	24,787	16,008	6,529
Compressed air drilling services	11,561	6,679	3,665
Other services	987	—	—

Total revenues	$47,726	$32,724	$17,990

OPERATING INCOME (LOSS):
Casing services	$3,217	$3,628	$2,495
Directional drilling services	3,061	1,103	(576)
Compressed air drilling services	1,169	17	(945)
Other services	(67)	—	—
General corporate	(3,153)	(2,123)	(2,046)

Total income/loss) from operations	$4,227	$2,625	$(1,072)

DEPRECIATION AND AMORTIZATION EXPENSE:
Casing services	$1,597	$1,413	$1,265
Directional drilling services	466	275	295
Compressed air drilling services	1,329	1,139	955
Other services	66	—	—
General corporate	120	109	65

Total depreciation and amortization expense	$3,578	$2,936	$2,580

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	2004	2003	2002

	(restated)
INTEREST EXPENSE:
Casing services	$827	$1,044	$643
Directional drilling services	321	268	215
Compressed air drilling services	801	839	761
Other services	4	—	—
General corporate	855	316	637

Total interest expense	$2,808	$2,467	$2,256

CAPITAL EXPENDITURES
Casing services	$1,285	$2,176	$137
Directional drilling services	1,552	1,066	83
Compressed air drilling services	1,399	2,093	288
Other services	338	—	—
General corporate	29	19	10

Total capital expenditures	$4,603	$5,354	$518

GOODWILL:
Casing services	$3,673	$—	$—
Directional Drilling Services	4,168	4,168	4,168
Compressed Air Drilling Services	3,510	3,493	3,493
Other services	425	—	—
General Corporate	—	—	—

Total Goodwill	$11,776	$7,661	$7,661

ASSETS:
Casing services	$21,197	$18,191	$15,681
Directional drilling services	14,166	11,529	8,888
Compressed air drilling services	29,147	22,735	9,138
Other services	7,097	—	—
General corporate	8,585	1,207	1,071

Total assets	$80,192	$53,662	$34,778

REVENUES
United States	$42,466	$28,995	$15,321
International	5,260	3,729	2,669

TOTAL	$47,726	$32,724	$17,990

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 19 — Supplemental Cash Flows Information

	December 31,	December 31,	December 31,
	2004	2003	2002

	(restated)
	(in thousands)
Non-cash investing and financing transactions in connection with the acquisitions of Jens’ and Strata:
Fair value of net assets acquired	$—	$—	$(13,945)
Goodwill and other intangibles	—	—	(5,903)
Note payable to Seller of Jens’ Oilfield Service	—	—	4,000
Value of common stock issued	—	—	3,735
Issuance of preferred stock	—	—	3,500
Fair value of warrants issued	—	—	314

Net cash paid to acquire subsidiary	$—	$—	$(8,299)

Other non-cash investing and financing transactions:
Sale of property & equipment in connection with the direct financing lease (Note 14)	$—	$—	$1,193
(Gain) on settlement of debt	—	(1,034)	—
Amortization of discount on debt	—	442	—
Purchase of equipment financed through assumption of debt or accounts payable	—	906	—
Non-cash investing and financing transactions in connection with the formation of AirComp:
Other non-cash investing and financing transactions in connection with AirComp:
Issuance of debt to joint venture by M-I	—	(4,818)	—
Contribution of property, plant and equipment by M-I to joint venture	—	10,268	—
Increase in minority interest	—	(2,063)	—
(Gain) on sale of stock in a subsidiary	—	(2,433)	—
Difference of Company’s investment cost basis in AirComp and their share of underlying equity of net assets of AirComp	—	(954)	—

Net cash paid in connection with the joint venture	$—	$—	$—

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,	December 31,	December 31,
	2004	2003	2002

	(restated)
	(in thousands)
Non-cash investing and financing transactions in connection with the acquisitions of Safco, Diamond Air and Downhole:
Fair Value of net assets acquired	$(4,867)	$—	$—
Goodwill and other intangibles	(3,839)	—	—
Value of common stock, issued	2,177	—	—
Value of minority interest contribution	2,070	—	—

	$(4,459)	$—	$—
Non-cash investing and financing transaction in connection with the remaining acquisition of the 19% of Jens:
Fair Value of net assets acquired	$(813)	—	—
Goodwill and other intangibles	(3,676)	—	—
Value of common stock issued	6,434	—	—
Value of minority interest retirement	(1,945)	—	—

	$—	$—	$—

Note 20 — Quarterly Results (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(restated)
	(in thousands, except per share amounts)
YEAR 2004
Revenues	$9,661	$11,422	$11,888	$14,755
Operating income	1,030	1,150	1,239	808
Net income (loss)	472	413	519	(516)

Preferred stock dividend	(88)	(36)	—	—

Net income (loss) attributed to common shares	$384	$377	$519	$(516)

Income (loss) per common share Basic:	$.10	$.06	$.06	$(0.04)

Income (loss) per common share Diluted:	$.08	$.05	$.05	$(0.04)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

			(restated)	(restated)
	(in thousands, except per share amounts)
YEAR 2003
Revenues	$6,999	$7,340	$8,089	$10,296
Operating income	1,023	910	678	14
Net income (loss)	53	(335)	3,537	(328)

Preferred stock dividend	(394)	(87)	(88)	(87)

Net income (loss) attributed to common shares	$(341)	$(422)	$3,449	$(415)

Income (loss) per common share
(Basic)	$(0.09)	$(0.11)	$0.88	$(0.11)

Income (loss) per common share
Diluted:	$(0.09)	$(0.11)	$0.59	$(0.11)

Note 21 —	Legal Matters
      The Company is named from time to time in legal proceedings related to the Company’s activities prior to its bankruptcy in 1988; however, the Company believes that it was discharged from liability for all such claims in the bankruptcy and believes the likelihood of a material loss relating to any such legal proceeding is remote.
      At December 31, 2004, Mountain Compressed Air, Inc. was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc. from whom Mountain Compressed Air, Inc. acquired assets in 2001. The plaintiff sought to accelerate payment of the note issued in connection with the acquisition and sought $1.9 million in damages (representing principal and interest due under the note), on the basis that Mountain Compressed Air has failed to provide financial statements required by the note. The Company raised several defenses to the plaintiff’s claim. In March 2005, the Company reached agreement with the plaintiff to settle the action and agreed to pay to the plaintiff $1.0 million in cash, and to pay to the plaintiff an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all amounts due under the promissory note and all other claims.
      The Company is involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, the Company believes that the likelihood of material loss relating to any such legal proceeding is remote.
Note 22 — Subsequent Events
      In January 2005, Jens’ obtained a real estate term loan in the amount of $556,000. This loan is to be repaid in 59 equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floats based on the prime rate and was 7.25% at the time of funding. Proceeds were used to pay accrued interest on the Jens’ $4.0 million subordinated seller note.
      As of January 1, 2005, the Company executed a business development agreement with CTTV Investments LLC, (“CTTV”), an affiliate of ChevronTexaco Inc., whereby the Company issued 20,000 shares of its common stock to CTTV, and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon subsidiaries of the Company receiving certain levels of revenues, in 2005, from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Mountain Compressed Air, Inc. was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc. from whom Mountain Compressed Air, Inc. acquired assets in 2001. (See Note 21. Legal Matters). In March 2005, the Company reached agreement with the plaintiff to settle the action. Under the terms of the agreement, the Company on April 1, 2005, paid the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims.
      On April 1, 2005, the Company acquired 100% of the outstanding stock of Delta Rental Service, Inc. (“Delta”) for $4.6 million in cash and 223,114 shares of the Company’s common stock and two promissory notes totaling $350,000. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventers, well head retrieval tools, spacer spools and assorted handling tools. For the year ended December 31, 2004, Delta had revenues of $3.3 million.
      On April 4, 2005, the Company amended its December 7, 2004 credit agreement with its lender to extend the final maturity of its credit facilities for one year to December 31, 2008, include the Company’s Delta and Downhole subsidiaries as parties to the credit agreement, and provide for increased availability under the $10.0 million revolving line of credit and the $6.0 million acquisition line of credit based on the receivables and assets of Delta and Downhole. Additionally, the amendment documented the lender’s consent to the $1.5 million settlement with the former owners of Mountain Air Drilling Service mentioned above and to the prepayment of the $4.0 million Jens’ subordinated seller note by an amount not to exceed $397,000.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except for share amounts)

	June 30,	December 31,
	2005	2004

	(unaudited)
ASSETS
Cash and cash equivalents	$2,693	$7,344
Trade receivables, net	18,001	12,986
Inventory	3,901	2,373
Lease receivable, current	180	180
Prepaid expenses and other	1,650	1,495

Total current assets	26,425	24,378
Property and equipment, net	49,585	37,679
Goodwill	11,892	11,776
Other intangible assets, net	6,175	5,057
Debt issuance costs, net	671	685
Lease receivable, less current portion	432	558
Other assets	119	59

Total assets	$95,299	$80,192

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$3,952	$5,541
Trade accounts payable	6,907	5,694
Accrued salaries, benefits and payroll taxes	834	615
Accrued interest	509	470
Accrued expenses	2,815	1,852
Accounts payable, related parties	75	740

Total current liabilities	15,092	14,912
Accrued postretirement benefit obligations	661	687
Long-term debt, net of current maturities	33,938	24,932
Other long-term liabilities	502	129

Total liabilities	50,193	40,660
Commitments and Contingencies
Minority interests	4,911	4,423

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value (20,000,000 shares authorized; 14,022,800 and 13,611,525 issued and outstanding at June 30, 2005 and December 31, 2004, respectively)	140	136
Capital in excess of par value	42,077	40,331
Accumulated deficit	(2,022)	(5,358)

Total stockholders’ equity	40,195	35,109

Total liabilities and stockholders’ equity	$95,299	$80,192

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

		(Restated)		(Restated)
Revenues	$23,588	$11,422	$42,922	$21,083
Cost of revenues
Direct costs	15,691	7,833	28,476	14,742
Depreciation	1,092	586	2,006	1,205

Total cost of revenues	16,783	8,419	30,482	15,947

Gross margin	6,805	3,003	12,440	5,136
General and administrative	3,465	1,670	6,459	2,554
Amortization	426	183	820	402

Income from operations	2,914	1,150	5,161	2,180
Other income (expense):
Interest	(645)	(499)	(1,166)	(1,068)
Other	10	18	158	205

Total other income (expense)	(635)	(481)	(1,008)	(863)

Net income before minority interest and income taxes	2,279	669	4,153	1,317
Minority interest in income of subsidiaries	(344)	(139)	(488)	(212)
Provision for foreign taxes	(166)	(117)	(329)	(220)

Net income	1,769	413	3,336	885
Preferred stock dividend	—	(36)	—	(124)

Net income attributed to common shareholders	$1,769	$377	$3,336	$761

Net income per common share:
Basic	$0.13	$0.06	$0.24	$0.15
Diluted	$0.12	$0.05	$0.22	$0.13
Weighted average shares outstanding:
Basic	13,967	6,256	13,800	5,091
Diluted	15,103	7,619	14,900	6,907
The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months
	Ended June 30,

	2005	2004

		(restated)
Cash flows from operating activities:
Net income	$3,336	$885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,006	1,205
Amortization	820	402
Amortization of note discount	6	109
Minority interest in income of subsidiaries	488	212
Changes in operating assets and liabilities, net of acquisitions:
(Increase) in accounts receivable	(3,024)	(1,482)
(Increase) in other current assets	(889)	(236)
Decrease (increase) in other assets	(375)	84
Increase in accounts payable	610	258
Increase in accrued interest	35	60
(Decrease) in accrued expenses	(296)	(429)
(Decrease) increase in accrued salaries, benefits and payroll taxes	172	(185)
(Decrease) in other long-term liabilities	—	(141)

Net cash provided by operating activities	2,889	742

Cash flows from investing activities:
Acquisition of Delta, net of cash received	(4,481)	—
Acquisition of Capcoil, net of cash received	(2,607)	—
Purchase of equipment	(5,463)	(1,879)

Net cash used in investing activities	(12,551)	(1,879)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	1,865
Proceeds from long-term debt, net	5,210	—
Repayments on long-term debt	—	(1,331)
Debt issuance costs	(199)	(211)

Net cash provided by financing activities	5,011	323

Net change in cash	(4,651)	(814)
Cash and cash equivalents at beginning of year	7,344	1,299

Cash and cash equivalents at end of period	$2,693	$485

Supplemental information:
Interest paid	$1,166	$1,068
Foreign taxes paid	$329	$220
Non-cash investing and financing transactions in connection with the acquisitions of Delta and Capcoil:
Fair value of net assets acquired	$(8,449)	$—
Goodwill and other intangibles	(1,515)	—
Value of common stock issued	1,750	—
Notes payable to Sellers of Delta	350	—
Debt assumed at closing	776	—

Net cash paid to acquire subsidiaries	$(7,088)	$—

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
For the Interim Periods Ended June 30, 2005 and June 30 2004
Note 1 — Nature of Business and Summary of Significant Accounting Policies
Nature of Operations
      We provide services and equipment to oil and gas exploration and development companies, principally in Texas, Louisiana, New Mexico, Colorado, Oklahoma, offshore in the United States Gulf of Mexico, and offshore and onshore in Mexico. We currently operate in five sectors of the oilfield service industry: directional and horizontal drilling; casing and tubing; compressed air drilling; production services; and rental tools.
      We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and gas drilling activity and the competitive environment in the particular geographic regions in which we operate. Contracts are awarded based on price, quality of service and equipment and general reputation and experience of our personnel. The principal operating costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel, depreciation and general and administrative expenses.
Basis of Presentation
      Our unaudited consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the presentations and disclosures herein are adequate to make the information not misleading. The unaudited consolidated condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. These unaudited consolidated condensed financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.
      Certain reclassifications have been made to the prior year’s consolidated condensed financial statements to conform with the current period presentation.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.
      In December 2004, the Financial Accounting Standards Board issued FASB Staff Position No. 109-1, Application of Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004. The Act provides a

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109-1 is effective prospectively as of January 1, 2005.
      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS No. 123R are effective for financial statements for annual or interim periods beginning after December 15, 2005. We are currently evaluating the provisions of SFAS No. 123R and will adopt SFAS No. 123R on January 1, 2006. Our future cash flows will not be impacted by the adoption of this standard.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is effective for us beginning on December 15, 2005. SFAS No. 154 requires that all voluntary changes in accounting principles, including corrections of errors, are retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. When it is impracticable to calculate the effects on all prior periods, SFAS No. 154 requires that the new principle be applied to the earliest period practicable. The adoption of SFAS No. 154 is not anticipated to have a material effect on our financial position or results of operations.

Note 2 —	Acquisitions
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc. for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. The purchase price was allocated to fixed assets and inventory. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools. For the year ended December 31, 2004, Delta had revenues of $3.3 million.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc. for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells. Capcoil had revenues of $5.8 million for the year ended December 31, 2004. Goodwill of $117,000 and other identifiable intangible assets of $1.4 million were recorded in connection with the acquisition.
      The acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired entities since the date of acquisition are included in our consolidated condensed income statement. The following unaudited pro forma consolidated summary financial information illustrates the effects of the acquisitions of Delta and Capcoil on our results of operations, based on the

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
historical statements of operations, as if the transactions had occurred as of the beginning of the periods presented (in thousands, except per share amounts).

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

		(restated)		(restated)
Revenues	$24,215	$16,744	$45,904	$31,019
Operating income	2,273	1,897	5,147	3,401
Net income	1,359	1,161	3,478	1,733
Net income per common share:
Basic	$0.10	$0.17	$0.25	$0.32
Diluted	$0.09	$0.15	$0.23	$0.25

Note 3 —	Stock-Based Compensation
      We account for our stock-based compensation using Accounting Principle Board Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of SFAS No. 123, Accounting For Stock-Based Compensation. We also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to employees and directors. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS No. 123, our net income and net income per share would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

		(restated)		(restated)
Net income as reported	$1,769	$377	$3,336	$761
Less: stock based employee compensation expense determined under fair value based method for all awards, net of tax	(836)	—	(1,505)	—

Pro forma net income	$933	$377	$1,831	$761

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Basic net income per common share:
As reported	$0.13	$0.06	$0.24	$0.15
Pro forma	$0.07	$0.06	$0.13	$0.15
Diluted net income per common share:
As reported	$0.12	$0.05	$0.22	$0.13
Pro forma	$0.06	$0.05	$0.12	$0.13

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Options were granted in 2005. The following assumptions were applied in determining the pro forma compensation costs:

		For the
	For the	Six Months
	Three Months	Ended
	Ended	June 30,
	June 30, 2005	2005

Expected dividend yield	—	—
Expected price volatility	89.91%	98.65%
Risk-free interest rate	6.25%	6.63%
Expected life of options	7 years	7 years
Weighted average fair value of options granted at market value	$4.01	$3.12

Note 4 —	Income Per Common Share
      We compute income per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. For periods through April 12, 2004, preferred dividends are deducted from net income and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted earnings per share.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of basic and diluted earnings per share are as follows (in thousands, except per share amounts):

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

		(restated)		(restated)
Numerator:
Net income available for common stockholders	$1,769	$377	$3,336	$761
Plus income impact of assumed conversions:
Preferred stock dividends	—	36	—	124

Net income applicable to common stockholders plus assumed conversions	$1,769	$413	$3,336	$885

Denominator:
Basic earnings per share — weighted average shares outstanding	13,967	6,256	13,800	5,091
Effect of potentially dilutive common shares:
Convertible preferred stock and employee and director stock options	1,136	1,363	1,100	1,816

Diluted earnings per share — weighted average shares outstanding and assumed conversions	15,103	7,619	14,900	6,907

Net income per share — basic	$0.13	$0.06	$0.24	$0.15

Net income per share — diluted	$0.12	$0.05	$0.22	$0.13

Note 5 —	Goodwill and Intangible Assets
      In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite-lived intangible assets are not permitted to be amortized. Goodwill and indefinite-lived intangible assets remain on the balance sheet and are tested for impairment on an annual basis, or when there is reason to suspect that their values may have been diminished or impaired. Goodwill and indefinite-lived intangible assets listed on the balance sheet totaled $11.9 million at June 30, 2005 and $11.8 million at December 31, 2004. Based on impairment testing performed during 2004 pursuant to the requirements of SFAS No. 142, these assets were not impaired.
      Intangible assets with definite lives continue to be amortized over their estimated useful lives. Definite-lived intangible assets that continue to be amortized under SFAS No. 142 relate to our purchase of customer-related and marketing-related intangibles. These intangibles have useful lives ranging from five to ten years. Amortization of intangible assets for the three months and six months ended June 30, 2005 were $485,000 and $651,000, respectively, compared to $104,000 and $236,000, respectively for the same periods last year. At June 30, 2005, net intangible assets totaled $6.2 million, net of $2.1 million of accumulated amortization.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 6 — Restatement

Earnings Per Share.
      We understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from an improper application of SFAS No. 128. Based on the proper allocation of SFAS No. 128, weighted average diluted shares outstanding was 7,619,000 and 6,907,000 for the three and six months ended June 30, 2004, respectively, compared to the previously reported weighted average diluted shares outstanding of 10,237,000 and 8,394,000, respectively. The effect is to increase weighted average diluted earnings per share to $0.05 and $0.13 for the three and six months ended June 30, 2004, respectively, compared to $0.04 and $0.09 previously reported, respectively. Based on the proper application of SFAS No. 128, for the three months ended March 31, 2005, weighted average diluted shares outstanding was 14,695,000 compared to the previously reported weighted average diluted shares outstanding of 17,789,000. The effect is to increase diluted earnings per share to $0.11 compared to $0.09 previously reported.

AirComp Acquisition.
      In connection with the formation of AirComp LLC (“AirComp”) in 2003, we, along with M-I L.L.C. (“M-I”) contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture. However in February 2005, we determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, Business Combinations and recorded the sale of an interest in a subsidiary, in accordance with SEC Staff Accounting Bulletin No. 51, Accounting for Sales of Stock by a Subsidiary. Consequently, we restated our financial statements for the quarter ended September 30, 2003, for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:
      Increase in Book Value of Fixed Assets. Under joint venture accounting, we originally recorded the value of the assets contributed by M-I to AirComp at M-I’s historical cost of $6.9 million. Under purchase accounting, we increased the recorded value of the assets contributed by M-I by approximately $3.3 million to $10.3 million to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, we established negative goodwill which reduced fixed assets in the amount of $1.6 million. The negative goodwill was amortized by us over the lives of the related fixed assets. Under purchase accounting, we increased fixed assets by $1.6 million to reverse the negative goodwill previously recorded and reversed amortization expenses recorded in 2004. As a result of the increase in fixed assets and the reversal of amortization of negative goodwill, depreciation expense increased by $218,000 for the six months ended June 30, 2004 and the year ended December 31, 2003. Therefore, fixed assets were increased by a total of $4.6 million at June 30, 2004.
      Increase in Minority Interest and Capital in Excess of Par Value. Under purchase accounting, minority interest was increased by $1.5 million, which was partially offset by minority interest expense of $44,000 for both the six months ended June 30, 2004 and the year ended December 31, 2003. Under purchase accounting, the capital in excess of par was increased by $955,000.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated balance sheet at June 30, 2004, reflecting the above adjustments follows (in thousands):

	As
	Previously	At June 30, 2004	As
	Reported	Adjustments	Restated

Assets
Cash and cash equivalents	$485	$—	$485
Trade receivables, net	10,305	—	10,305
Lease receivable, current	180	—	180
Prepaid expenses and other	1,137	—	1,137

Total current assets	12,107	—	12,107
Property and equipment, net	27,234	4,571	31,805
Goodwill	7,661	—	7,661
Other intangible assets, net	2,054	—	2,054
Debt issuance costs, net	612	—	612
Lease receivable, less current portion	664	—	664
Deferred offering costs	2,650	—	2,650
Other	79	—	79

Total Assets	$53,061	$4,571	$57,632

Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$4,848	$—	$4,848
Trade accounts payable	3,391	—	3,391
Accrued salaries, benefits and payroll taxes	677	—	677
Accrued interest	212	—	212
Accrued expenses	1,332	—	1,332
Accounts payable, related parties	541	—	541

Total current liabilities	11,001	—	11,001
Accrued postretirement benefit obligations	520	—	520
Long-term debt, net of current maturities	26,163	—	26,163
Other long-term liabilities	129	—	129
Redeemable warrants	1,500	—	1,500

Total Liabilities	39,313	—	39,313
Commitments and contingencies
Minority interests	2,782	1,411	4,193

Stockholders’ Equity
Common stock	63	—	63
Capital in excess of par value	18,593	955	19,548
Accumulated (deficit)	(7,690)	2,205	(5,485)

Total Stockholders’ Equity	10,966	3,160	14,126

Total Liabilities and Stockholders’ Equity	$53,061	$4,571	$57,632

      Increase in Net Income. As a result of the increase in fixed assets, depreciation expense was increased for the three months ended June 30, 2004 by $49,000. As a result of the reversal of amortization of negative goodwill, depreciation expense for the three months was increased by $30,000. These items,

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
along with a decrease in minority interest expense of $22,000 for the three months ended June 30, 2004, resulted in a reduction in net income attributable to common stockholders of $57,000 for the three months ended June 30, 2004.
      A restated consolidated income statement reflecting the above adjustments follows (in thousands, except per share amounts):

	Three Months Ended June 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Revenue	$11,422	$—	$11,422
Cost of revenues	8,340	79	8,419

Gross margin	3,082	(79)	3,003
General and administrative expense	1,853	—	1,853

Income (loss) from operations	1,229	(79)	1,150
Other income (expense):
Interest	(499)	—	(499)
Minority interests in income of subsidiaries	(161)	22	(139)
Other	18	—	18

Total other income (expense)	(642)	22	(620)

Net income (loss) before income taxes	587	(57)	530
Provision for foreign income tax	(117)	—	(117)

Net income (loss)	470	(57)	413
Preferred stock dividend	(36)	—	(36)

Net income (loss) attributed to common stockholders	$434	$(57)	$377

Net income per common share — basic	$0.07	$(0.01)	$0.06

Net income per common share — diluted	$0.04	$—	$0.04

Weighted average number of common shares outstanding:
Basic	6,253	—	6,253

Diluted	10,237	—	10,237

      Increase in Net Income. As a result of the increase in fixed assets, depreciation expense was increased for the six months ended June 30, 2004 by $98,000. As a result of the reversal of amortization of negative goodwill, depreciation expense for the six months was increased by $120,000. These items, along with a decrease in minority interest expense of $44,000 for the six months ended June 30, 2004, resulted in a reduction in net income attributable to common stockholders of $174,000 for the six months ended June 30, 2004.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated income statement reflecting the above adjustments follows (in thousands, except per share amounts):

	Six Months Ended June 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Revenue	$21,083	$—	$21,083
Cost of revenues	15,729	218	15,947

Gross margin	5,354	(218)	5,136
General and administrative expense	2,956	—	2,956

Income (loss) from operations	2,398	(218)	2,180
Other income (expense):
Interest	(1,068)	—	(1,068)
Minority interests in income of subsidiaries	(256)	44	(212)
Other	205	—	205

Total other income (expense)	(1,119)	44	(1,075)

Net income (loss) before income taxes	1,279	(174)	1,105
Provision for foreign income tax	(220)	—	(220)

Net income (loss)	1,059	(174)	885
Preferred stock dividend	(124)	—	(124)

Net income (loss) attributed to common stockholders	$935	$(174)	$761

Net income (loss) per common share — basic	$0.18	$(0.03)	$0.15

Net income per common share — diluted	$0.11	$(0.02)	$0.09

Weighted average number of common shares outstanding:
Basic	5,077	—	5,077

Diluted	8,394	—	8,394

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated statement of cash flows reflecting the adjustments follows (in thousands):

	Six Months Ended June 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Cash Flows From Operating Activities:
Net income (loss)	$1,059	$(174)	$885
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	1,389	218	1,607
Fair value of warrant issued to consultant	14	—	14
Amortization of discount on debt	109	—	109
Minority interest in income of subsidiaries	256	(44)	212
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(1,482)	—	(1,482)
(Increase) in other current assets	(250)	—	(250)
Decrease in other assets	84	—	84
Increase in accounts payable	258	—	258
Increase in accrued interest	60	—	60
(Decrease) in accrued expenses	(429)	—	(429)
(Decrease) in other long-term liabilities	(141)	—	(141)
(Decrease) in accrued employee benefits and payroll taxes	(185)	—	(185)

Net Cash Provided by Operating Activities	742	—	742
Cash Flows From Investing Activities:
Purchase of equipment	(1,879)	—	(1,879)
Proceeds from sale of equipment	—	—	—

Net Cash Used by Investing Activities	(1,879)	—	(1,879)
Cash Flows From Financing Activities:
Proceeds from issuance of common stock, net	1,865	—	1,865
Repayments of long-term debt	(1,331)	—	(1,331)
Debt issuance costs	(211)	—	(211)

Net Cash Provided by Financing Activities	323	—	323

Net decrease in cash and cash equivalents	(814)	—	(814)
Cash and cash equivalents at beginning of the year	1,299	—	1,299

Cash and cash equivalents at end of the period	$485	$—	$485

Supplemental information:
Interest paid	$1,068	$—	$1,068

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 7 — Inventories
      Inventories are comprised of the following (in thousands):

	June 30,	December 31,
	2005	2004

Hammer bits
Finished goods	$660	$857
Work in process	495	385
Raw materials	375	151

Total hammer bits	1,530	1,393
Hammers	577	417
Chemicals	204	254
Coiled tubing and related inventory	1,193	309
Shop supplies and related inventory	397	—

Total inventory	$3,901	$2,373

Note 8 — Debt
      Our long-term debt consists of the following (in thousands):

	June 30,	December 31,
	2005	2004

Debt of Allis-Chalmers Energy
Revolving line of credit	$6,875	$2,353
Bank term loan	5,064	6,335
Capital expenditure and acquisition line	6,000	—
Notes payable to former directors	96	402
Debt of Jens’ Oilfield Service, Inc.
Subordinated seller note	3,331	4,000
Note payable under non-compete agreement	391	514
Bank term loans	1,030	584
Debt of Strata Directional Technology, Inc.
Vendor financing	420	1,164
Debt of Safco Oil Field Products, Inc. and Delta
Note payable under non-compete agreement	150	150
Note payable to former owners of Delta	350	—
Debt of Downhole Injection Services, LLC and Capcoil
Vehicle and equipment installment notes	160	60
Note payable under non-compete agreements	330	—
Debt of Mountain Compressed Air Inc.
Term loan	172	198
Seller note	500	1,600

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	June 30,	December 31,
	2005	2004

Debt of AirComp
Revolving line of credit	520	1,520
Bank term loan	6,203	6,775
Delayed draw term loan	1,480	—
Subordinated note payable to M-I	4,818	4,818

Total debt	37,890	30,473
Less: short-term debt and current maturities	3,952	5,541

Long-term debt obligations	$33,938	$24,932

      Prior to July 11, 2005, we had a credit agreement dated December 7, 2004 that provided for the following credit facilities:

•	A $10.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $6.9 million as of June 30, 2005.

•	A term loan with a principal balance at June 30, 2005 of $5.1 million payable in monthly payments of principal of $105,583. We were also required to prepay this term loan by an amount equal to 20% of receipts from our largest customer in Mexico.

•	A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility were payable monthly over four years beginning in January 2006. Outstanding borrowings under this line of credit were $6.0 million as of June 30, 2005.
      These credit facilities were to mature on December 31, 2008 and were secured by liens on substantially all of our assets. The agreement governing these credit facilities contained customary events of default and financial covenants. It also limited our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Interest accrued at an adjustable rate based on the prime rate. The interest rate was 7.0% as of June 30, 2005. We paid a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.
      On July 11, 2005, we replaced our credit agreement described above with a new credit agreement (See Note 13 — Subsequent Events).
      Our Jens subsidiary’ has a subordinated note with a balance of $3.3 million at June 30, 2005 payable to Jens Mortensen, who sold Jens’ to us and is one of our directors. The note accrues interest at a fixed rate of 7.5% and provides for quarterly interest payments. In July 2005, the maturity of the subordinated note was extended from January 2006 to October 2007 and we agreed to make a $300,000 principal pre-payment on August 31, 2005. In connection with the purchase of Jens’ in 2002, we also agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. We are required to make monthly payments of $20,576 through January 31, 2007. As of June 30, 2005, the balance due was approximately $391,000, including $247,000 classified as short-term. The note is subordinated to the rights of our bank lenders.
      Jens’ also has several small equipment financings and a real estate loan which in the aggregate total $1.0 million as of June 30, 2005. Jens’ has two bank term loans aggregating $185,000 which accrue interest at an adjustable rate based on the prime rate (8.25% at June 30, 2005) and which require monthly payments of $13,000 plus accrued interest. The maturity date of one of the loans, with a balance of $143,000, is September 17, 2006, while the second loan, with a balance of $44,000, matures January 12,

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2007. Jens also has a five-year equipment loan with a principal balance of $293,000 at June 30, 2005. The loan is payable in monthly installments of principal and interest equal to $6,449 per month through December 2009. Finally, Jens’ has a real estate loan which is payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floats based on the prime rate. The outstanding principal balance was $552,000 at June 30, 2005.
      Our Strata subsidiary entered into a short-term vendor financing agreement that provides extended payment terms for the purchase, lease and repair costs related to downhole drill motors. As of June 30, 2005, the outstanding balance was $420,000. Interest is payable monthly at a fixed rate of 8.0% and the principal is due in December 2005.
      In connection with the purchase of Safco, we agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make annual payments of $50,000 through September 30, 2007. As of June 30, 2005, the balance due was $150,000. In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bears interest at 2% and the principal and accrued interest is due on April 1, 2006. As of June 30, 2005, the balance was $350,000.
      Our Downhole subsidiary has various vehicle installment notes totaling $160,000 at June 30, 2005. In connection with the purchase of our Capcoil subsidiary, we agreed to pay the sellers $500,000 in exchange for a non-compete agreement. As of June 30, 2005, the balance due was $330,000 and is payable in 3 annual installments of $110,000.
      Prior to July 11, 2005, AirComp had the credit facilities described below. These credit facilities were repaid in connection with our acquisition of the minority interest in AirComp and the refinancing of our bank credit facilities described in Note 13 — Subsequent Events.

•	A $3.5 million bank line of credit of which $520,000 was outstanding at June 30, 2005. Interest accrued at an adjustable rate based on the prime rate. The average interest rate was 7.0% as of June 30, 2005. We paid a 0.5% per annum fee on the undrawn portion. Borrowings under the line of credit were subject to a borrowing base consisting of 80% of eligible accounts receivable.

•	A term loan with a principal balance of $6.2 million as of June 30, 2005 that accrued interest at an adjustable rate based on either LIBOR or the prime rate. The average interest rate was 8.25% as of June 30, 2005. Principal payments of $286,000 plus interest were due quarterly, with a final maturity date of June 27, 2007.

•	A “delayed draw” term loan facility in the amount of $1.5 million to be used for capital expenditures. Interest accrued at an adjustable rate based on either the LIBOR or the prime rate. Quarterly principal payments were to commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005, with a final maturity of June 27, 2007. The outstanding principal balance was $1.5 million as of June 30, 2005.
      The AirComp credit facilities were secured by liens on substantially all of AirComp’s assets. The agreement governing these credit facilities contained customary events of default and required that AirComp satisfy various financial covenants. It also limited AirComp’s ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. We guaranteed 55% of the obligations of AirComp under these facilities.
      At June 30, 2005, AirComp also had a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party could elect to cause AirComp to sell its assets (or the other party could buy out the electing party’s interest), and in such event the note (including accrued interest) would have been due and payable. The note was also due and payable if M-I sold its interest in AirComp or upon a termination of AirComp. At June 30, 2005, $509,000 of interest

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
was included in accrued interest. This note was assigned to us in connection with the purchase of M-I’s interest in AirComp in July 2005 (See Note 13 — Subsequent Events).
      In 2000, we compensated directors, including current directors Nederlander and Toboroff, who served on our board of directors from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000. The notes accrued interest at the rate of 5.0% per annum and matured on March 31, 2005. As of June 30, 2005, notes totaling $96,300, including accrued interest, remained outstanding.
      As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See Note 12 — Legal Matters). Mountain Air also has a term loan in the amount of $172,000 at June 30, 2005 accruing interest of 5.0% per annum. Principal and interest of $5,039 are payable monthly with a final maturity date of June 30, 2008.
      Our Chief Executive Officer and Chairman, Munawar H. Hidayatallah, was a personal guarantor of the Jens’ subordinated seller note. We have paid Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah. These fees aggregated $3,625 and $7,250 during the three and six months ended June 30, 2005, respectively. As of July 2005, Mr. Hidayatallah is no longer a guarantor of any of our debt.
Note 9 — Stockholders’ Equity
      As of January 1, 2005, we executed a business development agreement with CTTV Investments LLC, an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues in 2005 from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole.
      In connection with the Delta and Capcoil acquisitions (See Note 2 — Acquisitions), we issued 223,114 and 168,161 shares of our common stock, respectively.
Note 10 — Reverse Stock Split
      We effected a reverse stock split on June 10, 2004. As a result of the reverse stock split, every five shares of our common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of our stockholders from 6,070 to approximately 2,140. All share and related amounts presented have been retroactively adjusted for the stock split.
Note 11 — Segment Information
      At June 30, 2005, we had five operating segments including Directional Drilling Services (Strata), Casing and Tubing Services (Jens’), Compressed Air Drilling Services (AirComp), Production Services (Downhole and Capcoil) and Rental Tools (Safco and Delta). All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and amortization, interest, capital

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expenditures and assets of each of the reporting segments, plus the corporate function, are reported below (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

		(restated)		(restated)
Revenues
Directional drilling services	$10,934	$6,422	$20,835	$11,675
Casing and tubing services	3,933	2,447	7,493	4,386
Compressed air drilling services	4,866	2,553	9,047	5,022
Production services	2,289	—	3,607	—
Rental tools	1,566	—	1,940	—

	$23,588	$11,422	$42,922	$21,083

Operating Income (Loss):
Directional drilling services	$1,495	$727	$3,373	$1,389
Casing and tubing services	1,354	783	2,679	1,225
Compressed air drilling services	1,002	339	1,529	594
Production services	36	—	(2)	—
Rental tools	405	—	326	—
General corporate	(1,378)	(699)	(2,744)	(1,028)

	$2,914	$1,150	$5,161	$2,180

Depreciation and Amortization:
Directional drilling services	$207	$113	$357	$214
Casing and tubing services	468	356	908	717
Compressed air drilling services	422	275	870	626
Production services	189	—	325	—
Rental tools	176	—	265	—
General corporate	56	25	101	50

	$1,518	$769	$2,826	$1,607

Interest Expense:
Directional drilling services	$2	$67	$24	$142
Casing and tubing services	97	155	196	320
Compressed air drilling services	219	158	450	317
Production services	3	—	4	—
Rental tools	1	—	1	—
General corporate	323	119	491	289

	$645	$499	$1,166	$1,068

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

		(restated)		(restated)
Capital Expenditures:
Directional drilling services	$937	$83	$1,200	$788
Casing and tubing services	217	46	1,857	425
Compressed air drilling services	1,147	338	1,926	664
Production services	253	—	290	—
Rental tools	7	—	7	—
General corporate	174	1	183	2

	$2,735	$468	$5,463	$1,879

	As of

	June 30,	December 31,
	2005	2004

Goodwill:
Directional drilling services	$4,168	$4,168
Casing and tubing services	3,673	3,673
Compressed air drilling services	3,510	3,510
Production services	541	425
Rental tools	—	—
General corporate	—	—

	$11,892	$11,776

Assets:
Directional drilling services	$18,094	$14,166
Casing and tubing services	23,279	21,197
Compressed air drilling services	28,186	29,147
Production services	11,055	5,472
Rental tools	8,573	1,625
General corporate	6,112	8,585

	$95,299	$80,192

	For the Three Months		For the Six Months
	Ended		Ended

	June 30,		June 30,
	2005	2004	2005	2004

		(restated)		(restated)
Revenues:
United States	$21,832	$10,259	$39,393	$18,891
International	1,756	1,163	3,529	2,192

	$23,588	$11,422	$42,922	$21,083

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 —	Legal Matters
      We are named from time to time in legal proceedings related to our activities prior to our bankruptcy in 1988. However, we believe that we were discharged from liability for all such claims in the bankruptcy and believe the likelihood of a material loss relating to any such legal proceeding is remote.
      On December 31, 2004, Mountain Air was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc., from whom Mountain Air acquired assets in 2001. The plaintiff sought to accelerate payment of the note issued in connection with the acquisition and sought $1.9 million in damages (representing principal and interest due under the note), on the basis that Mountain Air failed to provide financial statements required by the note. We raised several defenses to the plaintiff’s claim. In March 2005, we reached an agreement with the plaintiff to settle the action and paid to the plaintiff $1.0 million on April 1, 2005 and agreed to pay an additional $350,000 on June 1, 2006, and $150,000 on June 1, 2007, in settlement of all amounts due under the promissory note and all other claims.
      We are also involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.
Note 13 — Subsequent Events
      On July 11, 2005, we replaced our credit agreement described above with a new credit agreement which provides for the following senior secured credit facilities:

•	A $13.0 million revolving line of credit. Borrowings are limited to 85% of eligible accounts receivable and 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on inventory). This facility will be used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit.

•	Two term loans totaling $42.0 million.
      We borrowed $43.0 million against the facilities to refinance our existing credit facility and the AirComp credit facility, to fund the acquisition of M-I’s interest in AirComp and the air drilling assets of W.T. Enterprises, Inc. and to pay transaction costs related to the refinancing and the acquisitions.
      The new credit facilities will mature in July 2007. Amounts outstanding under the term loans as of July 2006 will be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, we will be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings is based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there is a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR will increase by 1.0% in the second year. The credit facilities are secured by substantially all of our assets and contain customary events of default and financial and other covenants, including limitations on our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On July 11, 2005, we acquired from M-I its 45% equity interest in AirComp and a subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp. The funds required to complete the purchase were provided by our new credit facility. The subordinated note issued to M-I requires quarterly interest payments and the principal amount is due October 9, 2007. The subordinate note is convertible into up to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion. We also agreed to register the resale of such shares in our next registration statement of common stock (not including our Registration Statement on Form S-1 filed on June 24, 2005).
      On July 11, 2005, we acquired the air drilling assets of W.T. Enterprises, Inc. for $6.0 million in cash. The funds required to complete the purchase were provided by our new credit facility. The equipment includes 22 compressors, 9 boosters, 8 mist pumps and several vehicles. The former owner of W.T. Enterprises, William M. Watts, entered into a 2 year employment contract with AirComp and will be employed in our West Texas compressed air drilling operations.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
of Diamond Air Drilling Services, Inc.
      We have audited the accompanying balance sheet of Diamond Air Drilling Services, Inc. (a Texas S-Corporation) (the Company) as of July 31 2004, and December 31, 2003 and 2002 and the related statements of income, stockholders’ equity, and cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our report dated September 14, 2004, we expressed an opinion that, except for the effects of such adjustments, if any, might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2003, 2002 and 2001, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States America. Subsequently, the Company has provided us additional information regarding the prior years inventories and we were able to satisfy ourselves about the inventory quantities and values using alternative procedures. Accordingly, our present opinion on the financial statements referred to in the first paragraph, as presented herein, is different from that expressed in our previous report.
      In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Diamond Air Drilling Services, Inc. as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America
      The Company and its affiliate, Marquis Bit Co., LLC, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Marquis Bit Co., LLC under a separate report dated January 12, 2005.

/s/ Accounting & Consulting Group, LLP

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
January 12, 2005

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
Of Diamond Air Drilling Services, Inc.
      We have audited the accompanying balance sheets of Diamond Air Drilling Services, Inc. (a Texas S-Corporation) (the Company) as of July 31, 2004, and December 31, 2003 and 2002 and the related statements of income, members equity, and cash flows for the seven months ended July 31, 2004, the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      We did not observe the taking of the work in process inventory as of December 31, 2003 and 2002 and 2001 (states at $1,146,070 and $344,948, as of December 31, 2003 and 2002, respectively), since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about the work in process quantities by other auditing procedures.
      In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2003 and 2002, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Diamond Air Drilling Services, Inc. as of July 31, 2004 and December 31, 2003 and 2002 and the results of the potations and its cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.
      The Company and its affiliate, Marquis Bit Co., LLC, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Marquis Bit Co., LLC under a separate report dated September 14, 2004.

/s/ Accounting & Consulting Group, LLP

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
September 14, 2004

DIAMOND AIR DRILLING SERVICES, INC.
BALANCE SHEETS
July 31, 2004, December 31, 2003 and 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$123,171	$38,566	$129,612
Accounts receivable (Note 3)	826,198	704,466	547,332
Unbilled receivables	75,809	—	3,518
Related party receivables (Note 2)	85,636	153,981	197,859
Inventories (Note 4)	1,712,465	1,146,070	344,948
Prepaid expenses	10,160	16,300	9,629

TOTAL CURRENT ASSETS	2,833,439	2,059,383	1,232,898

Related party receivables (Note 2)	182,844	234,607	317,003
Property, Plant and Equipment, at cost (Note 5)	295,867	245,673	223,217
Other Assets (Note 12)	24,885	31,699	27,036

TOTAL ASSETS	$3,337,035	$2,571,362	$1,800,154

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$341,184	$171,561	$164,535
Current maturities of capital lease obligations	3,447	—	—
Accounts payable	635,418	602,918	517,471
Accrued expenses	97,366	197,588	269,489
Related party payables (Note 2)	687,559	427,465	48,694
Loans from related parties (Note 2)	768,281	667,137	209,000

TOTAL CURRENT LIABILITIES	2,533,255	2,066,669	1,209,189

Long-Term Debt (Note 6)	312,085	309,612	410,524
Capital lease obligations (Note 5)	14,873	—	—
Commitments and Contingencies	—	—	—

TOTAL LIABILITIES	2,860,213	2,376,281	1,619,713

STOCKHOLDERS’ EQUITY
Common stock, par value $11,000 shares issued and outstanding	1,000	1,000	1,000
Paid-in capital	2,370	2,370	2,370
Retained earnings	473,452	191,711	177,071

TOTAL STOCKHOLDERS’ EQUITY	476,822	195,081	180,441

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,337,035	$2,571,362	$1,800,154

The accompanying notes are an integral part of these financial statements.

DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF INCOME
For the Seven Months Ended July 31, 2004 and Years Ended December 31, 2003 and 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

NET SALES (Note 8)	$3,984,512	$5,470,208	$4,073,653

Drilling expenses	2,803,729	4,592,677	3,394,507
Selling, general, and administrative	390,690	620,776	492,067
Depreciation and amortization	91,902	99,730	102,648
Interest expense	34,156	48,279	16,217

Total Costs and Expenses	3,320,477	5,361,462	4,005,439

Operating income	664,035	108,746	68,214

Other income
Gain (loss) on sale of assets	(7,104)	9,841	15,906
Interest income	11,008	23,053	5,232

NET INCOME	$667,939	$141,640	$89,352

The accompanying notes are an integral part of these financial statements.

DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002

	Common	Paid-in	Retained
	Stock	Capital	Earnings	Total

Balance, January 1, 2002	$1,000	$2,370	$485,719	$489,089
Net Income	—	—	89,352	89,352
Dividends paid	—	—	(398,000)	(398,000)

Balance, December 31, 2002	1,000	2,370	177,071	180,441
Net Income	—	—	141,640	141,640
Dividends paid	—	—	(127,000)	(127,000)

Balance, December 31, 2003	1,000	2,370	191,711	195,081
Net Income	—	—	667,939	667,939
Dividends paid	—	—	(386,198)	(386,198)

Balance, July 31, 2004	$1,000	$2,370	$473,452	$476,822

DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF CASH FLOWS
For the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$667,939	$141,640	$89,352
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	91,902	99,730	102,648
Gain (loss) on sale of property, plant, and equipment	(7,104)	9,841	15,906
Change in operating assets and liabilities:
Accounts receivable	(197,541)	(153,616)	(165,294)
Inventory	(566,395)	(801,122)	(47,471)
Prepaid expenses	6,140	(6,671)	(302)
Other noncurrent assets	6,814	(4,663)	(13,780)
Accounts payable	292,594	464,218	198,954
Accrued payroll and employee benefits	(100,224)	(71,899)	162,920

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	194,125	(322,542)	342,933

CASH FLOWS FROM INVESTING ACTIVITIES:
Repayment from loans to related parties	120,108	128,896	202,450
Loans made to related parties	—	(2,622)	(430,370)
Proceeds from sale of property, plant, and equipment	—	30,494	53,804
Capital expenditures on property, plant, and equipment	(115,314)	(162,521)	(140,047)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	4,794	(5,753)	(314,163)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(188,522)	(219,947)	(111,897)
Proceeds from issuance of long-term debt	360,618	126,061	367,788
Repayment of short-term debt	(200,000)	(200,000)	—
Proceeds from issuance of short-term debt	200,000	200,000	—
Repayment of capital lease obligations	(1,358)	—	—
Repayment of loans from related parties	(162,667)	(302,494)	(6,000)
Proceeds from loans from related parties	263,813	760,629	215,000
Payment of dividend distributions to stockholders	(386,198)	(127,000)	(398,000)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(114,314)	237,249	66,891

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	84,605	(91,046)	95,661
Cash and Cash Equivalents at Beginning of Year	38,566	129,612	33,951

Cash and Cash Equivalents at End of Year	$123,171	$38,566	$129,612

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Payments made directly to Marquis Bit Co., LLC from a loan obtained by the Company	$—	$—	$102,565

The accompanying notes are an integral part of these financial statements.

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1:	Summary of Significant Accounting Policies
      NATURE OF OPERATIONS. Diamond Air Drilling Services, Inc. (the Company) provides air drilling services to the oil & gas drilling industry across the Western United States. The Company employs a unique air drilling methodology, utilizing air hammers and bits to effectively and efficiently drill wells. The Company operates three offices in Texas, New Mexico, and Oklahoma.
      Effective December 2002, the Company entered into an agreement with Marquis Bit Co, LLC to manufacture drill bits for the Company. The Company pays Marquis Bit Co, LLC a set fee to fabricate the drill bits using raw materials purchased by the Company.
      CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
      TRADE ACCOUNTS RECEIVABLE. Trade receivables and loans receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition.
      UNBILLED RECEIVABLES. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month.
      INVENTORY. Inventories consist of air hammers, drill bits, drill bits in process, and raw materials and are valued at the lower of cost or market using the specific identification method.
      PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the double declining balance method. Equipment under capital lease obligations is amortized on the double declining balance method over the shorter period of the lease term or the estimated useful life of the equipment. Such amortization is included in depreciation and amortization in the financial statements. Estimated useful lives for equipment and transportation equipment range from three to seven years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.
      REVENUE RECOGNITION. Drilling services and equipment are provided to its customers at per day and per job contractual rates. Drilling related revenue is recognized in the financial statements as work progresses and when collectibility is reasonably assured. Net sales are arrived at by deducting discounts, and sales taxes from gross sales.
      ADVERTISING COSTS. Advertising costs are expensed as incurred. Advertising costs totaled $9,032 for the seven months ended July, 31, 2004 and $5,055, and $4,926 for the years ended December 31, 2003 and 2002, respectively.
      INCOME TAXES. The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company’s taxable income in their individual income tax returns. Accordingly, no provision or liability for income taxes has been included in the financial statements.
      USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2:	Related-Party Transactions
      The principal stockholders of the Company and entities under their control periodically loan money to the Company for operations, or borrow money from the Company to fund the operations of other related entities. A summary of amounts due from related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Note receivable from Marquis Bit Co, LLC, variable interest rate (currently 7.25%) payable in monthly installments of $7,315 maturing September 2005, unsecured	$268,480	$317,002	$395,684
Note receivables from stockholders, due upon demand, bearing interest of 0%, unsecured	—	64,148	111,740
Note receivables from Marquis Bit Co, LLC, due upon demand, bearing interest of 0%, unsecured	—	7,438	7,438

Subtotal	268,480	388,588	514,862
Less current portion	85,636	153,981	197,859

Related party receivables	$182,844	$234,607	$317,003

      A summary of accounts payable due to related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Trade accounts payable to Marquis Bit Co, LLC for fabrication of drill bits	$687,559	$427,465	$48,694

Related party payables	$687,559	$427,465	$48,694

      A summary of loans due to related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Notes payable to stockholders, due on demand, unsecured, bearing an interest rate of 0%	$437,342	$220,696	$99,000
Loan payable to Marquis Bit Co, LLC, due on demand, unsecured, bearing an interest rate of 0%	257,439	257,439	—
Loan payable to various related entities (related due to certain Company stockholders owning majority interest in entities), due on demand, unsecured bearing an interest rate of 0%	73,500	189,000	110,000

	$768,281	$667,135	$209,000

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A summary of related party transactions for the seven months ended July 31, 2004 and years ended December 31, 2003 and 2002 follows:

		December 31,
	July 31,
	2004	2003	2002

Amount paid, or accrued, to Marquis Bit Co, LLC for the fabrication of drill bits	$680,573	$1,271,242	$62,472

Note 3:	Accounts Receivable
      At July 31, 2004, December 31, 2003 and 2002, accounts receivable are comprised of the following:

		December 31,
	July 31,
	2004	2003	2002

Accounts receivable	$831,086	$713,644	$550,161
Allowance for doubtful accounts	(4,888)	(9,178)	(2,829)

Total	$826,198	$704,466	$547,332

Note 4:	Inventories
      At July 31, 2004, December 31, 2003 and 2002, inventories are comprised of the following:

		December 31,
	July 31,
	2004	2003	2002

Air hammers	$376,627	$346,321	$292,719
Finished drill bits	757,040	607,478	52,229
Drill bits in process	452,018	151,563	—
Raw materials	126,780	40,708	—

Total	$1,712,465	$1,146,070	$344,948

Note 5:	Property, Plant and Equipment
      At July 31, 2004, December 31, 2003 and 2002, property, plant, and equipment are comprised of the following:

		December 31,
	July 31,
	2004	2003	2002

Equipment	$99,721	$95,995	$58,956
Transportation equipment	427,714	395,331	336,304
Equipment under capital lease	19,678	—	—

Total	547,113	491,326	395,260
Less: accumulated depreciation
Accumulated depreciation	247,966	245,653	172,043
Accumulated amortization	3,280	—	—

Net property, plant, and equipment	$295,867	$245,673	$223,217

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Property, plant, and equipment include a capitalized lease. The following schedule, by year, of the future minimum payments under these leases, together with the present value of the net minimum payments as of July 31, 2004:

Amount

Year ending July 31,	$—
2005	4,788
2006	4,788
2007	4,788
2008	4,788
2009 and thereafter	2,793

Total minimum lease payments	21,945
Less amount representing interest	3,625

Total present value of minimum lease payments	18,320
Less current portion of such obligations	3,447

Long-term obligations	$14,873

Note 6:	Long Term Debt and Related Matters
      Long-term debt at July 31, 2004, and December 31, 2003 and 2002, consist of the following:

		December 31,
	July 31,
	2004	2003	2002

Various notes payable to banks and financing companies for transportation equipment, due in installments through February, 2010 at fixed interest rates ranging from 0.0% to 10.95%, collateralized by transportation equipment	$209,788	$147,312	$173,675
Variable interest rate (currently 7.25%) note payable, due in monthly installments of $7,315 including interest through September 2005, collateralized by equipment (including equipment currently owned by Marquis Bit Co, LLC) with depreciated costs of $261,783, inventory, and accounts and notes receivable. This note is personally guaranteed by a stockholder of the Company	249,792	290,577	356,719

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

		December 31,
	July 31,
	2004	2003	2002

4.0% note payable, due in monthly installments of $1,181 including interest, through November 2005, collateralized by accounts receivable and equipment (including equipment currently owned by Marquis Bit Co, LLC) with depreciated costs of $26,406. This note is personally guaranteed by a shareholder of the Company	18,689	26,425	38,965
Variable interest rate (Carlsbad National Bank base rate) line of credit agreement, $200,000 limit, expiring June 2005, collateralized by accounts receivable, equipment, and inventory	175,000	—	—
Miscellaneous notes payable, varying interest rates, due various dates	—	16,859	5,700

Subtotal	691,468	483,176	577,061
Less current maturities	341,184	171,561	164,535

Total	$350,284	$311,615	$412,526

      The maturities of long-term debt for each of the succeeding five years subsequent to July 31, 2004, are as follows: 2005 — $341,184; 2006 — $251,410; 2007 — $42,471; 2008 — $17,095; and 2009 and beyond — $1,109.

Note 7:	Stockholders’ Equity
      At July 31, 2004, December 31, 2003 and 2002, the number of authorized and issued common stock and related par value and dividends paid are as follows:

		December 31,
	July 31,
	2004	2003	2002

Common stock authorized	1,000,000	1,000,000	1,000,000
Common stock issued	1,000	1,000	1,000
Common stock outstanding	1,000	1,000	1,000
Common stock, per share par value	$1.00	$1.00	$1.00
Cash dividends paid on common stock	$386,198	$127,000	$398,000

Note 8:	Dependence on Key Customers
      DEPENDENCE ON KEY CUSTOMERS. For the seven months ended July 31, 2004, the three largest customers accounted for 48% of sales. For the Year ended December 31, 2003, the three largest customers accounted for 45% of sales. For the Year ended December 31, 2002, the two largest customers accounted for 37% of sales.

Note 9:	Employee Benefit Plans
      The company has a retirement savings Simple plan in which substantially all employees may participate. The company’s expense for the plan was $10,413 for the seven months ended July 31, 2004 and $18,305 and $16,701 for the years ended December 31, 2003 and 2002, respectively.

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 10:	Subsequent Event
      Effective October 31, 2004 the Company sold substantially all its assets realizing a gain of approximately $2.1 million and ceased operations. As of December 31, 2004 the Company was liquidated by paying all liabilities and distributing the remaining assets to its stockholders.

Note 11.	Supplemental Cash Flow Information
      The Company acquired equipment of $19,678, $0, and $0 during the seven months ended July 31, 2004, and the years ended December 31, 2003 and 2002, respectively, under capital lease obligations.

Note 12.	Patent Pending
      Included in other assets at 7/31/04 are $15,389 of costs associated with obtaining a patent for special bit retainers fabricated for the Company by Marquis Bit Co., LLC. The patent is currently pending.

INDEPENDENT AUDITOR’S REPORT
To the Members
of Marquis Bit Co., LLC
      We have audited the accompanying balance sheets of Marquis Bit Co., LLC (a New Mexico Limited Liability Company) (the Company) as of July 31 2004, and December 31, 2003 and 2002 and the related statements of income, members’ equity, and cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our report dated September 14, 2004, we expressed an opinion that, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the work in process inventory taken as of December 31, 2003, the financial statements referred to in first paragraph present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States of America. Subsequently, the Company has provided us additional information regarding the work in process inventories as of December 31, 2003 and also 2002 and we were able to satisfy ourselves about the unbilled receivables related to this work in process using alternative procedures. Accordingly, our present opinion on the financial statements referred to in the first paragraph, as presented herein, is different from that expressed in our previous report.
      In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.
      The Company and its affiliate, Diamond Air Drilling Services, Inc, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Diamond Air Drilling Services, Inc. under a separate report dated January 12, 2005.

/s/ Accounting & Consulting Group, LLP

Accounting & Consulting Group, LLP
Carlsbad, New Mexico,
January 12, 2005

INDEPENDENT AUDITOR’S REPORT
To the Members
of Marquis Bit Co., LLC
      We have audited the accompanying balance sheets of Marquis Bit Co., LLC (a New Mexico Limited Liability Company) as of July 31, 2004, and December 31, 2003 and 2002 and the related statements of income, members equity, and cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      We did not observe the taking of the work in process inventory as of December 31, 2003, which directly correlates to the Company’s unbilled receivables (stated at $124,107) at that date since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about the work in process quantities by other auditing procedures.
      In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the work in process inventory taken as of December 31, 2003, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.
      The Company and its affiliate, Diamond Air Drilling Services, Inc, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Diamond Air Drilling Services, Inc. under a separate report dated September 14, 2004.

/s/ Accounting & Consulting Group, LLP

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
September 14, 2004

MARQUIS BIT CO., LLC
BALANCE SHEETS
July 31, 2004, December 31, 2003 and 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$5,223	$1,504
Accounts receivable (Note 2)	358,368	303,358	48,694
Unbilled receivables	329,191	107,435	15,875
Related party notes receivable (Note 2)	257,439	257,439	—
Prepaid expenses	5,623	—	3,269

TOTAL CURRENT ASSETS	950,621	673,455	69,342

Property, Plant and Equipment, net (Note 3)	261,783	305,472	386,704
Other Assets	1,323	1,485	1,011

TOTAL ASSETS	$1,213,727	$980,412	$457,057

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Bank overdraft	$9,305	$—	$—
Accounts payable	15,890	38,640	46,854
Accrued expenses	14,597	9,076	6,580
Loans from related parties (Note 2)	114,836	125,020	122,119

TOTAL CURRENT LIABILITIES	154,628	172,736	175,553

Loans from Related Parties, net of current portion (Note 2)	182,844	234,607	317,002
Commitments and Contingencies	—	—	—

TOTAL LIABILITIES	337,472	407,343	492,555
MEMBERS’ EQUITY	876,255	573,069	(35,498)

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$1,213,727	$980,412	$457,057

The accompanying notes are an integral part of these financial statements.

MARQUIS BIT CO., LLC
STATEMENTS OF INCOME AND MEMBERS’ EQUITY
For the Seven Months Ended July 31, 2004 and Year Ended December 31, 2003 and
the Period from Inception, October 1, 2002 through December 31, 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

SALES	$697,245	$1,238,695	$78,347
COST OF GOODS SOLD	307,058	525,593	65,947

GROSS PROFIT	390,187	713,102	12,400

Selling, general, and administrative	33,504	67,423	35,424
Depreciation and amortization	43,689	86,232	7,242
Interest expense	11,008	23,053	5,232

Total Costs and Expenses	88,201	176,708	47,898

OPERATING INCOME (LOSS)	301,986	536,394	(35,498)
Other income	1,200	72,173	—

NET INCOME (LOSS)	303,186	608,567	(35,498)
Members’ equity, beginning of period	573,069	(35,498)	—

MEMBERS’ EQUITY, END OF PERIOD	876,255	573,069	(35,498)

The accompanying notes are an integral part of these financial statements.

MARQUIS BIT CO., LLC
STATEMENTS OF CASH FLOWS
For the Seven Months Ended July 31, 2004 and Year Ended December 31, 2003 and
the Period from Inception, October 1, 2002 through December 31, 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$303,186	$608,567	$(35,498)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	43,689	86,232	7,242
Change in operating assets and liabilities:
Accounts receivable	(276,766)	(346,224)	(64,569)
Prepaid expenses	(5,623)	3,269	(3,269)
Other assets	162	(474)	(1,011)
Accounts payable	(22,750)	18,794	19,846
Accrued payroll and employee benefits	5,521	2,496	6,580

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	47,419	372,660	(70,679)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans made to others	—	(257,439)	—
Capital expenditures on property, plant, and equipment	—	(32,008)	(80,088)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	—	(289,447)	(80,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of loans from related parties	(120,058)	(84,682)	(34,259)
Proceeds from loans from related parties	58,111	5,188	186,530
Net increase in bank overdrafts	9,305	—	—

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(52,642)	(79,494)	152,271

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,223)	3,719	1,504
Cash and Cash Equivalents at Beginning of Period	5,223	1,504	—

Cash and Cash Equivalents at End of Period	$—	$5,223	$1,504

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Property and equipment acquired with long-term debt	$—	$—	$286,850

The accompanying notes are an integral part of these financial statements.

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS

Note 1:	Summary of Significant Accounting Policies
      ORGANIZATION: Marquis Bit Co., LLC (the Company) is a manufacturing facility located in Carlsbad, New Mexico established in October 2002 for the purpose of fabricating premium hammer bits for Diamond Air Drilling Services, Inc. (a related party due to common ownership). The Company charges a set fee to fabricate drill bits using raw materials supplied by Diamond Air Drilling Services, Inc. Accordingly, the Company carries no raw materials or work in process inventory. The Articles of Incorporation provides that the Company is to dissolve on February 11, 2034.
      CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
      TRADE ACCOUNTS RECEIVABLE. Trade receivables and loans receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest.
      UNBILLED RECEIVABLES. Unbilled receivables represent fabricated bits in process in the current period but not billed to the customer until future dates, usually within one month.
      PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the double declining balance method or the straight line method, whichever method management believes to be appropriate for each particular asset. Estimated useful lives for equipment and leasehold improvements range from three to fifteen years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.
      REVENUE RECOGNITION. Revenue is recognized in the financial statements as work progresses and when collectibility is reasonably assured.
      INCOME TAXES. As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage of ownership. Therefore, no provision or liability for income taxes has been included in the financial statements.
      USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2:	Related-Party Transactions
      The members of the Company and entities under their control periodically loan money to the Company for operations, or borrow money from the Company to fund the operations of other related entities.

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A summary of accounts receivables from related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Trade accounts receivable from Diamond Air Drilling Services, Inc. (related due to common ownership)	$358,368	$303,358	$48,694
Unbilled receivables from Diamond Air Drilling Services, Inc. (related due to common ownership)	329,191	107,435	15,875

Total accounts receivable from related parties	$687,559	$410,793	$64,569

      A summary of loans due from related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Loan receivable from Diamond Air Drilling Services, Inc. (related due to common ownership), due upon demand, bearing interest of 0%, unsecured Entire balance considered current	$257,439	$257,439	$—

      A summary of loans due to related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Loans payable to members, due on demand, unsecured, bearing an interest rate of 0%	$29,200	$25,188	$25,000
Loan payable to various related entities (related due to certain Company stockholders owning majority interest in entities), due on demand, unsecured bearing an interest rate of 0%	—	17,437	18,437
Loan payable to Diamond Air Drilling Services, Inc. (related due to common ownership), variable interest rate (currently 7.25%) payable in monthly installments of $7,315 maturing September 2005, unsecured	268,480	317,002	395,684

Subtotal	297,680	359,627	439,121
Less current maturities	114,836	125,020	122,119

Loans from related parties	$182,844	$234,607	$317,002

      The maturities of loans from related parties for each of the succeeding five years subsequent to July 31, 2004, are as follows: 2005 — $114,836; 2006 — $182,844; and 2007 and beyond — $0.
      A summary of related party transactions for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 follows:

		December 31,
	July 31,
	2004	2003	2002

Amount received, or accrued, from Diamond Air Drilling Services, Inc. (related due to common ownership) for the fabrication of drill bits	$697,245	$1,238,695	$78,347

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3:	Property, Plant and Equipment
      At July 31, 2004, December 31, 2003 and 2002, property, plant, and equipment are comprised of the following:

		December 31,
	July 31,
	2004	2003	2002

Manufacturing equipment	$386,789	$386,789	$381,789
Computer equipment	9,942	9,942	9,942
Leasehold improvements	2,215	2,215	2,215

Total	398,946	398,946	393,946
Less:
Accumulated depreciation	133,550	91,126	7,061
Amortization of leasehold improvements	3,613	2,348	181

Net property, plant, and equipment	$261,783	$305,472	$386,704

      The above property, plant, and equipment is pledged as collateral for a loan initially borrowed by Diamond Air Drilling Services, Inc. and used to loan to the Company for equipment acquisitions. (See Note 2).

Note 4:	Dependence on Key Customers
      As discussed in Note 2, the Company has been contracted by Diamond Air Drilling Services, Inc. to fabricate bits for Diamond Air Drilling Services, Inc. For the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002, Diamond Air Drilling Services, Inc. accounted for 100% of the Company’s sales.

Note 5:	Employee Benefit Plans
      The company has a retirement savings Simple plan in which substantially all employees may participate. The company’s expense for the plan was $2,736 for the seven months ended July 31, 2004 and $0 and $0 for the years ended December 31, 2003 and 2002, respectively.

Note 6:	Subsequent Events
      Effective October 31, 2004 the Company sold substantially all its assets at book value and ceased operations. As of December 31, 2004 paying all liabilities and distributing the remaining assets to its stockholders effectively liquidated the Company.

Note 7:	Restatement of Previously Issued Financial Statements
      Certain errors resulting in unbilled receivables being understated as of 2002 and overstated as of 2003 were discovered due to additional information being provided by the Company. The corrections of these errors resulted in a $15,875 increase in the net income for 2002; $32,547 decrease in net income for 2003 and $16,672 increase in net income for 2004.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Members
Downhole Injection Services, LLC
(A Texas Limited Liability Company)
      We have audited the accompanying balance sheets of Downhole Injection Services, LLC (a Texas Limited Liability Company) as of November 30, 2004 and December 31, 2003 and the related statements of operations and members’ equity, and cash flows for the eleven months and year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Downhole Injection Services, LLC at November 30, 2004 and December 31, 2003, and the results of its operations and its cash flows for the eleven months and the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ JOHNSON, MILLER & CO.

Midland, Texas February 4, 2005

FINANCIAL STATEMENTS
DOWNHOLE INJECTION SERVICES, LLC
BALANCE SHEETS
November 30, 2004 and December 31, 2003

	2004	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents (note A12)	$71,881	$20,064
Accounts receivable, net of allowance of $10,000 and $10,000 Customers	1,242,346	466,435
Employees	—	2,447
Inventories (note A8)	295,040	189,287
Prepaid expenses	155,626	60,263

Total current assets	1,764,893	738,496
PROPERTY AND EQUIPMENT, NET (notes A8, A9 and C)	719,322	682,564
OTHER ASSETS (notes A9, A10 and D)	4,617	55,400

Total assets	$2,488,832	$1,476,460

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable (note E)	$757,406	$159,846
Current portion of capitalized lease obligations (note F)	45,735	67,367
Accounts payable	1,002,375	572,238
Accrued expenses	105,333	78,583
Sales tax payable	21,937	9,340
Interest payable	19,827	4,314

Total current liabilities	1,952,613	891,688
DEFERRED REVENUE	197,400	197,400
NOTES PAYABLE, net of current portion (note E)	17,070	103,744
CAPITALIZED LEASE OBLIGATIONS, net of current portion (note F)	66,702	—
COMMITMENTS AND CONTINGENCIES (notes G and H) MEMBERS’ EQUITY	255,047	283,628

Total liabilities and members’ equity	$2,488,832	$1,476,460

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

DOWNHOLE INJECTION SERVICES, LLC
STATEMENTS OF OPERATIONS AND MEMBERS’ EQUITY
For the Eleven Months Ended November 30, 2004 and the Year Ended December 31, 2003

	2004	2003

Sales	$4,792,719	$3,835,414
Cost of sales	3,875,646	3,050,921

Gross profit	917,073	784,493
General and administrative expenses	871,927	792,603

Income (loss) from operations	45,146	(8,110)
Other income (expense)
Interest income	22	403
Interest expense	(73,749)	(41,673)
Impairment loss on patent (note D)	—	(983,278)

	(73,727)	(1,024,548)
NET LOSS	(28,581)	(1,032,658)
Members’ equity — beginning of period	283,628	1,316,286

Members’ equity — end of period	$255,047	$283,628

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

DOWNHOLE INJECTION SERVICES, LLC
STATEMENTS OF CASH FLOWS
For the Eleven Months Ended November 30, 2004 and the Year Ended December 31, 2003

	2004	2003

Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
Net loss	$(28,581)	$(1,032,658)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	326,034	283,765
Impairment loss on patent	—	983,278
Change in account balances
(Increase) decrease in accounts receivable — trade	(775,911)	69,523
Decrease in accounts receivable — employees	2,447	2,722
Increase in inventories	(105,753)	(51,145)
(Increase) decrease in prepaid expenses	(95,363)	46,792
Increase (decrease) in accounts payable	430,137	(73,388)
Increase (decrease) in accrued expenses	26,750	(39,028)
Increase (decrease) in sales tax payable	12,597	(5,268)
Increase in deferred revenue	—	135,000
Increase in interest payable	15,513	4,314

Net cash (used in) provided by operating activities	(192,130)	323,907

Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	(174,305)	(137,267)

Net cash used in investing activities	(174,305)	(137,267)

Cash flows provided by (used in) financing activities
Issuance of notes payable	1,090,335	—
Repayments on notes payable	(579,449)	(171,830)
Repayments of capital lease obligations	(92,634)	(119,594)

Net cash provided by (used in) financing activities	418,252	(291,424)

Net increase (decrease) in cash and cash equivalents	51,817	(104,784)
Cash and cash equivalents
Beginning of period	20,064	124,848

End of period	$71,881	$20,064

Supplemental disclosure of cash flow information
Interest paid	$58,236	$37,359

Non-cash investing and financing activities:
Acquisition of property and equipment through capital lease financing	$137,704	$—
Acquisition of Ener-Coil, L.L.C. (see note B)	—	—
The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS
November 30, 2004 and December 31, 2003
Note A — Summary of Significant Accounting Policies

1.	Formation of Company
      Downhole Injection Services, LLC (the “Company”) is a Texas limited liability company, which was formed February 1, 2004 by a business combination, which has been accounted for as a purchase. The Company is owned 60% by the former members of Ener-Coil, L.L.C. (a Texas limited liability company) and 40% by a multinational integrated oil company and two individuals. All of the assets and liabilities of Ener-Coil, L.L.C. and Downhole Injection Services, LLC (an Oklahoma limited liability company) were contributed to the Company in exchange for the interest outlined above.

2.	Nature of Operations
      The Company is primarily engaged in the installation of coiled tubing for the injection of chemical applications in existing oil and gas wells. These operations are identical to those provided by the Company’s predecessor. The Company also will move existing customer tubing and repair, service, and store customer tubing for future use. The Company’s principal office is located in Midland, Texas and services are offered from three branch offices located in Texas.

3.	Product, Geographic Location and Customer Concentrations
      Product and geographic statistics, as a percentage of revenues, are as follows:

2004

Type of Services Rendered:
Installation of Tubing	60%
Removal and Repair of Customer Owned Tubing	37%
Rental and Other	3%
Geographic Location of Services Rendered:
Texas	47%
Oklahoma	7%
Louisiana	16%
United Arab Emirates	3%
Other Locations	27%

4.	Supplier Concentration
      The Company purchases substantially all of its tubing from two vendors. However, the tubing is generally available from a variety of sources.

5.	Revenue Recognition and Deferred Revenue
      The Company recognizes revenue on jobs upon the completion of services performed. Amounts which are invoiced prior to the completion of services are treated as deferred revenue until the completion of services.

6.	Allowance for Uncollectible Accounts Receivable
      The Company maintains an allowance for losses on trade receivable at an amount evaluated by management as sufficient to provide for future losses.

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Inventory
      Inventory is valued at the lower of cost or market using the average cost method.

8.	Property, Plant and Equipment
      Property, plant and equipment are recorded at cost for purchased assets. Depreciation and amortization expense are computed using straight-line depreciation methods over their estimated useful lives.
      Maintenance and repairs are charged to expense as incurred. Costs and related allowances for depreciation of property and equipment sold or otherwise retired are eliminated from the accounts and the resulting gain or loss on dispositions are reflected in income.

9.	Long-Lived Assets
      The Company periodically evaluates the recoverability of the carrying value of its long-lived assets and identifiable intangibles and whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Examples of events or changes in circumstances that indicate that the recoverability of the carrying amount of an asset should be assessed include but are not limited to the following: a significant decrease in the market value of an asset, a significant change in the extent or matter in which an asset is used or a significant physical change in an asset, a significant adverse change in legal factors or in the business climate that could affect the value of an asset or an adverse action or assessment by a regulator, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset, and/or a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.

10.	Intangible Assets
      The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized. These intangible assets are tested for impairment at least annually. If there is an impairment, the amount is expensed and the intangible assets are written down accordingly.
      Before implementation of SFAS No. 142, intangible assets were amortized by the straight-line method over the estimated useful lives, ranging from 15 to 40 years.

11.	Income Taxes
      The Company is treated as a partnership for federal tax purposes. As such, the federal income tax liability is borne by the members of the Company. No provision for federal income tax liability is provided in these statements. A provision has been made for the state income and franchise tax where applicable. Taxable income will differ from net income under accounting principles generally accepted in the United States of America due to differences in amortization, depreciation, and disallowance of certain expenses for income tax purposes over lives which generally are longer than the estimated useful lives used by the Company for book purposes.

12.	Cash Flow and Non-Cash Investing and Financing Transactions
      For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

13.	Advertising Expenses
      Advertising costs are expensed as incurred. Advertising costs totaled $5,167 and $23,658 for the eleven months ended November 30, 2004 and year ended December 31, 2003, respectively.

14.	Management’s Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Note B — Merger of Related Entities
      Effective February 1, 2004, the Company acquired the assets and liabilities of Ener-Coil, L.L.C., pre-merger owner of 43.5% of the Company.
      This merger has been accounted for under the purchase method of accounting. The Company agreed to give the previous owners of Ener-Coil, L.L.C. an additional 16.5% of the Company for all of the assets and liabilities of Ener-Coil, L.L.C. except for its original investment in the Company. The purchase price has been allocated based on the estimated fair values of the 16.5% additional interest acquired by the previous Ener-Coil members as follows:

Accounts receivable	$360,327
Other current assets	39,305
Property, plant and equipment	154,679
Notes payable	(533,929)
Accounts payable and accrued expenses	(20,382)

$—

      For purposes of financial reporting, the Company has accounted for the acquisition as if it took place on January 1, 2004.
Note C — Property, Plant and Equipment
      Property, plant and equipment consist of the following:

	November 30,	December 31,
	2004	2003

Computer Equipment	$115,649	$115,137
Machinery and Equipment	1,318,938	1,082,616
Vehicles	203,813	128,638
Furniture and Fixtures	50,451	50,451

	1,688,851	1,376,842
Less accumulated depreciation	(969,529)	(694,278)

	$719,322	$682,564

      Depreciation expense totaled $275,251 for the eleven months ended November 30, 2004 and $228,365 for the year ended December 31, 2003.

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note D — Amortizable Intangibles
      The Company assumed a non-compete agreement for approximately $276,999.
      Amortization has been calculated using the straight line method based on a life of 5 years, the length of the non-compete period.
      Total amortization expense was $50,783 and $55,400 for the eleven months ended November 30, 2004 and year ended December 31, 2003.
      On November 25, 2003, the Company lost a patent infringement lawsuit. As a result, the Company recorded a patent impairment charge of approximately $983,000.
Note E — Notes Payable
      Notes payable are comprised of the following:

November 30,
2004

Promissory note payable to Michael Weaver, 4 months of $7,750, interest rate at 0%, unsecured	$7,750
Revolving line of credit with Bank of America, with maximum borrowings of $600,000, matures March 8, 2005, interest rate variable, collateralized by substantially all of the Company’s assets	585,822
Promissory note payable to PAS, Inc. and W.T. Butler Enterprises, 58 months of $3,500 each, interest rate at 6%, unsecured	1,566
Promissory note payable Robert Patterson, former shareholder, 24 months of $2,436, interest rate at 0% collateralized by certain specific assets of the Company	12,315
Promissory note payable to Herb Sostek, 24 months of $6,648, interest rate at 6%, unsecured	45,620
Promissory note payable to Local Bank of Oklahoma, 60 payments of $2,219, interest rate at 6.75%, collateralized by certain specific assets of the Company	43,778
Promissory note payable to Ford Motor Credit Corp, 36 payments of $1,137, interest rate at 0% collateralized by 2003 Ford F350	14,783
Promissory note payable to Local Bank of Oklahoma, 60 Payments of $2,147, interest rate at 6.75%, collateralized by equipment	$62,842

774,476
Less — Current Portion	(757,406)

$17,070

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31,
2003

Promissory note payable to PAS, Inc. and W.T. Butler Enterprises, 58 months of $3,500 each, interest rate at 6%, unsecured	$76,208
Promissory note payable to Herb Sostek, 24 months of $6,648, interest rate at 6%, unsecured	41,168
Promissory note payable to Local Bank of Oklahoma, 60 payments of $2,219, interest rate at 6.75%, collateralized by certain specific assets of the Company	62,931
Promissory note payable to Ford Motor Credit Corp, 60 payments of $798.94, interest rate at 9.25% collateralized by 1999 Ford F350	2,360
Promissory note payable to Local Bank of Oklahoma, 60 Payments of $2,147, interest rate at 6.75%, collateralized by certain specific assets of the Company	80,923

263,590
Less — Current Portion	(159,846)

$103,744

      For the succeeding five years, aggregate maturities applicable to long-term debt outstanding at November 30, 2004 are as follows:

November 30,
2005	$757,406
2006	17,070

$774,476

Note F — Capital Leases
      The Company has acquired certain equipment through leasing arrangements, which qualify as capital leases. The equipment acquired has been capitalized and is subject to depreciation (see Note A). The present value of the lease obligations have been recorded as liabilities and are summarized below at November 30, 2004:

Present Value
of Obligation

Capital lease payable to Outsource Lease, 60 monthly payments of $3,710 commencing April 11, 2002, interest rate at 10.67%, collateralized by tubing unit	$21,259
Capital lease payable to Outsource Lease, 60 monthly payments of $865 commencing April 29, 2002, interest rate at 10.67%, collateralized by computer network	91,178

112,437
Less — Current Portion	45,735

$66,702

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Future minimum lease payments for these capital leases are as follows:

Year	Total Payment

2005	$54,900
2006	54,900
2007	21,232

Total Future Minimum Lease Payments	131,032
Total Amount Representing Interest	18,595

Present Value of Lease Obligation	$112,437

      The Company utilizes leased equipment in its daily operations which have been capitalized. Capitalized costs of the equipment are $237,065 and $187,785 and accumulated depreciation is $80,164 and $75,114 at November 30, 2004 and December 31, 2003, respectively.
Note G — Operating Leases
      The Company conducts certain parts of its operations from leased premises pursuant to operating leases, which will expire during 2005.
      Management expects that in the normal course of business, the lease will be renewed or replaced by other leases.
      Total rental expense was $174,869 for the eleven months ended November 30, 2004 and $143,774 for the year ended December 31, 2003.
      For the succeeding five year period, future minimum lease commitments under non-cancelable operating leases with terms in excess of one year are:

2005	$166,235
2006	132,245
2007	60,161
2008	30,000
2009	10,000

$398,641

      As of November 30, 2004, the Company has leased four trucks from Ford Motor Credit under a cancelable master lease agreement. The lease may be canceled by the Company by return of the trucks to the lessor along with a premium for early termination as determined by formula. The term of the lease is for 48 months from the date of delivery to the Company. Insurance, taxes, and operating expenses are paid by the Company.
      For 2004, rentals paid under this agreement totaled $50,458. As of December 31, 2004, the Company’s monthly lease commitment under this agreement is $5,027.
      The future annual minimum lease commitment, assuming no early termination, is $60,323.
Note H — Subsequent Event
      Effective December 1, 2004, the members of the Company entered into a buy sell agreement with a third party. The members agreed to sell all of their equity interest for $1,100,000 cash, 508,466 shares of the third party company’s stock and assumption of all of the Company’s present and future obligations.

INDEPENDENT AUDITORS’ REPORT
To the Stockholders
Delta Rental Service, Inc.
Scott, Louisiana
      We have audited the accompanying Balance Sheets of Delta Rental Service, Inc. (a Louisiana corporation) as of December 31, 2004 and 2003 and the related Statements of Income, Retained Earnings and Cash Flows for the twelve months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Rental Service, Inc. as of December 31, 2004 and 2003 and the results of their operations and cash flows for the twelve months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/	WRIGHT, MOORE, DEHART,

DUPUIS & HUTCHINSON, L.L.C.

Certified Public Accountants
March 23, 2005

DELTA RENTAL SERVICE, INC.
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS
Cash	$891,338	$705,553
Accounts Receivable	1,095,587	713,929
Prepaid Insurance	13,838	14,067
Prepaid Income Taxes	—	51,411
Current Deferred Tax Asset	—	77,595

Employee Advances
Total Current Assets	2,000,763	1,562,555

PROPERTY AND EQUIPMENT
Office Equipment	33,624	32,407
Rental Equipment	3,699,987	3,341,816
Transportation Equipment	144,260	144,260
Yard Equipment	77,211	77,211

Total	3,955,082	3,595,694
Less: Accumulated Depreciation	(2,610,143)	(2,307,864)

Net Property and Equipment	1,344,939	1,287,830
OTHER ASSETS
Cash Surrender Value of Life Insurance	38,261	35,446

Total Other Assets	38,261	35,446

TOTAL ASSETS	$3,383,963	$2,885,831

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$53,949	$40,829
Payroll Liabilities Payable	17,157	16,063
Sales Tax Payable	12,308	3,487
Accrued Interest Expense	3,734	4,244
Income Taxes Payable	92,448	—
Current Portion of Stockholder Loan	93,994	87,674

Total Current Liabilities	273,590	152,297

LONG-TERM LIABILITIES
Stockholder Loan (Less Current Portion)	547,784	641,775
Long-Term Deferred Tax Liability	353,147	311,762

Stockholder Loan
Total Long-Term Liabilities	900,931	953,537

Total Liabilities	1,174,521	1,105,834

STOCKHOLDERS’ EQUITY
Common Stock (No Par Value, 300,000 Shares Authorized, 27,083 Shares Issued and 8,333 Outstanding)	27,083	27,083
Additional Paid-In Capital	64,574	64,574
Retained Earnings	3,117,785	2,688,340
Less: Treasury Stock (18,750 Shares at Cost)	(1,000,000)	(1,000,000)

Total Stockholders’ Equity	2,209,442	1,779,997

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,383,963	$2,885,831

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31,

	2004	2003

REVENUES	$3,249,338	$2,662,091
COST OF REVENUES
Direct	796,194	766,196

GROSS PROFIT	2,453,144	1,895,895
ADMINISTRATIVE EXPENSES
General and Administrative	1,798,414	1,926,173
Depreciation	30,061	31,678

Total Administrative Expenses	1,828,475	1,957,851

INCOME (LOSS) FROM OPERATIONS	624,669	(61,956)

OTHER INCOME (EXPENSES)
Interest Expense	(48,503)	(61,177)
Interest Income	4,064	2,234
Life Insurance Dividends	930	930
Gain on Sale of Assets	113,435	354,382

Total Other Income (Expenses)	69,926	296,369

INCOME BEFORE PROVISION FOR INCOME TAXES	694,595	234,413

PROVISION FOR INCOME TAXES
Current	146,170	—
Deferred	118,980	134,274

Total Income Tax Provision	265,150	134,274

NET INCOME	$429,445	$100,139

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF RETAINED EARNINGS

	Twelve Months Ended
	December 31,

	2004	2003

BEGINNING BALANCE	$2,688,340	$2,588,201
NET INCOME	429,445	100,139

ENDING BALANCE	$3,117,785	$2,688,340

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$429,445	$100,139
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	346,615	308,587
Gain on Sale of Assets	(113,435)	(354,382)
Change in Assets and Liabilities:
Accounts Receivable	(381,658)	(7,963)
Prepaid Expenses	51,640	62,610
Accounts Payable and Accrued Expenses	114,973	(29,129)
Deferred Taxes	118,980	134,274

Total Adjustments	137,115	113,997

Net Cash Provided By Operating Activities	566,560	214,136

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(480,371)	(781,152)
Proceeds from Sale of Assets	190,082	522,911
Cash Surrender Value — Life Insurance	(2,815)	(2,816)

Net Cash Used In Investing Activities	(293,104)	(261,057)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Treasury Stock Note	—	(506,036)
Proceeds From Long-Term Debt	—	—
Proceeds From Stockholder Note Payable	—	450,000
Principal Payments Stockholder Note Payable	(87,671)	(20,550)

Net Cash Used in Financing Activities	(87,671)	(76,586)

NET INCREASE (DECREASE) IN CASH	185,785	(123,507)
CASH AT BEGINNING OF YEAR	705,553	829,060

CASH AT END OF YEAR	$891,338	$705,553

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$49,013	$84,650

Income Taxes Paid	$2,311	$37,460

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS
(A)     Summary of Significant Accounting Policies
      NATURE OF BUSINESS — Delta Rental Service, Inc. (the Company) is incorporated in the State of Louisiana. The Company leases pipe, tubulars and other equipment to the service companies of the petroleum exploration and production industry. The Company’s facility is located in Scott, Louisiana, and leases equipment to companies primarily in the Louisiana Gulf Coast Region.
      REPORTING PERIOD — The Company typically reports its financial position and results of operations based on its federal income tax fiscal year end of March 31. The accompanying financial statements present the Company’s financial position as of December 31, and the results of operations and cash flows for the twelve months ended December 31.
      INCOME TAXES — Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of accrued taxes plus deferred taxes related primarily to the differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.
      PROPERTY AND EQUIPMENT — Property and equipment of the Company are stated at cost. Expenditures for property and equipment which substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred.
      Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets for financial reporting purposes. For income tax purposes, depreciation is computed by use of the Modified Accelerated Cost Recovery System (MACRS).
      CASH AND CASH EQUIVALENTS — The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2004 and 2003.
      USE OF ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      ACCOUNTS RECEIVABLE — The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.
      ADVERTISING — Advertising costs are charged to operations when incurred. Advertising expense for the twelve month periods ended December 31, 2004 and 2003 was $3,272 and $1,884, respectively.
(B)     Concentration of Credit Risk
      The Company maintains cash balances at two separate financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. Balances in excess of insured limits at December 31, 2004 and 2003 were $692,208 and $507,438 respectively.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(C)     Accounts Receivable
      The balance in Accounts Receivable is comprised of billed invoices as well as unbilled rentals which crossed accounting periods. The breakdown of accounts receivable at December 31, is as follows:

	2004	2003

Billed Accounts Receivable	$699,442	$407,556
Accrued Unbilled Revenue	396,145	306,373

Total	$1,095,587	$713,929

(D)     Income Taxes
      Income tax expense consists of the following at December 31:

	2004	2003

Current
Federal	$128,548	$—
States	17,622	—

Total Current Income Tax Expense	146,170	—
Deferred	118,980	134,274

Total Income Tax Expense	$265,150	$134,274

      The effective tax on pre-taxable income is approximately 34 percent federal and 6 percent for the various states. The primary reason for the difference between the effective tax rates and the statutory marginal rates is due to various book to tax timing differences, and non-deductible expenses for income tax purposes.
      Deferred income taxes are a result of timing differences between book and taxable incomes as well as net operating loss carryforwards. The major timing differences for deferred income taxes at December 31 are as follows:

	2004	2003

Depreciation Timing Difference	$882,867	$779,405
Net Operating Loss Carry-Forward	—	(163,311)
Charitable Contribution Carryover	—	(30,678)

	882,867	585,416
Blended Federal and State Rates	40%	40%

Deferred Income Tax Liability (Net)	$353,147	$234,167

      These amounts have been presented in the Company’s financial statements as follows:

	2004	2003

Current Deferred Tax Asset	$—	$(77,595)
Long-Term Deferred Tax Liability	353,147	311,762

Total	$353,147	$234,167

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(E)     Employee Benefit Plans
      The Company adopted a profit sharing retirement plan for its employees effective April 1, 1979. The plan was restated to update its terms, provisions and conditions effective April 1, 2003. The restated plan continues to be for the exclusive benefit of the employees of the Company. An employee is eligible to participate upon the completion of one year of eligible service and the attainment of age 21. The Company determines annually the amount of current or accumulated profits to be contributed to the plan. The plan vests one hundred percent (100%) after six or more years of continuing service.
      Contributions to the plan for the twelve months ended December 31, 2004 and 2003 were $147,744 and $133,382 respectively.
(F)     Note Payable Stockholder
      The Company has a note payable to the stockholder dated August 29, 2003, payable in monthly installments of $3,955, bearing interest at 6.982% per annum, due August 1, 2010. The balance at December 31, 2004 and 2003 is $641,778 and $729,449, respectively.
      Future maturities on this note are as follows:

Twelve Months Ending December 31,
2005	$93,994
2006	100,772
2007	108,038
2008	115,827
2009	124,178
Later	98,969

Total	$641,778

(G)     Compensated Absences
      Employees of the Company are entitled to paid vacation and paid sick days, depending on length of service. No unused vacation or sick leave is payable to an employee upon separation. The Company’s policy is to recognize the costs of compensated absences when actually paid to employees. Accordingly, no accruals have been made.
(H)     Related Party Transactions
      The Company’s operations are conducted in a facility owned by its stockholders. The Company entered into a formal lease agreement for the facilities on June 6, 2000. The lease agreement requires rental payments of $6,000 per month and expires on June 30, 2005. For the twelve month periods ended December 31, 2004 and 2003, $72,000 per period was paid to the stockholders for rent.
      Minimum future lease payments under the lease are as follows:

Twelve Months Ending December 31,
2005	$36,000

Total	$36,000

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(I)     Major Customers
      Customers comprising ten percent (10%) or more of the Company’s revenues or accounts receivable balances for the periods ended December 31 are as follows:
      For the twelve months ended December 31, 2003:

			Percentage of
	Sales	Percentage of	Total Accounts
	Amount	Total Revenue	Receivable

Customer A	$488,589	18.35%	14.39%
Customer B	$401,265	15.07%	9.85%
Customer C	$296,570	11.14%	11.71%
Customer D	$269,963	10.14%	9.61%
      For the year ended December 31, 2004:

			Percentage of
	Sales	Percentage of	Total Accounts
	Amount	Total Revenue	Receivable

Customer A	$549,678	16.92%	14.31%
Customer B	$528,474	16.26%	22.51%
Customer C	$329,160	10.13%	6.40%
Customer D	$308,133	9.48%	13.15%
(J)     Subsequent Events
      Subsequent to the balance sheet date, but prior to the date of this report, the Company’s stockholders entered into a purchase agreement whereby they have agreed to sale all of their interest in the Company to a third-party. The sale is scheduled to close in April, 2005.

DELTA RENTAL SERVICE, INC.
BALANCE SHEET
(unaudited)

March 31,
2005

ASSETS
CURRENT ASSETS
Cash	$169,154
Accounts Receivable	936,156
Prepaid Insurance	—
Prepaid Income Taxes	—
Current Deferred Tax Asset	160,349

Employee Advances

Total Current Assets	1,265,659

PROPERTY AND EQUIPMENT
Office Equipment	33,624
Rental Equipment	3,739,342
Transportation Equipment	144,180
Yard Equipment	77,211

Total	3,994,357
Less: Accumulated Depreciation	(2,652,825)

Net Property and Equipment	1,341,532

OTHER ASSETS
Cash Surrender Value of Life Insurance	—

Total Other Assets	—

TOTAL ASSETS	$2,607,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$31,630
Payroll Liabilities Payable	398
Sales Tax Payable	7,433
Accrued Insurance Payable	19,447
Accrued Interest Expense	—
Accrued Profit Sharing Payable	—
Income Taxes Payable	374,492
Note Payable — Insurance	—
Current Portion of Stockholder Loan	—

Total Current Liabilities	433,400

LONG-TERM LIABILITIES
Stockholder Loan (Less Current Portion)	—
Long-Term Deferred Tax Liability	373,153

Total Long-Term Liabilities	373,153

Total Liabilities	806,553

STOCKHOLDERS’ EQUITY
Common Stock (No Par Value, 300,000 Shares Authorized, 27,083 Shares Issued and 8,333 Outstanding)	27,083
Additional Paid-In Capital	64,574
Retained Earnings	2,708,981
Less: Treasury Stock (18,750 Shares at Cost)	(1,000,000)

Total Stockholders’ Equity	1,800,638
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,607,191

DELTA RENTAL SERVICE, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

REVENUES	$820,769	$744,811
COST OF REVENUES
Direct	203,271	265,230

GROSS PROFIT	617,498	479,581
ADMINISTRATIVE EXPENSES
General and Administrative	984,505	1,106,656
Depreciation	7,578	7,465

Total Administrative Expenses	992,083	1,114,121

LOSS FROM OPERATIONS	(374,585)	(634,540)

OTHER INCOME (EXPENSES)
Interest Expense	(10,937)	(13,166)
Interest Income	2,896	364
Gain on Sale of Assets	115,519	36,850

Total Other Income (Expenses)	107,478	24,048

LOSS BEFORE PROVISION FOR INCOME TAXES	(267,107)	(610,492)

PROVISION (BENEFIT) FOR INCOME TAXES
Current	—	—
Deferred	141,697	(221,825)

Total Income Tax Provision (Benefit)	141,697	(221,825)

NET LOSS	$(408,804)	$(388,667)

DELTA RENTAL SERVICE, INC.
STATEMENT OF RETAINED EARNINGS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

BEGINNING BALANCE	$3,117,785	$2,688,340
NET LOSS	(408,804)	(388,667)

ENDING BALANCE	$2,708,981	$2,299,673

DELTA RENTAL SERVICE, INC.
STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(408,804)	$(388,667)
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	94,220	83,854
Gain on Sale of Assets	(115,519)	(36,850)
Change in Assets and Liabilities:
Accounts Receivable	159,431	(97,326)
Prepaid Expenses	13,838	(10,933)
Accounts Payable and Accrued Expenses	253,804	256,078
Deferred Taxes	(140,343)	(221,825)

Total Adjustments	265,431	(27,002)

Net Cash Used In Operating Activities	(143,373)	(415,669)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(151,956)	(40,557)
Proceeds from Sale of Assets	176,662	44,440
Cash Surrender Value — Life Insurance	38,261	(473)

Net Cash Used In Investing Activities	62,967	3,410

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments Stockholder Note Payable	(641,778)	(21,349)
Net Cash Used in Financing Activities	(641,778)	(21,349)

NET DECREASE IN CASH	(722,184)	(433,608)
CASH AT BEGINNING OF PERIOD	891,338	705,553

CASH AT END OF PERIOD	$169,154	$271,945

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$7,203	$13,166

Income Taxes Paid	$—	$—

Non-Cash Financing of Insurance Premiums	$—	$30,351

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
Capcoil Tubing Services, Inc.
P.O. Box 2280 Kilgore, Texas
      We have audited the balance sheets of Capcoil Tubing Services, Inc. (a Texas corporation), as of December 31, 2004 and 2003, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capcoil Tubing Services, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CURTIS BLAKELY & CO., PC

Kilgore, Texas
March 16, 2005

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$348,674	$45,857
Accounts Receivable	538,658	818,736
Inventory	386,685	384,431
Prepaid Expenses	107,703	92,306

TOTAL CURRENT ASSETS	1,381,720	1,341,330

PROPERTY AND EQUIPMENT:
Furniture, Fixtures and Equipment	11,343	5,870
Software	3,127	3,127
Production Equipment	2,078,897	1,709,196
Vehicles	172,720	107,442
Production Equipment Under Construction	94,332	-0-

TOTAL PROPERTY AND EQUIPMENT	2,360,419	1,825,635
Less: Accumulated Depreciation	(433,800)	(221,451)

NET PROPERTY AND EQUIPMENT	1,926,619	1,604,184

OTHER ASSETS:
Organizational Costs	12,057	18,085

TOTAL ASSETS	$3,320,396	$2,963,599

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current Portion of Long-term Debt	$445,924	$431,452
Current Portion of Obligation Under Capital Lease	447	-0-
Current Portion of Long-term Debt — Related Party	22,824	-0-
Accounts Payable — Trade	383,762	891,508
Accrued Interest Payable	4,018	-0-
Accrued Wages	6,400	-0-
Short-term Borrowings	430,314	422,321
Short-term Borrowings — Related Party	130,000	-0-

TOTAL CURRENT LIABILITIES	1,423,689	1,745,281

LONG-TERM DEBT, LESS CURRENT MATURITIES:
Long-term Debt	471,451	451,262
Long-term Debt — Related Party	31,213	-0-
Obligation Under Capital Lease	2,880	-0-

TOTAL LONG-TERM DEBT	505,544	451,262

TOTAL LIABILITIES	1,929,233	2,196,543

STOCKHOLDERS’ EQUITY:
Common Stock — $1 Par Value
100,000 Shares Authorized
1,000 Shares Issued and Outstanding	600,000	600,000
Additional Paid-in Capital	50,000	50,000
Retained Earnings	741,163	117,056

TOTAL STOCKHOLDERS’ EQUITY	1,391,163	767,056

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,320,396	$2,963,599

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	Years Ended December 31,

	2004	2003

REVENUE	$5,774,442	$5,478,666
Cost of Sales and Services	4,371,316	4,523,702

Gross Profit	1,403,126	954,964

OPERATING EXPENSES:
General and Administrative	159,677	131,254
Depreciation	35,456	24,648
Insurance	228,112	186,125
Lease Expense	29,250	27,000
Salaries — Administration	126,520	89,287
Taxes	126,222	68,838
Interest	73,782	51,380

TOTAL OPERATING EXPENSES	779,019	578,532

NET INCOME	624,107	376,432
RETAINED EARNINGS (DEFICIT) — BEGINNING OF PERIOD	117,056	(259,376)

RETAINED EARNINGS — END OF PERIOD	$741,163	$117,056

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$624,107	$376,432
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	218,375	170,317
Change in Assets and Liabilities:
Accounts Receivable	280,078	(595,486)
Inventory	(428,090)	298,810
Prepaids	(15,395)	(32,465)
Accounts Payable and Accruals	(42,242)	95,417

TOTAL ADJUSTMENTS	12,726	(63,407)

NET CASH PROVIDED BY OPERATING ACTIVITIES	636,833	313,025

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(462,998)	(541,551)

NET CASH USED IN INVESTING ACTIVITIES	(462,998)	(541,551)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of Short-term Borrowings	(101,736)	(124,513)
Payments of Long-term Debt	(519,383)	(377,668)
Payments of Capital Lease Obligation	(89)	-0-
Proceeds From Short-term Debt Borrowing	239,729	223,578
Proceeds From Long-term Debt Borrowing	510,461	441,265
Proceeds From Additional Paid-in Capital	-0-	50,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	128,982	212,662

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	302,817	(15,864)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	45,857	61,721

CASH AND CASH EQUIVALENTS AT END OF YEAR	$348,674	$45,857

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 —	Summary of Significant Accounting Policies:
Basis of Presentation
      The Corporation began business in 2001, and is engaged in the business of oil and gas well servicing. The Corporation currently provides coil tubing services with capabilities from 1/4” capillary tubing to 1” coil tubing. Services include the ability to deliver and inject nitrogen into wells. Most of the work is service work related to existing wells in the field, but some work is performed in relation to drilling activity.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates. Among other things, estimates are used in accounting for depreciation.
Revenue Recognition
      Revenues and expenses are recorded when services are rendered and expenses are incurred and collectibility is reasonably assured. Customers are billed as services are rendered.
Cash and Cash Equivalents
      For purposes of the Statement of Cash Flows, the Corporation considers cash and cash equivalents to include cash on hand and demand deposits.
Accounts Receivable
      Trade receivables are reported in the balance sheets at outstanding principal less any allowances for doubtful accounts. Trade receivables are short-term and interest is not accrued. Trade receivables are written off at the time they are deemed uncollectible. An allowance for uncollectible trade receivables is recorded when deemed appropriate based on a review of aged receivables and expected recoveries. The allowance for doubtful accounts was $-0- at December 31, 2004 and 2003.
Inventory
      Inventories, which consist principally of (i) products which are consumed in the Corporation’s services provided to customers, (ii) spare parts for equipment used in providing these services and (iii) manufactured components and attachments for equipment used in providing services, are stated primarily at the lower of weighted-average cost or market. Cost primarily represents invoice costs. The Corporation regularly reviews inventory quantities on hand.
Property and Equipment
      Property and equipment is stated substantially at original cost. Additions, replacements, and renewals of property determined to be units of property are charged to the property and equipment accounts. The replacement of property and equipment determined not to be a unit of property and the cost of maintenance and repairs are charged to operating expense. Property and equipment is stated at cost and when sold or retired, a gain or loss is recognized. Depreciation expense is computed using the straight-line composite method based on estimated service lives of the various classes of depreciable property.
      Property and equipment are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset’s carrying value to determine if any impairment exists pursuant to the requirements of

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value.
Internal Use Software
      In accordance with Statement of Position (SOP) 98-1, the Corporation capitalizes software developed or obtained for internal use. These capitalized costs are included in property and equipment. Initial operating system software is amortized over the life of the associated hardware. Application software is amortized over a useful life of three years.
Asset Retirement Obligations
      Effective January 1, 2003, the Corporation adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. The Corporation has no legal obligation to remove assets. Therefore, the adoption of SFAS No. 143 did not have a material effect on the Corporation’s financial statements.
Income Taxes
      The Corporation is a Subchapter S Corporation under the Internal Revenue Code. The taxable income or losses of the Corporation are includable in the tax return of the stockholder for federal income tax purposes. The Corporation is subject to state income tax.
      Deferred state income taxes should be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. However, management considers their amount to be immaterial and thus deferred state income taxes are not recorded on the Corporation’s financial statements.

Note 2 —	Organizational Costs:
      Organizational costs represent the unamortized balance of organizational costs. The organizational costs were incurred in 2001 and are being amortized over 5 years. Amortization for both 2004 and 2003 totaled $6,028.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3 —	Property and Equipment:
      Net property and equipment at December 31, 2004 and 2003 was composed of the following:

	Depreciation
	Rate (%)	2004	2003

Furniture, fixtures, and equipment	20%	$11,343	$5,870
Software	33%	3,127	3,127
Production equipment	10% – 20%	2,078,897	1,709,196
Vehicles	20%	172,720	107,442
Production equipment under construction	N/A	94,332	-0-

Total Property and Equipment		2,360,419	1,825,635
Less: Accumulated Depreciation		(433,800)	(221,451)

Net Property and Equipment		$1,926,619	$1,604,184

      Substantially all of the plant is pledged as security for long-term debt to various lenders.
      Depreciation expense was $212,347 and $164,289 for the years ended December 31, 2004 and 2003, respectively, of which $182,919 and $145,669 was included in cost of sales in 2004 and 2003.

Note 4 —	Capital Lease Obligations:
      The Corporation leases office equipment with a lease term through October 2007. This obligation has been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at an interest rate of 20 percent. Capitalized costs of $3,416, less accumulated depreciation of $-0- at December 31, 2004, are included in property and equipment in the accompanying financial statements. Depreciation expense for this equipment for 2004 was $-0-.
      Obligation under capital leases consist of the following:

		2004

Total		$3,327
Less:	Current portion	(447)

	Long-Term Portion	$2,880

      The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments are as follows for the year ended December 31, 2004:

2004

2005	$1,072
2006	1,072
2007	1,072
2008	1,072
2009	894

5,182
Less: Amount representing interest	(1,855)

Present Value of Future Minimum Lease payments	$3,327

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 5 — Short-Term Borrowings:
      Short-term borrowings at December 31, 2004 and 2003 are comprised of the following:

Creditor	Terms	Collateral	2004	2003

Texas Bank & Trust	$350,000 line-of-credit expiring December 2005 bearing interest at prime (5.25 percent at December 31, 2004).	Equipment	$349,923	$350,000
Texas Bank & Trust	$375,000 line of credit expiring December 2004 bearing interest at prime.	Equipment	-0-	3,029
AICCO, Inc.	Due $11,760 per month through July 2005 including interest at 7.15 percent.	None	80,391	-0-
AICCO, Inc.	Due $10,114 per month through July 2004 including interest at 6.50 percent.	None	-0-	69,292

Total Short-Term Borrowings			$430,314	$422,321

Note 6 — Short-Term Borrowings — Related Party:
      Short-term borrowings from related parties at December 31, 2004 and 2003 are comprised of the following:

Creditor	Terms	Collateral	2004	2003

M Bar Ranch, L.P.	$130,000 promissory note, interest of 8 percent and principal due at maturity date — August 2005.	None	$130,000	$-0-
      A stockholder of the corporation holds an interest in M Bar Ranch, L.P.
      Interest expense of $4,018 has been accrued on this short-term borrowing at December 31, 2004.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 7 — Long-Term Notes Payable:
      Long-term notes payable to unrelated parties are comprised of the following:

Creditor	Terms	Collateral	2004	2003

Texas Bank & Trust	Due $6,048 per month through August 2006, including interest at prime (5.25% at December 2004).	Equipment - Accounts	$117,138	$183,232
Texas Bank & Trust	Due $7,037 per month through March 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	176,501	251,566
Texas Bank & Trust	Due $7,000 per month through March 2006, including interest at prime (5.25% at December 2004).	Equipment - Accounts	101,957	179,620
Texas Bank & Trust	Due $30,000 per month through June 2004, including interest at prime (Pd in full at December 2004).	Equipment - Accounts	-0-	171,541
Texas Bank & Trust	Due $7,407 per month through March 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	191,125	-0-
Texas Bank & Trust	Due $6,100 per month through October 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	195,082	-0-
Navistar	Due $1,055 per month through November 2005, including interest at 9.95 percent.	Equipment	11,046	22,004
Navistar	Due $1,055 per month through November 2005, including interest at 9.95 percent.	Equipment	11,046	21,075
Navistar	Due $998 per month through June 2007, including interest at 11.50 percent.	Equipment	24,405	-0-
Ford Motor Credit	Due $738 per month through May 2006, including interest at 2.90 percent.	Vehicle	12,275	20,641
Ford Motor Credit	Due $1,112 per month through August 2006, including interest at 5.50 percent.	Vehicle	21,211	33,035
Ford Motor Credit	Due $1,173 per month through July 2007, including interest at 2.90 percent.	Vehicle	35,007	-0-
Ford Motor Credit	Due $730 per month through August 2007, including interest at 7.25 percent.	Vehicle	20,582	-0-

Total Long-Term Notes Payable			917,375	882,714
Current Maturities			(445,924)	(431,452)

Long-Term Notes Payable,
Net of Current Maturities			$471,451	$451,262

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Payments on the notes are due monthly in the approximate amount of $40,453. The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

2005	$445,924
2006	349,064
2007	122,387

Total	$917,375

Note 8 — Long-Term Note Payable — Related Party:

Creditor	Terms	Collateral	2004	2003

M Bar Ranch, L.P.	Due $2,194 per month through March 2007, including interest at 8.00 percent.	Vehicle	$54,037	$-0-
Current Maturities			(22,824)	-0-

Long-Term Note Payables — Related Party, Net of Current Maturities			$31,213	$-0-

      The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

2005	$22,824
2006	24,719
2007	6,494

Total	$54,037

      Interest of $3,779 and principal of $8,986 was paid to the related party on the note in 2004.
Note 9 — Operating Leases:
      The Corporation has various cancelable and noncancelable operating leases for building space, storage facilities and equipment. The noncancelable lease expired March 2005, but was renewed through March 2007.
      Future minimum rental payments for the next five years are as follows:

2005	$27,000
2006	27,000
2007	5,625
      Rental expense under operating leases was $29,250 in 2004 and $27,000 in 2003.
Note 10 — Related Party Transactions:
      The Corporation has received loans from affiliates and owners. These transactions are described in previous footnotes to these financial statements.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 11 — Concentration of Credit Risk:
      Financial instruments that potentially subject the Corporation to significant concentrations of credit risk consists primarily of cash equivalents and trade accounts receivable. The estimated fair value of such financial instruments at December 31, 2004 and 2003 approximate their carrying value as reflected in the balance sheet. At December 31, 2004, the Corporation had deposits in checking accounts which exceed federally insured limits by $248,674. The Corporation has not experienced any material credit losses on its financial instruments.
      Revenues from one customer represent 32 percent and 47 percent of total revenues in 2004 and 2003, respectively. A second customer represented 14 percent of total revenues in 2004. No other customers or entity accounted for more than 10 percent of 2004 or 2003 revenues.
      A majority of the Corporation’s trade receivables are derived from large oil and gas production companies. Concentration of credit risk with respect to receivables is considered to be limited due to its customer base. However, 30 percent of trade receivables is due from one customer at December 31, 2004. The Corporation performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral to secure accounts receivable. The Corporation is exposed to credit loss in the event of nonperformance by customers on trade receivables. The Corporation does not anticipate significant nonperformance by customers on trade receivables.
      The Corporation’s sales are concentrated primarily in east Texas and northern Louisiana.
Note 12 — Additional Cash Flow Information:

	2004	2003

Cash paid during the year:
Interest	$69,764	$51,380
Note 13 — Significant Noncash Transactions:
      The Corporation purchased equipment and vehicles in 2004 and 2003 and incurred $97,620 and $92,463, respectively, in debt relative to these purchases.
Note 14 — Subsequent Event:
      Effective April 1, 2005, the stockholders of the Corporation signed a letter of intent to sell their interests in the Corporation to Allis-Chalmers Energy, Inc.
      Effective January 1, 2005, the Corporation revoked its S Corporation election for federal tax purposes and will be taxed as a C Corporation.

INDEPENDENT AUDITOR’S REPORT ON ADDITIONAL INFORMATION
To the Stockholders
of Capcoil Tubing Services, Inc.
      Our report on our audits of the basic financial statements of Capcoil Tubing Services, Inc. for December 31, 2004 and 2003, appears on page 3. These audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information on pages 17 and 18 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ CURTIS BLAKELY & CO., PC

Longview, Texas
March 16, 2005

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS WITH ADDITIONAL INFORMATION

	Year Ended December 31,

	2004	2003

REVENUE	$5,774,442	$5,478,666
COST OF SALES AND SERVICES:
Inventory Purchases	2,684,319	3,400,025
Wages	854,041	546,858
Contract Services	153,192	152,432
Location Expenses	84,709	58,027
Repairs and Maintenance	132,846	70,024
Depreciation	182,919	145,669
Fuel and Oil	114,112	74,836
Freight	14,432	11,646
Sales Commissions	15,352	323
Sales Expense	13,307	10,827
Supplies	61,494	28,165
Other Expenses	12,082	6,676
Equipment Leases and Rentals	48,511	18,194

TOTAL COST OF GOODS SOLD	4,371,316	4,523,702

GROSS PROFIT	1,403,126	954,964

GENERAL AND ADMINISTRATIVE:
Accounting	41,794	22,456
Telephone	26,939	19,842
Auto	17,955	15,203
Consulting	15,100	15,012
Advertising and Promotional	12,715	6,847
License and Fees	10,719	7,110
Office Supplies	7,818	7,644
Utilities	7,582	6,397
Janitorial	5,542	2,953
Office Expense	4,248	3,332
Postage	4,084	4,556
Other General and Administrative	1,643	829
Meals	1,393	1,899
Contract Service — Office	1,145	16,779
Contributions	1,000	395

TOTAL GENERAL AND ADMINISTRATIVE	159,677	131,254

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS WITH ADDITIONAL INFORMATION

	Year Ended December 31,

	2004	2003

DEPRECIATION AND AMORTIZATION:
Depreciation Expense	29,428	18,620
Amortization Expense	6,028	6,028

TOTAL DEPRECIATION AND AMORTIZATION	35,456	24,648

INSURANCE EXPENSE:
Insurance — General	119,039	118,023
Insurance — Health	65,583	40,792
Insurance — Workmen’s Compensation	41,445	25,265
Insurance — Keyman Life	2,045	2,045

TOTAL INSURANCE	228,112	186,125

LEASE OF BUILDINGS AND STORAGE FACILITIES	29,250	27,000

SALARIES — ADMINISTRATIVE
Salaries — Officers	89,115	77,769
Salaries — Office Employees	37,405	11,518

TOTAL SALARIES — ADMINISTRATIVE	126,520	89,287

TAX EXPENSE:
Taxes — Payroll	78,536	52,205
Taxes — Property	43,495	13,926
Taxes — Other	2,501	1,832
Taxes — State Franchise	1,690	875

TOTAL TAX EXPENSE	126,222	68,838

INTEREST	73,782	51,380

TOTAL OPERATING EXPENSES	779,019	578,532

NET INCOME	$624,107	$376,432

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEET
As of March 31, 2005
(unaudited)

ASSETS
Current Assets
Cash in Bank — TB&T	183,614.45
Accounts Receivable	1,021,133.53
Inventory	334,309.46
Prepaid Expenses	79,136.57

Total Current Assets	1,618,194.01
Property and Equipment Equipment	2,474,765.35
Accumulated Depreciation	(492,780.50)

Net Property and Equipment	1,981,984.85
Other Assets Organization Costs	2,242.25
Startup Costs	27,898.75
Accumulated Amortization	(19,590.00)
Deposits	10,875.00

Total Other Assets	21,426.00

Total Assets	3,621,604.86

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	449,217.60
Payroll Taxes Payable	3,448.71
Sales Tax Payable	44,997.92
Accrued Interest Payable	4,017.53
Salaries Payable	16,143.77
Current Income Taxes Payable	94,000.00
N/ P — Insurance	46,139.99
N/ P — M-BAR Ranch	130,000.00
N/ P TB&T LOC	349,923.29
Current Maturities of L-T	467,915.64

Total Current Liabilities	1,605,804.45
Long-Term Liabilities N/ P — FMC	135,292.77
N/ P — Navistar	39,147.38
N/ P — TB&T	686,059.55
N/ P — M-BAR	48,500.43
N/ P — IKON RICOH	3,258.52
Current Maturities of L-T	(467,915.64)

Total Long-Term Liabilities	444,343.01

Total Liabilities	2,050,147.46
Deferred Income Taxes	6,898.00
Stockholders’ Equity Capital Stock	600,000.00
Contribution to Capital	50,000.00
Retained Earnings	914,559.40

Total Stockholders’ Equity	1,564,559.40

Total Liabilities and Stockholders’ Equity	3,621,604.86

CAPCOIL TUBING SERVICES, INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
(unaudited)

	Three Months Ended March 31,

	2005	2004

Revenue
Sales — Service	622,283.61	355,661.68
Sales — Materials	911,615.67	1,190,200.66

Total Revenue	1,533,899.28	1,545,862.34
Cost of Goods Sold	950,535.70	1,131,968.64

Gross Profit	583,363.58	413,893.70
Operating Expenses Contract Services	3,007.50	8,548.13
Insurance	61,206.10	57,193.97
Lease	59,372.36	24,618.30
Supplies	28,500.98	14,705.44
Taxes	26,077.65	16,749.81
Accounting & Legal	28,478.91	13,481.21
Advertising & Promotional	844.43	882.50
Amortization	1,506.00	1,506.00
Bank Charges	128.60	129.20
Commission — Salesman	4,000.00	0.00
Consulting	4,200.00	3,300.00
Depreciation	9,240.66	5,926.17
Dues & Subscriptions	1,189.39	0.00
Employee — Medical	978.22	436.06
Freight	8,259.61	340.00
Interest	20,360.28	18,007.80
License & Fees	150.46	1,364.98
Maint & Repairs — General	98.51	815.40
Meals & Entertainment	0.00	101.85
Office Expense	3,326.71	964.16
Postage	1,117.54	999.49
Janitorial	1,300.00	1,340.75
Salaries — Officers	21,000.00	21,000.00
Salaries — Office	8,830.06	5,805.94
Sales Expense	3,679.23	2,649.54
Telephone	8,483.66	4,296.17
Uniforms	824.89	0.00
Utilities	1,610.44	1,828.06
Waste Water	714.00	475.00
Travel	0.00	246.75
Truck Expense	583.27	218.00

Total Operating Expenses	309,069.46	207,930.68

Income/(Loss) Before Income Taxes	274,294.12	205,963.02
Income Taxes	(100,898.00)	0.00
Other Income	0.00	1,000.00

Net Income (Loss)	173,396.12	206,963.02

Retained Earnings at Beginning of Period	741,163.28	117,056.14

Retained Earnings at End of Period	914,559.40	324,019.16

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS
Three Months Ended March 31,
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

Cash flows from operating activities:
Net income (loss)	$173,396	$206,963
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization expense	51,247	44,236
Changes in working capital:
Decrease (increase) in accounts receivable	(482,476)	69,545
Decrease (increase) in other current assets	80,942	163,895
Decrease (increase) in other assets	(10,875)	(375)
(Decrease) increase in accounts payable	65,456	(306,063)
(Decrease) increase in accrued expenses	138,998	21,643
(Decrease) increase in other long-term liabilities	6,898	—
(Decrease) increase in accrued employee benefits and payroll taxes	13,193	67

Net cash provided by operating activities	36,779	199,911
Cash flows from investing activities:
Purchase of equipment	(105,107)	(35,739)

Net cash provided (used) by investing activities	(105,107)	(35,739)
Cash flows from financing activities:
Repayments of long-term debt	(96,732)	(161,241)
Proceeds form issuance of long-term debt	—	307,399
Net cash provided (used) by financing activities	(96,732)	146,158

Net increase (decrease) in cash and cash equivalents	(165,060)	310,330
Cash and cash equivalents at beginning of year	348,674	45,857

Cash and cash equivalents at end of period	$183,614	$356,187

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
of W.T. Enterprises, Inc.
      We have audited the accompanying balance sheets of W.T. Enterprises, Inc. (a Texas Corporation) (the Company) as of March 31, 2005, and December 31, 2004 and 2003 and the related statements of income, stockholders’ equity, and cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of W.T. Enterprises, Inc. as of March 31, 2005 and December 31, 2004 and 2003, and the results of its operations and its cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
June 10, 2005

W.T. ENTERPRISES, INC.
BALANCE SHEETS
March 31, 2005, December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$123,093	$49,695	$39,821
Accounts receivable	359,875	418,290	446,646
Unbilled receivables	129,325	101,400	47,000
Related party receivable (Note 2)	7,967	9,673	15,991
Prepaid income taxes	—	—	3,507
Prepaid expenses	10,497	11,593	11,697

Total Current Assets	630,757	590,651	564,662

Property and Equipment:
Transportation equipment	137,555	137,555	137,555
Machinery and equipment	1,905,235	1,867,336	1,248,414
Office furniture and equipment	7,131	7,131	7,131
Accumulated depreciation	(748,646)	(677,475)	(428,031)

Total Property and Equipment	1,301,275	1,334,547	965,069

Total Assets	$1,932,032	$1,925,198	$1,529,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt (Note 4)	$283,194	$312,414	$235,137
Short-term notes payable (Note 3)	54,601	86,765	149,995
Accounts payable	82,369	117,928	129,895
Accrued expenses	131,188	62,726	63,514
Deferred income taxes (Note 9)	68,644	72,204	33,425

Total Current Liabilities	619,996	652,037	611,966

Long-Term Debt (Note 4)	89,959	153,675	279,349
Deferred income taxes (Note 9)	136,593	132,577	78,565

Total Liabilities	846,548	938,289	969,880

Stockholders’ Equity:
Common stock, par value $10 100 shares issued and outstanding	1,000	1,000	1,000

Retained earnings	1,084,484	985,909	558,851

Total stockholders’ equity	1,085,484	986,909	559,851

Total liabilities and stockholders’ equity	$1,932,032	$1,925,198	$1,529,731

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2005
and Years Ended December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

Revenue
Service revenue	$926,906	$3,862,005	$2,415,266
Other income	—	—	2,800

Total revenue	926,906	3,862,005	2,418,066

Expenses
Service-related expenses	552,472	2,514,373	1,582,313
Selling, general, and administrative expenses	150,499	514,211	459,186
Depreciation and amortization	71,171	249,444	174,386
Interest expense	8,656	44,344	27,604

Total expenses	782,798	3,322,372	2,243,489

Operating income	144,108	539,633	174,577

Other income
Gain (loss) on sale of assets	—	—	6,723
Interest income	93	585	905

Income before income taxes	144,201	540,218	182,205
Federal and state income taxes (Note 9)	45,626	113,160	37,121

Net income	$98,575	$427,058	$145,084

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2005 and
The Years Ended December 31, 2004 and 2003

	Common	Paid-in	Retained
	Stock	Capital	Earnings	Total

Balance, January 1, 2003	$1,000	$—	$413,767	$414,767
Net Income	—	—	145,084	145,084
Dividends paid	—	—	—	—

Balance, December 31, 2003	1,000	—	558,851	559,851
Net Income	—	—	427,058	427,058
Dividends paid	—	—	—	—

Balance, December 31, 2004	1,000	—	985,909	986,909
Net Income	—	—	98,575	98,575
Dividends paid	—	—	—	—

Balance, March 31, 2005	$1,000	$—	$1,084,484	$1,085,484

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and
The Years Ended December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

Cash flows from operating activities:
Net income	$98,575	$427,058	$145,084
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	71,171	249,444	174,386
Gain (loss) on sale of property, plant, and equipment	—	—	(6,723)
Deferred income taxes	457	92,791	37,121
Change in operating assets and liabilities:
Accounts receivable	30,490	(26,044)	(309,046)
Shareholder loans	1,707	6,318	5,695
Prepaid expenses	1,096	104	(858)
Prepaid income tax	—	3,507	(3,507)
Accounts payable	(35,559)	(11,967)	81,718
Accrued payroll and employee benefits	29,696	(14,467)	31,379
Income tax payable	38,764	13,679	(2,076)

Net Cash Provided (Used) by Operating Activities	236,397	740,423	153,173

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	—	—	25,000
Capital expenditures on property, plant, and equipment	(37,899)	(406,618)	(220,385)

Net Cash Provided (Used) by Investing Activities	(37,899)	(406,618)	(195,385)

Cash flows from financing activities:
Repayment of long-term debt	(92,936)	(322,686)	(190,748)
Proceeds from issuance of long-term debt	—	160,000	155,105
Repayment of short-term debt	(32,164)	(1,550,165)	(479,550)
Proceeds from issuance of short-term debt	—	1,388,920	561,260

Net Cash Provided (Used) by Financing Activities	(125,100)	(323,931)	46,067

Net Increase (Decrease) in Cash and Cash Equivalents	73,398	9,874	3,855
Cash and Cash Equivalents at Beginning of Year	49,695	39,821	35,966

Cash and Cash Equivalents at End of Year	$123,093	$49,695	$39,821

Supplemental Schedule of Noncash Investing and Financing Activities:
Purchase of equipment financed with debt proceeds	$—	$212,303	$378,396

Cash paid for interest	$8,954	$44,045	$27,022

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2005, December 31, 2004 and 2003

Note 1:	Summary of Significant Accounting Policies
      Nature of Operations. W.T. Enterprises, Inc. (the Company), is primarily engaged in the business of providing compressed air for the drilling of oil and gas wells in the state of Texas. The work is generally performed under fixed price per day contracts.
      Cash and Cash Equivalents. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
      Trade Accounts Receivable. Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Trade receivables are considered fully collectible and therefore no allowance for doubtful accounts has been provided.
      Unbilled Receivables. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month.
      Property, plant and equipment. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the straight line method. Estimated useful lives for equipment and transportation equipment range from three to seven years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.
      Revenue Recognition. Revenue is recognized in the financial statements in the period the services were provided.
      Advertising Costs. Advertising costs are expensed as incurred.
      Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. The Company files its income tax returns on the cash basis of accounting. The Company’s temporary differences relate primarily to accounts receivable, accounts payable and accrued expenses and property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 2:	Related-Party Transactions
      A summary of amounts due from shareholders follows:

		December 31,
	March 31,
	2005	2004	2003

Note receivables from shareholders, due upon demand, bearing interest of 0%, unsecured	$7,967	$9,673	$15,991

      The Company leases equipment and a storage facility from shareholders under informal month-to-month operating leases. Rental expense for these leases totaled $8,700, $34,800 and $6,000 for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

Note 3:	Pledged Assets and Short-Term Notes Payable
      Short-term notes payable are collateralized by equipment and receivables and as of March 31, 2005 and December 31, 2004 and 2003 consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

Note payable, FNB, $150,000 line of credit, 6.0 to 6.25% interest rate	$—	$—	$103,850
Note payable, FNB, $53,485, 6.0 to 7.75% interest rate	—	—	24,299
Note payable, FNB, $53,485, 6.25 to 8.75% interest rate	—	—	21,846
Note payable, FNB, $46,145, 6.0 to 7.25% interest rate	13,380	21,106	—
Note payable, CAT Financial, $98,013, 6.7% interest rate	41,221	65,659	—

	$54,601	$86,765	$149,995

Note 4:	Pledged Assets and Long-Term Debt
      Long-term debt and the related assets pledged thereon as of March 31, 2005, and December 31, 2004 and 2003, consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

Various notes payable to banks and financing companies for vehicles and equipment, due in installments through March, 2008 at fixed interest rates ranging from 0.0% to 8.75%, collateralized by vehicles, equipment and accounts receivable	$138,594	$160,674	$250,893
Various notes payable to banks and financing companies for vehicles and equipment, due in installments through March, 2007 at variable interest rates ranging from 4.15% to 7.25%, collateralized by vehicles, equipment and accounts receivable	234,559	305,415	263,593

Subtotal	373,153	466,089	514,486
Less current maturities	283,194	312,414	235,137

Total Long-term debt	$89,959	$153,675	$279,349

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      As of March 31, 2005, principal payments required to amortize the debt are summarized below:

Year Ending March 31,

2006	$283,194
2007	79,845
2008	10,114

$373,153

Note 5:	Leases
      The Company has two non-cancelable operating leases for compressor equipment, which expire on November 30, 2005. The company also leases compressor equipment on various cancelable leases. Future minimum lease payments payable under non-cancelable operating lease are due as follows:

Year Ending March 31,

2006	$144,000

      Rental expense for all operating leases totaled $186,936, $912,594, and $472,272 for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

Note 6:	Stockholders’ Equity
      At March 31, 2005, December 31, 2004 and 2003, the number of authorized and issued common stock and related par value and dividends paid are as follows:

		December 31,
	March 31,
	2005	2004	2003

Common stock authorized	100	100	100
Common stock issued	100	100	100
Common stock outstanding	100	100	100
Common stock, per share par value	$10	$10	$10
Cash dividends paid on common stock	—	—	—

Note 7:	Dependence on Key Customers
      For the three months ended March 31, 2005 and for the years ended December 31, 2004 and December 31, 2003 the Company’s revenues were almost entirely attributable to one customer. As of March 31, 2005 approximately 85% of the Company’s accounts receivable were attributable to this one customer.

Note 8:	Subsequent Events
      The Company’s management is currently negotiating the sale of substantially all the Company’s assets. The anticipated sales date is June 30, 2005. The estimated sales price of the assets is substantially in excess of their book value. Upon consummation of the sale, the Company will exercise options to purchase equipment, currently under operating leases, for $550,000 and then include this equipment in the assets the Company sells.
      Subsequent to March 31, 2005 the Company purchased approximately $240,000 of equipment, which was 100% financed through short-term bank loans.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 9:	Income Tax Matters
      Net deferred tax liabilities as of March 31, 2005, December 31, 2004 and 2003 consist of the following components:

		December 31,
	March 31,
	2005	2004	2003

Deferred Tax Liabilities:
Property and equipment	$136,593	$132,577	$78,565
Cash basis receivables	95,394	101,340	96,261
Prepaid expenses	2,047	2,261	2,281

	234,034	236,178	177,107

Deferred Tax Assets:
Net operating loss carryforward	—	—	31,099
Cash basis accounts payable and accrued expenses	28,797	31,397	34,018

	28,797	31,397	65,117

Net deferred tax liabilities	$205,237	$204,781	$111,990

      Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.
      As of March 31, 2005 and December 31, 2004 and 2003, the deferred tax amounts mentioned above have been classified on the accompanying balance sheets as follows:

		December 31,
	March 31,
	2005	2004	2003

Current liabilities	$68,644	$72,204	$33,425
Noncurrent liabilities	136,593	132,577	78,566

	$205,237	$204,781	$111,991

      The provision for income taxes charged to operation for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 consists of the following:

		December 31,
	March 31,
	2005	2004	2003

Current tax expense	$45,169	$51,469	$—
Deferred tax expense	457	92,790	37,121
Benefit of operating loss carryforward	—	(31,099)	—

	$45,626	$113,160	$37,121

      For the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 the difference between the expected tax expense that would result from applying domestic federal statutory rates to pretax income and the provision for income tax expense is due mainly to the lower average graduated tax rate expected to apply to the estimated taxable income in the years the temporary differences reverse as well as the accrual of state income taxes.

W.T. ENTERPRISES, INC.
BALANCE SHEET
June 30, 2005
(unaudited)

ASSETS
Current Assets
Cash	$153,254.16
Trade Receivables	422,900.00
Trade Receivables-WIP	111,225.00
Loans to Shareholder	6,242.36
Prepaid Expense	19,120.50

Total Current Assets		$712,742.02
Property and Equipment
Transportation Equipment	178,238.71
Machinery & Equipment	2,140,792.13
Office Furniture & Equipment	7,131.34
Accumulated Depreciation	(829,395.00)

Net Property and Equipment		1,496,767.18

Total Assets		$2,209,509.20

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$85,265.16
Accrued Expenses	114,569.38
Income Tax Payable	80,329.09
Deferred Income Taxes	71,781.00
Notes Payable	246,301.98
Current Portion of L.T. Debt	206,298.26

Total Current Liabilities		$804,544.87
Deferred Income Tax		158,816.00
Long-Term Debt, Net of Current Portion		16,014.91
Stockholders’ Equity
Common Stock, $10 Par Value	1,000.00
Retained Earnings	1,229,133.42

Total Stockholders’ Equity		1,230,133.42

Total Liabilities & Stockholders’ Equity		$2,209,509.20

W.T. ENTERPRISES, INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
(unaudited)

	Six Months Ended		Six Months Ended
	Jun. 30, 2005	Pct	Jun. 30, 2004	Pct

Revenue
Service Revenue	$1,949,131.25	100.00	$1,839,365.00	100.00

Total Revenue	1,949,131.25	100.00	1,839,365.00	100.00
Cost of Revenue	1,257,348.70	64.51	1,421,254.04	77.27

Gross Profit	691,782.55	35.49	418,110.96	22.73
Operating Expenses	328,061.99	16.83	269,719.48	14.66

Income From Operations	363,720.56	18.66	148,391.48	8.07
Other Income (Expense)
Interest Income	168.77	0.01	343.36	0.02
Interest Expense	(16,139.41)	(0.83)	(24,819.02)	(1.35)

Total Other Income (Expense)	(15,970.64)	(0.82)	(24,475.66)	(1.33)

Income Before Taxes	347,749.92	17.84	123,915.82	6.74
Income Taxes
Current Income Tax	78,710.75	4.04
Deferred Income Taxes	25,816.00	1.32	23,830.00	1.30

	104,526.75	5.36	23,830.00	1.30

Net Income	243,223.17	12.48	100,085.82	5.44

Beginning Retained Earnings	985,910.25		558,852.46

Ending Retained Earnings	$1,229,133.42		$658,938.28

W.T. ENTERPRISES, INC.
SCHEDULE OF COST OF REVENUE & OPERATING EXPENSES
For the Period Ended June 30, 2005 and 2004
(unaudited)

	Six Months Ended		Six Months Ended
	Jun. 30, 2005	Pct	Jun. 30, 2004	Pct

Cost of Revenue
Contract Air	191,500.00	9.83	352,300.00	19.15
Freight & Trucking	11,529.98	0.59	13,788.47	0.75
Auto Expense	57,800.36	2.97	57,554.74	3.13
Depreciation	148,285.00	7.61	110,875.00	6.03
Fuel	0.00	0.00	12,906.32	0.70
Insurance	27,634.49	1.42	21,697.12	1.18
Laundry/ Uniforms	1,365.96	0.07	5,223.46	0.28
Maintenance & Repairs	95,822.66	4.92	73,610.05	4.00
Equipment Rental	141,320.17	7.25	175,289.72	9.53
Subcontracting — Other	2,942.50	0.15	1,800.00	0.10
Supplies	104,745.30	5.37	139,860.66	7.60
Taxes	34,631.08	1.78	33,779.21	1.84
Travel	2,666.50	0.14	0.00	22.97
Wages	437,054.70	22.42	422,569.29	22.97

Total Cost of Revenue	$1,257,348.70	64.51	$1,421,254.04	77.27

Operating Expenses
Advertising & Promotional	0.00	0.00	454.56	0.02
Bank Charges	0.00	0.00	632.62	0.03
Contract Labor	0.00	0.00	924.00	0.05
Car & Truck Expense	3,400.29	0.17	0.00	0.05
Contributions	2,250.00	0.12	1,000.00	0.05
Depreciation	3,635.00	0.19	3,341.00	0.18
Dues & Subscriptions	71.70	0.00	170.40	0.01
Insurance	21,057.11	1.08	20,040.54	1.09
Laundry & Uniforms	1,748.23	0.09	0.00	1.09
Life Insurance	288.00	0.01	269.00	0.01
Medical Reimbursement	0.00	0.00	3,621.06	0.20
Meals & Entertainment	7,604.96	0.39	1,441.28	0.08
Office Expense	936.47	0.05	1,510.61	0.08
Professional fees	5,171.03	0.27	1,054.00	0.06
Rent	6,026.48	0.31	6,938.15	0.38
Repairs & Maintenance	154.20	0.01	0.00	0.38
Supplies	497.90	0.03	40.00	0.00
Taxes	19,904.64	1.02	11,195.41	0.61
Travel	6,104.48	0.31	1,564.70	0.09
Utilities & Telephone	13,329.50	0.68	8,322.15	0.45
Wages	43,482.00	2.23	8,322.15	0.45
Salaries-Officers	192,400.00	9.87	207,200.00	11.26

Total Operating Expenses	$328,061.99	16.83	$269,719.48	14.66

W.T. ENTERPRISES, INC.
STATEMENT OF CASH FLOWS
For the Period Ended June 30, 2005 and 2004
(unaudited)

	6 Months Ended	6 Months Ended
	Jun. 30, 2005	Jun. 30, 2004

Cash Flow from Operating Activities
Net Income (Loss)	$242,223.17	$100,085.82
Adjustments to Reconcile Cash Flow
Depreciation	151,920.00	114,216.00
Deferred Income Tax	25,816.00	23,830.00
Decrease (Increase) in Current Assets
Trade Receivables	(4,610.00)	56,721.00
Trade Receivable WIP	(9,825.00)	(30,025.00)
Loans to Shareholder	3,432.23	2,959.58
Prepaid Expense	(7,527.57)	(321.51)
Prepaid Income Taxes	0.00	894.00
Increase (Decrease) in Current Liabilities
Accounts Payable	(32,662.73)	(19,411.84)
Accrued Expenses	65,522.20	2,781.13
Credit Cards Payable	66,650.50	10,690.02

Total Adjustments	258,714.63	162,333.38

Cash Provided (Used) by Operations	501,937.80	262,419.20
Cash Flow From Investing Activities
Sales (Purchases) of Assets
Machinery & Equipment	(314,139.87)	(397,016.47)

Cash Provided (Used) by Investing	(314,139.87)	(397,016.47)
Cash Flow From Financing Activities
Cash (Used) or provided by:
Short-Term Debt	159,537.27	42,475.87
Long-Term Debt	(243,775.81)	137,312.81

Cash Provided (Used) by Financing	(84,238.54)	179,788.68

Net Increase (Decrease) in Cash	103,559.39	45,191.41
Cash at Beginning of Period	49,694.77	39,821.42

Cash at End of Period	$153,254.16	$85,012.83

See accompanying accountant’s compilation report

ALLIS-CHALMERS ENERGY INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
      The pro forma financial statements set forth below illustrate the effects of the following acquisition transactions:
      CAPCOIL TUBING SERVICES, INC. TRANSACTION. In May 2005, Allis-Chalmers acquired 100% of the outstanding stock of Capcoil Tubing Services, Inc., a Texas corporation, based in Kilgore, Texas from four stockholders for approximately $2,750,000 in cash, 168,161 shares of Allis-Chalmers’ common stock and the payment of Capcoil secured debt in the amount of $1,190,783. Capcoil is engaged in the sale, installation and service of small diameter capillary tubing and larger diameter coil tubing for servicing producing oil and gas wells. Both types of tubing are installed in wells and used as a delivery system for chemicals and other agents to enhance production from existing oil and gas wells.
      DELTA RENTAL SERVICE, INC. TRANSACTION. In April 2005, Allis-Chalmers acquired 100% of the outstanding stock of Delta Rental Service, Inc., a Louisiana corporation, from three stockholders in Lafayette, Louisiana for approximately $4,650,000 in cash, 223,114 shares of Allis-Chalmers’ Common Stock and the issuance of two promissory notes by Allis-Chalmers in the aggregate principal amount of $350,000. Delta is a rental tool company headquartered in Lafayette, Louisiana and rents specialty rental items to the oil and gas industry such as heavy weight spiral drill pipe, spacer spools and assorted handling tools.
      DOWNHOLE INJECTION SYSTEMS, LLC TRANSACTION. In December 2004, Allis-Chalmers acquired all the equity interests in Downhole Injection Services, LLC from an investor group for approximately $1,100,000 in cash, 508,466 shares of Allis-Chalmers’ Common Stock and payment or assumption of approximately $950,000 of debt. Downhole is headquartered in Midland, Texas and provides solutions to downhole chemical treating problems through the installation of small diameter, stainless steel coiled tubing into producing oil and gas wells.
      DIAMOND AIR TRANSACTION. In November 2004, Allis-Chalmers, through its 55% owned subsidiary, AirComp, purchased substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. for $4,600,000 in cash and the assumption of approximately $450,000 in liabilities. Allis-Chalmers and its joint-venture partner M-I L.L.C. contributed $2,530,000 and $2,070,000, respectively, to the equity of AirComp. Diamond Air and Marquis manufacture hammer bits and provide air hammer and hammer bits and related services required to drill and complete oil and gas wells.
      M-I FLUIDS TRANSACTION. In July 2005, Allis-Chalmers acquired the 45% minority interest in AirComp LLC owned by M.I. Fluids and a $4.8 million subordinated note issued by AirComp to M-I, making AirComp 100% owned by Allis-Chalmers. The purchase price consisted of $8.5 million in cash and the issuance of a subordinated note in the amount of $4.0 million.
      W.T. ENTERPRISES, INC. TRANSACTION. In July 2005, Allis-Chalmers acquired 100% of the compressed air drilling assets of W.T. Enterprises, Inc., a Texas corporation, for approximately $6.0 million in cash. These assets included air compressors, boosters, mist pumps, rolling stock and other equipment complementary to the services and equipment provided by AirComp.
      The accompanying unaudited pro forma consolidated condensed financial statements are based on the historical statements of operations and statements of financial position of Allis-Chalmers and the acquired subsidiaries for the year ended December 31, 2004 and as of and for the six months ended June 30, 2005. The unaudited pro forma consolidated condensed statements of operation illustrate the effects of the acquisition transactions on our results of operations as if the transactions had occurred as of the beginning of the periods presented. The pro forma consolidated statement of financial position illustrates the effects of the acquisition of Delta Rental Service, Inc., Capcoil Tubing Services, Inc., W.T. Enterprises, Inc. and the minority interest in AirComp on our financial position as if the transactions had occurred as of June 30, 2005.

ALLIS-CHALMERS ENERGY INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma consolidated condensed financial statements should be read in conjunction with our consolidated financial statements appearing elsewhere herein. The unaudited pro forma consolidated condensed financial statements do not purport to be indicative of the results of operation or financial position that actually would have been achieved if the transactions had been consummated on the dates indicated, nor do they project Allis-Chalmers’ results of operations or financial position for any future period or date.

ALLIS-CHALMERS ENERGY INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
STATEMENT OF FINANCIAL POSITION
As of June 30, 2005
(in thousands, except per share data)

	Allis-		W. T. Enterprises		M-I		Allis-
	Chalmers	W. T. Enterprises	Purchase		Purchase		Chalmers
	Consolidated	Historical	Adjustments		Adjustments		Consolidated

ASSETS
Cash and cash equivalents	$2,693	$153	$(153	)(G)	$—		$2,693
							—
Trade Receivables	18,001	534	(534	)(G)	—		18,001
Inventories, net	3,901	—	—		—		3,901
Lease receivable, net	180	—	—		—		180
Prepaids and other current assets	1,650	25	(25	)(G)	—		1,650

Total Current Assets	26,425	712	(712)		—		26,425
Net Property, plant and equipment	49,585	1,497	2,900	(J)	940	(R)	54,860
			(62	)(A)
			—
Goodwill	12,392	—	1,103	(K)			13,495
Other intangibles, net	5,675	—	500	(K)	—		6,150
			(25	)(E)
Debt issuance costs, net	671				—		671
Lease receivable	432				—		432
Other assets	119	—	—		—		119

Total Assets	$95,299	$2,209	$3,704		$940		$102,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$3,952	$206	$(206	)(G)	$—		$3,952
Trade accounts payable	6,907	85	(85	)(G)	—		6,907
Accrued employee benefits	834	—	—		—		834
Accrued interest	509	—	113	(I)	(75	)(N)	547
Accrued expenses	2,815	267	(267	)(G)	—		2,815
Accounts payable, related parties	75	—	—		—		75

Total Current Liabilities	15,092	558	(446)		(75)		15,130
Accrued postretirement benefit obligations	661	—	—		—		661
Long-term debt	33,938	262	5,738	(H)	6,292	(M)	46,230
Other long-term liabilities	502	159	(159	)(G)			502
Redeemable Warrant	0						0
Preferred Stock	0	—	—		—		0

	50,193	979	5,134		6,217		62,523
Minority Interest	4,911	—	—		(4,911	)(L)	0
Shareholders’ equity
Common stock	140	1	(1	)(G)	—		140
Capital in excess of par value	42,077	—	—		—
			—		—
	—	—	—		—
			—		—		42,077
Accumulated earnings (deficit)	(2,022)	1,229	(1,229	)(G)	(366	)(N)	(2,588)
			(62	)(A)
			(25	)(E)	—
			(113	)(I)
Total Shareholders’ Equity	40,195	1,230	(1,430)		(366)		39,629

Total Liabilities and Shareholders’ Equity	$95,299	$2,209	$3,704		$940		$102,152

See notes to unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2005
(in thousands, except per share data)

	Allis-								W.T.
	Chalmers		Delta			Capcoil		W.T.	Enterprises		M-I		Allis-
	Consolidated	Delta	Purchase		Capcoil	Purchase		Enterprises	Purchase		Purchase		Chalmers
	Historical	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Consolidated

Sales	$42,922	$821	$—		$2,161			$1,949					$47,853
Cost of Sales	30,483	211	75	(A)	1,458	133	(A)	1,261	(271	)(O)	—		33,350

Gross Profit	12,439	610	(75)		703	(133)		688	271		—		14,503
Marketing and Administrative Expense	7,279	985	(665	)(B)	421	28	(E)	324	23	(E)	—		8,395
													—

Income (Loss) from Operations	5,160	(375)	590		282	(160)		364	248		—		6,108
Other Income
Interest Income	—	3	—		—	—		—	—		—		3
Interest Expense	(1,166)	(11)	11	(C)	(26)	(16	)(F)	(16)	(97	)(I)	(366	)(N)	(1,687)
Settlement on lawsuit	103												103
Other	55	116	—		—	—							172

Income (Loss) Before Taxes	4,152	(267)	601		256	(176)		348	151		(366)		4,698
Minority Interest	(488)	—	—		—	—					488	(P)	0
Taxes	(329)	(142)	142	(D)	(87)	87	(D)	(105)	105	(D)	—		(329)

Net Income/(Loss)	3,336	(409)	743		169	(89)		243	256		122		4,370
Preferred Dividend	—	—	—		—	—		—	—		—		—

Net income/(loss) attributed to common shares	$3,336	$(409)	$743		$169	$(89)		$243	$256		$122		$4,370

Pro forma net income (loss) per common share
Basic	$0.24												$0.32

Diluted	$0.22												$0.29

Weighted average shares outstanding
Basic	13,800												13,800

Diluted	14,900												14,900

See notes to unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(in thousands, except per share data)

	Allis-
	Chalmers		Diamond			Downhole			Delta			Capcoil			W.T. Enterprises		M-I		Allis-
	Consolidated	Diamond	Purchase		Downhole	Purchase		Delta	Purchase		Capcoil	Purchase		W.T. Enterprises	Purchase		Purchase		Chalmers
	Historical	Historical	Adjustments		Historical	Historical		Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Consolidated

Sales	$47,726	$5,584	$—		$4,793	$—		$3,249	$—		$5,774	$—		$3,862			$—		$70,988
Cost of Sales	35,300	3,566	—		3,876	—		826	298	(A)	4,400	398	(A)	2,764	$(904	)(Q)	—		50,523

Gross Profit	12,426	2,018	—		917	—		2,423	(298)		1,374	(398)		1,098	904		—		20,464
Marketing and Administrative Expense	8,199	664	163	(E)	872	83	(E)	1,798	(940	)(B)	676	110		514	93	(E)	—		12,232

Income (Loss) from Operations	4,227	1,354	(163)		45	(83)		625	642		698	(508)		584	811		—		8,232
Other Income
Interest Income	32	—	—		—	—		4	—		—	—		—	—		—		36
Interest Expense	(2,808)	(59)	59	(C)	(74)	74	(C)	(49)	49	(C)	(74)	74	(C)	(44)	(406	)(I)	(733	)(N)	(3,991)
Other	272	(26)	—		—	—		114	—		—	—		—	—		—		360

Income (Loss) Before Taxes	1,723	1,269	(104)		(29)	(9)		694	691		624	(434)		540	405		(733)		4,637
Minority Interest	(321)	—	(524)		—	—		—	—		—	—		—	—		845	(P)	(0)
Taxes	(514)	—	—		—	—		(265)	265	(D)	—	—		(113)	113	(D)	—		(514)

Net Income/(Loss)	888	1,269	(628)		(29)	(9)		429	956		624	(434)		427	518		112		4,123
Preferred Dividend	(124)	—	—		—	—		—	—		—	—		—	—		—		(124)

Net income/(loss) attributed to common shares	$764	$1,269	$(628)		$(29)	$(9)		$429	$956		$624	$(434)		$427	$518		$112		$3,999

Pro forma net income (loss) per common share
Basic	$0.10																		$0.48

Diluted	$0.06																		$0.41

Weighted average shares outstanding
Basic	7,930																		8,321

Diluted	11,959																		9,901

See notes to unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS
      The following pro forma adjustments have been made to the historical financial statements of the Company:

A.) Increase in depreciation due to the increase in the fair value of assets acquired.

B.) Elimination of the year end bonus paid to the employees of Delta.

C.) Reduction interest expense due to the reduction on debt not assumed.

D.) Elimination of tax provision due to the Company’s net operating losses to offset the income from operations thus reducing the amount of federal income tax liability.

E.) Increase in amortization due to the increase in other intangible asset value of acquired company.

F.) To record interest expense related to cash borrowed to purchase Capcoil.

G.) Elimination of assets and liabilities not acquired.

H.) To record cash borrowed to purchase W.T. Enterprises.

I.) To record interest expense related to cash borrowed to purchase W.T. Enterprises.

J.) Recognition of fair value of assets in connection with the acquisition of W.T. Enterprises.

K.) Recognition of goodwill and other intangible assets in connection with the acquisition of W.T. Enterprises.

L.) To record the elimination of M-I’s 45% at time of purchase in AirComp.

M.) To record cash borrowed to purchase M-I’s 45% of AirComp.

N.) To record interest expense related to cash borrowed to purchase M-I’s 45% in AirComp.

O.) To record elimination of lease expense not assumed net of additional depreciation expense of $333,000 due to the increase value of assets acquired at W.T. Enterprises.

P.) Elimination of M-I’s 45% minority interest expense.

Q.) To record elimination of lease expense not assumed net of additional depreciation expense of $249,000 due to the increase value of assets acquired at W.T. Enterprises.

R.) Recognition of fair value of assets in connection with the acquisition of M-I’s 45%.

5,162,968 Shares
ALLIS-CHALMERS ENERGY INC.
Common Stock

PROSPECTUS

MORGAN KEEGAN & COMPANY, INC.
                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration fee — Securities and Exchange Commission	$2,261.90
Legal Fees and Expenses	$80,000
Accounting Fees and Expenses	$30,000
Estimated Printing	$70,000
Miscellaneous Expenses	$12,000

Total	$194,261.90

Item 14.	Indemnification of Directors and Officers.
      The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its By-laws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
      In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
      The Registrant’s Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.
      The Registrant is in the process of entering into separate but identical indemnity agreements (the “Indemnity Agreements”) with each director of the Registrant and certain officers of the Registrant (the “Indemnitees”). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee’s Conduct was unlawful.

Item 15.	Recent Sales of Unregistered Securities
      We effected a one to five reverse stock split on June 10, 2003. Disclosure set forth below gives retroactive effect to the reverse stock split.
      On July 11, 2005, we issued to M-I a $4,000,000 subordinated note convertible into up to 700,000 shares of our common stock if in the future we file a registration statement with the Securities and Exchange Commission, and in such event we have agreed to register the resale of the shares issued upon exercise of the note at a conversion price equal to the market value of the common stock at the time of conversion. The note was issued as partial consideration for the purchase of M-I’s interest in AirComp and the transfer by M-I to us of a subordinated note issued by AirComp in the principal amount of $4,818,000, plus accrued interest. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such Act.
      In May 2005 and April 2005, we issued 223,114 and 168,161 shares, respectively, of our common stock in connection with our acquisitions of Delta Rental Service, Inc. and Capcoil Tubing Services, Inc. The transactions were exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under said Act.
      In January 2005, we issued to CTTV Investments, an affiliate of ChevronTexaco Inc., 20,000 shares of our common stock, in connection with the execution and delivery of a business development agreement pursuant to which ChevronTexaco Inc. and its affiliates may contract for services from our subsidiaries. In addition, we agreed to issue to CTTV Investments up to an additional 60,000 shares of common stock based upon the payments for services made by Chevron Texaco Inc. and its affiliates to our subsidiaries in calendar year 2005, as follows: $500,000 to $749,000 — 20,000 shares; $750,000 to $1,249,000 — 40,000 shares; more than $1,250,000 — 60,000 shares. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under said Act.
      In December 2004, we acquired Downhole Injection Services, LLC and in connection therewith issued to the sellers 568,466 shares of our Common Stock. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of said Act.
      In September 2004, we issued 1,300,000 shares of our common stock to Jens H. Mortensen, our President, Chief Operating Officer and a director, pursuant to a merger between Jens’ Oilfield Service, Inc. and a newly formed subsidiary of the Company. As a result of the merger, we acquired Mr. Mortensen’s 19% interest and now own 100% of Jens’ Oilfield Service, Inc. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of said Act.

      In September 2004, we completed a private placement of 1,956,634 shares of our common stock to the following investors: Transcontinental Capital Corp.; Milton H. Dresner Revocable Living Trust; Joseph S. Dresner; J. Steven Emerson Roth IRA; Waverly Limited Partnership; Rosebury, L.P.; Meteoric, L.P.; Barbara C. Crane; Bristol Investment Fund, Ltd.; L.H. Schmieding; Meadowbrook Opportunity Fund LLC; and Kenneth Malkes. Each investor is a selling stockholder. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 3,504,667 shares of common stock at a price per share of $3.00. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under said Act. We paid a fee of $410,893 to Morgan Keegan & Company, Inc. for its services as a placement agent in connection with the offering.
      In August 2004, we completed a private placement of 3,504,667 shares of our common stock to the following investors: Bear Stearns Securities Corp., Custodian, J. Steven Emerson Roth IRA; Bear Stearns Securities Corp., Custodian, J. Steven Emerson IRA RO II; Bear Stearns Securities Corp., Custodian, Emerson Partners; GSSF Master Fund, LP; Gerald Lisac, IRA C/ O Union Bank of California, Custodian; May Management, Inc.; Micro Cap Partners, L.P.; MK Employee Early Stage Fund, L.P.; Morgan Keegan Early Stage Fund, L.P.; Palo Alto Global Energy Fund, L.P.; RRCM Onshore I, L.P.; Earl Schatz, IRA C/ O Union Bank of California, Custodian; Straus Partners, L.P., Straus-GEPT Partners, LP, UBTI Free, L.P.; U.S. Bank NA as Custodian of the Holzman Foundation; U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Pension & Trust; and U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Profit Sharing Plan & Trust. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 3,504,667 shares of common stock at a price per share of $3.00 for an aggregate purchase price of $10,514,000. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D of said Act. We paid a fee of $735,984 to Morgan Keegan & Company, Inc. for its services as a placement agent in connection with the offering.
      In May 2004, we issued a warrant to purchase 20,000 shares of our common stock at an exercise price of $4.75 per share to director Jeffrey Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of said Act.
      In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Investors Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006. Concurrently with this transaction, Energy Spectrum Partners LP, the holder of all outstanding shares of our Series A Preferred Stock, converted all such shares, including accrued dividend rights, into 1,718,090 shares of common stock. Both transactions were exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under said Act.
      In April 2004 we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit, Inc. The warrants are exercisable at $0.75 per share and expire in April 2014. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of said Act.
      In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of said Act.

Item 16.	Exhibits and Financial Statement Schedules
      (a) EXHIBITS. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.
      (b) FINANCIAL STATEMENT SCHEDULES. All schedules are omitted because the required information is not present or is not present in sufficient amounts to require submission of the schedule, or because the required information is included in the consolidated financial statements and notes thereto.

Item 17.	Undertakings.
      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      (b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 17, 2005.

ALLIS-CHALMERS ENERGY INC.

By:	/s/ Munawar H. Hidayatallah

Munawar H. Hidayatallah
Chief Executive Officer
POWER OF ATTORNEY
      The undersigned directors and officers of Allis-Chalmers Energy Inc. do hereby constitute and appoint Munawar H. Hidayatallah and Victor M. Perez, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Munawar H. Hidayatallah Munawar H. Hidayatallah	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 17, 2005

/s/ Victor M. Perez Victor M. Perez	Chief Financial Officer (Principal Financial Officer)	August 17, 2005

/s/ Bruce Sauers Bruce Sauers	Chief Accounting Officer (Principal Accounting Officer)	August 17, 2005

* Jeffrey R. Freedman	Director	August 17, 2005

* Victor F. Germack	Director	August 5, 2005

* David A. Groshoff	Director	August 17, 2005

	Signature	Title	Date

	* Thomas E. Kelly	Director	August 17, 2005

	* John E. McConnaughy, Jr	Director	August 17, 2005

	* Jens H. Mortensen	Director	August 17, 2005

	* Robert E. Nederlander	Director	August 17, 2005

	* Leonard Toboroff	Director	August 17, 2005

	* Thomas O. Whitener, Jr	Director	August 17, 2005

By:	/s/ Victor M. Perez Victor M. Perez, Attorney-in-fact

EXHIBIT INDEX

Exhibit		Description

1.1		Form of Underwriting Agreement (previously filed)
2.1		First Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, dated September 14, 1988, which includes the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 (incorporated by reference to Registrant’s Current Report on Form 8-K dated December 1, 1988).
2.2		Agreement and Plan of Merger dated as of May 9, 2001 by and among Registrant, Allis-Chalmers Acquisition Corp. and OilQuip Rentals, Inc. (incorporated by reference to Registrant’s Current Report on Form 8-K filed May 15, 2001).
2.3		Stock Purchase Agreement dated February 1, 2002 by and between Registrant and Jens H. Mortensen, Jr. (incorporated by reference to Registrant’s Current Report on Form 8-K filed February 21, 2002).
3.1		Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
3.2		Amended and Restated By-laws of Registrant (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
3.3		Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on June 9, 2004 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
3.4		Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on January 5, 2005 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed January 11, 2005).
3.4		Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on August 16, 2005 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed August 17, 2005).
4.2		Registration Rights Agreement dated as of March 31, 1999, by and between Allis-Chalmers Corporation and the Pension Benefit Guaranty Corporation (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).
4.3		Option Agreement dated October 15, 2001 by and between Registrant and Leonard Toboroff (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.4		Warrant Purchase Agreement dated February 1, 2002 by and between Allis-Chalmers Corporation and Wells Fargo Energy Capital, Inc., including form of warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed February 21, 2002)
4.5		Warrant Purchase Agreement dated February 1, 2002 by and between Allis-Chalmers Corporation and Energy Spectrum Partners LP, including form of warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed February 21, 2002)
4	.6*	2003 Incentive Stock Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).
4	.7*	Form of Option Certificate issued pursuant to 2003 Incentive Stock Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).
4.8		Warrant dated March 1, 2004, issued to Morgan Joseph & Co., Inc. (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
4.9		Form of warrant issued to Investors pursuant to Stock and Warrant Purchase Agreement dated April 2, 2004 by and among Registrant and Donald Engel, Christopher Engel The Engel Defined Benefit plan, RER Corp. and Leonard Toboroff (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.10		Registration Rights Agreement dated April 2, 2004 by and between Registrant and the Stockholder signatories thereto (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

Exhibit		Description

4.11		Warrant dated May 19, 2004, issued to Jeffrey R. Freedman (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
4.12		2003 Incentive Stock Plan as amended and approved by stockholders on August 11, 2005 (incorporated by reference to the Registrant’s Form 8-K filed on August 17, 2005).
5.1		Opinion of Greenberg Glusker Fields Claman Machtinger & Kinsella LLP.
9.1		Shareholders Agreement dated February 1, 2002 by and among Registrant and the stockholder and warrant holder signatories thereto (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
9.2		Stockholders Agreement dated April 2, 2004, by and among Registrant and the Stockholder signatories thereto. (incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).
9.3		First Amendment to Stockholders Agreement dated April 2, 2004, by and among Registrant and the Stockholder signatories thereto. (incorporated by reference to the registrant’s current Report on Form 8-K filed on August 5, 2005).
10.1		Amended and Restated Retiree Health Trust Agreement dated September 14, 1988 by and between Registrant and Wells Fargo Bank (incorporated by reference to Exhibit C-1 of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant’s Current Report on Form 8-K dated December 1, 1988).
10.2		Amended and Restated Retiree Health Trust Agreement dated September 18, 1988 by and between Registrant and Firstar Trust Company (incorporated by reference to Exhibit C-2 of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant’s Current Report on Form 8-K dated December 1, 1988).
10.3		Reorganization Trust Agreement dated September 14, 1988 by and between Registrant and John T. Grigsby, Jr., Trustee (incorporated by reference to Exhibit D of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant’s Current Report on Form 8-K dated December 1, 1988).
10.4		Product Liability Trust Agreement dated September 14, 1988 by and between Registrant and Bruce W. Strausberg, Trustee (incorporated by reference to Exhibit E of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant’s Current Report on Form 8-K dated December 1, 1988).
10	.5*	Allis-Chalmers Savings Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 1988).
10	.6*	Allis-Chalmers Consolidated Pension Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 1988).
10.7		Agreement dated as of March 31, 1999 by and between Registrant and the Pension Benefit Guaranty Corporation (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).
10.8		Letter Agreement dated May 9, 2001 by and between Registrant and the Pension Benefit Guarantee Corporation (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed on May 15, 2002).
10.9		Termination Agreement dated May 9, 2001 by and between Registrant, the Pension Benefit Guarantee Corporation and others (incorporated by reference to Registrant’s Current Report on Form 8-K filed on May 15, 2002).
10.10		Stock Purchase Agreement dated February 1, 2002 by and among Registrant, Energy Spectrum Partners LP, and Strata Directional Technology, Inc. (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.11		Joint Venture Agreement dated June 27, 2003 by and between Mountain Compressed Air, Inc. and M-I L.L.C. (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 16, 2003).
10.12		Credit and Security Agreement by and between AirComp, L.L.C. and Wells Fargo Bank Texas NA, including Term Note, Revolving Line of Credit, and Delayed Draw Term Note, each filed as of June 27, 2003 (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 16, 2003).
10.13		Security Agreement by and between AirComp, L.L.C. and Wells Fargo Bank Texas NA, filed as of June 27, 2003 (incorporated by reference to Registrant’s Current Report on Form 8-K dated July 16, 2003).

Exhibit		Description

10	.14*	Employment Agreement dated July 1, 2003 by and between AirComp, L.L.C. and Terry Keane (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 16, 2003).
10.15		Second Amendment to Credit Agreement dated September 30, 2003 by and between Jens’ Oilfield Service, Inc. and Wells Fargo Credit Inc. (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2003).
10.16		Third Amendment to Credit Agreement dated September, 2003 by and between Strata Directional Technology, Inc., and Wells Fargo Credit Inc. (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2003).
10.17		First Amendment to Credit Agreement dated October 1, 2003 by and between Registrant and Wells Fargo Energy Capital Inc. (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2003).
10.18		Fourth Amendment to Credit Agreement dated as of January 30, 2004 by and between Strata Directional Technology, Inc., and Wells Fargo Credit Inc. (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.19		Letter Agreement dated February 13, 2004 by and between Registrant and Morgan Joseph & Co., Inc. (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10	.20*	Employment Agreement dated as of April 1, 2004 between Registrant and Munawar H. Hidayatallah (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10	.21*	Employment Agreement dated as of April 1, 2004 between Registrant and David Wilde (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.22		Stock and Warrant Purchase Agreement dated April 2, 2004 by and among Registrant and Donald Engel, Christopher Engel, the Engel Defined Benefit Plan, RER Corp. and Leonard Toboroff (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.23		Preferred Stock Conversion Agreement dated April 2, 2004 by and between Registrant and Energy Spectrum Partners LP (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.24		Second Amendment to Credit Agreement dated as of April 2, 2004 between AirComp, LLC and Wells Fargo Bank, NA (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.25		Amendment to Credit Agreement by and between Registrant and Wells Fargo Energy Capital dated April 2, 2004 (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.26		Fifth Amendment to Credit Agreement dated as of April 6, 2004 by and between Strata Directional Technology, Inc., and Wells Fargo Credit Inc. (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.27		Third Amendment to Credit Agreement dated as of April 6, 2004 by and between Jens’ Oilfield Service, Inc. and Wells Fargo Credit Inc. (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.28		Letter Agreement dated June 8, 2004 by and between the Registrant and Morgan Keegan & Company, Inc. (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10	.29*	Employment Agreement dated July 26, 2004 by and between the Registrant and Victor M. Perez (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10.30		Stock Purchase Agreement dated August 10, 2004 (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10.31		Amendment to Stock Purchase Agreement dated August 10, 2004 (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
10.32		Letter Agreement relating to Stock Purchase Agreement dated August 5, 2004 (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).

Exhibit		Description

10.33		Addendum to Stock Purchase Agreement dated September 29, 2004 (incorporated by reference to Registrant’s Current Report on Form 8-K filed on September 30, 2004).
10	.34*	Employment Agreement dated October 11, 2004, between the Registrant and Theodore F. Pound III (incorporated by reference to Registrant’s Current Report on Form 8-K filed on October 15, 2004).
10.35		Asset Purchase Agreement dated November 10, 2004 by and among AIRCOMP L.L.C., a Delaware limited liability company, DIAMOND AIR DRILLING SERVICES, INC., a Texas corporation, and MARQUIS BIT CO., L.L.C., a New Mexico limited liability company, GREG HAWLEY and TAMMY HAWLEY, residents of Texas and CLAY WILSON and LINDA WILSON, residents of New Mexico. (incorporated by reference to the Current Report on Form 8-K filed on November 15, 2004).
10.36		Purchase Agreement and related Agreements by and among Allis-Chalmers Corporation, Chevron USA, Inc., Dale Redman and others dated December 10, 2004 (incorporated by reference to the Current Report on Form 8-K filed on December 16, 2004).
10.37		Amended and Restated Credit Agreement dated December 7, 1003, by and between AirComp LLC and Wells Fargo Bank, N.A. (incorporated by reference to Registrant’s Current Report on Form 8-K filed on December 10, 2004).
10.38		Purchase Agreement and related agreements by and among Allis-Chalmers Corporation, Chevron USA, Inc., Dale Redman and others dated December 10, 2004 (incorporated by reference to Registrant’s Current Report on Form 8-K filed on December 16, 2004).
10.39		Stock Purchase Agreement dated April 1, 2005, by and among the Company, Thomas A. Whittington, Sr., Werlyn R. Bourgeois and SAM and D, LLC. (incorporated by reference to Registrant’s Current Report on Form 8-K filed April 5, 2005).
10.40		Stock Purchase Agreement effective May 1, 2005, by and among the Company, Wesley J. Mahone, Mike T. Wilhite, Andrew D. Mills, and Tim Williams (incorporated by reference to Registrant’s Current Report on Form 8-K filed May 6, 2005).
10.41		Credit Agreement dated July 11, 2005 with Royal Bank of Canada, as administrative agent, with the notes attached thereto as exhibits and form of the Pledge and Security Agreement (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 15, 2005).
10.42		Purchase Agreement dated July 11, 2005 among the Company, Mountain Compressed Air, Inc. and M-I L.L.C. (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 15, 2005).
10.43		Asset Purchase Agreement dated July 11, 2005 between AirComp L.L.C., W.T. Enterprises, Inc. and William M. Watts (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 15, 2005).
21.1		Subsidiaries of Registrant (previously filed)
23.1		Consent of Greenberg Glusker Fields Claman Machtinger & Kinsella LLP (included in Exhibit 5.1).
23.2		Consent of Gordon, Hughes and Banks, LLP.
23.3		Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP
23.4		Consent of Johnson, Miller & Co.
23.5		Consent of Accounting & Consulting Group, LLP
23.6		Consent of Wright, Moore, Dehart, Dupuis & Hutchinson, LLC
23.7		Consent of Curtis Blakely & Co., PC
23.8		Consent of Accounting & Consulting Group, LLP
24.1		Power of Attorney (included in signature page).

*	Compensation Plan or Agreement